As Filed With the Securities and Exchange Commission on July 31, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRAGEN, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

2836

(Primary Standard Industrial Classification Code Number)

59-2101668

(I.R.S. Employer Identification No.)

865 S.W. 78th Avenue, Suite 100

Plantation, Florida 33324

(954) 233-8746

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dennis W. Healey

Executive Vice President and Chief Financial Officer

Viragen, Inc.

865 S.W. 78th Avenue, Suite 100

Plantation, Florida 33324

Telephone: (954) 233-8746

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven I. Weinberger, Esq.	Jane K. Storero, Esq.
Schneider Weinberger & Beilly LLP	Blank Rome LLP
2200 Corporate Blvd., N.W., Suite 210	One Logan Square
Boca Raton, Florida 33431	18th & Cherry Streets
Telephone: (561) 362-9595	Philadelphia, Pennsylvania 19103
Facsimile: (561) 362-9612	Telephone: (215) 569-5488
Facsimile: (215) 832-5488

As soon as possible following the effective date of the registration statement

(Approximate Date of Commencement of Proposed Sale to the Public)

If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Units, consisting of one share of common stock, par value $.01 per share, and one common stock purchase warrant (3)	77,050,000 units	$0.279	$21,496,950	$2,300.17
Common stock included in units (4)	77,050,000 shares	—	—	— (7)
Common stock purchase warrants included in units (5)	77,050,000 warrants	—	—	— (7)
Common stock issuable upon exercise of warrants included in units (6)	77,050,000 shares	$0.3348	$25,796,340	$2,760.21
Underwriters’ Purchase Option (“Option”)	1 unit	$100	$100	$ — (7)
Units underlying the Option (“Underwriters’ Units”)	5,360,000 units	$0.3069	$1,644,984	$176.01
Common stock included in Underwriters’ Units	5,360,000 shares	—	—	— (7)
Common stock purchase warrants included in Underwriter’s Units	5,360,000 warrants	—	—	— (7)
Common stock issuable upon exercise of warrants included in Underwriters’ Units	5,360,000 shares	$0.368	$1,973,981	$211.22
Total amount of Registration Fee				$5,447.61

(1)	Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions applicable to the securities being registered.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Includes 10,050,000 units issuable in the event an over-allotment option granted to the underwriters is exercised.

(4)	Includes 10,050,000 shares included in the units issuable in the event an over-allotment option granted to the underwriters is exercised.

(5)	Includes 10,050,000 common stock purchase warrants included in the units issuable in the event an over-allotment option granted to the underwriters is exercised.

(6)	Includes 10,050,000 shares issuable upon exercise of the warrants included in the units issuable in the event an over-allotment option granted to the underwriters is exercised.

(7)	No fee required pursuant to Rule 457(g).

Viragen, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Viragen shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated July 31, 2006

Preliminary Prospectus

67,000,000 Units

This prospectus covers our offering of 67,000,000 units, each unit consisting of one share of common stock and one common stock purchase warrant. Each warrant permits the holder to             purchase one share of common stock at an exercise price of $             per share. The warrants will become exercisable on             , 2007 and will expire on                     , 2011. The estimated public offering price of a unit ranges from $             to $             per unit.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on a date at least six months after the date of this prospectus unless the underwriters determine that an earlier date is acceptable, based on their assessment of the relative strengths of the securities markets and our industry in general, and the trading pattern of, and demand for, our securities in particular. For more information see “Description of Securities – Units.”

We have granted the underwriters a 45-day option to purchase up to 5,360,000 units solely to cover over-allotments, if any. We have also agreed to sell to the underwriters, for $100, an option to purchase up to 10,500,000 units at $             per unit, identical to those offered by this prospectus except that each of the warrants underlying such units entitles the holder to purchase one share of our common stock at $            . The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units. We will apply for listing of the units on the American Stock Exchange under the expected symbol “VRA.U”. Once the securities comprising the units begin separate trading, we anticipate the warrants will be listed on the American Stock Exchange under the symbol “VRA.WS”. Our common stock is listed on the American Stock Exchange under the symbol “VRA”. On July 21, 2006, the last reported sale price for our common stock was $0.31 per share. We cannot assure you that our securities will continue to be listed on the American Stock Exchange.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “ Risk Factors” beginning at page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price (1)
Underwriting Discount
Proceeds to us before expenses (2)

(1)	Does not give effect to the sale of up to 10,050,000 additional units in the event an over-allotment option granted to the underwriters is exercised.

(2)	Does not include the payment to the underwriter of a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of the units. The non-accountable expense allowance will not be paid on units issuable in the event the over-allotment option is exercised.

We are offering the units for sale on a firm commitment basis. The underwriters expect to deliver the units to investors in this offering on or about                     , 2006.

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is                     , 2006.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information about us that may be important to you and that you should consider in making your investment decision. To understand this offering fully, you should read this summary together with the additional detailed information included elsewhere in this prospectus, or incorporated by reference into this prospectus, including the financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Our Company

With international operations in the U.S., Scotland and Sweden, we are a biotechnology company engaged in the discovery, research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product and product candidate portfolio includes: Multiferon® (multi-subtype, human alpha interferon) uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, other niche cancer indications and selected infectious diseases; VG101, a humanized monoclonal antibody that binds selectively to an antigen over-expressed on Stage IV malignant melanoma tumors; and VG102, a highly novel humanized monoclonal antibody that binds selectively to an antigen that is over-expressed on nearly all solid tumors. We are also pioneering the development of the OVA™ System (Avian Transgenics), with the renowned Roslin Institute, the creators of “Dolly the Sheep”, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies, by expressing these products in the egg whites of transgenic hens.

With Multiferon® being approved in Sweden for the first-line adjuvant treatment of high-risk malignant melanoma in February 2006, we are highly focused on expanding this approval into other countries throughout the European Union, while securing a licensee to effectively market the product. We continue to seek to expand the approved indications for Multiferon® to include certain viral and infectious diseases, and anti-viral evaluation studies are ongoing with several prestigious research organizations including the U.S. Army Medical Research Institute of Infectious Diseases. Our VG101 and VG102 antibodies are nearing development stages where we will be seeking a third party Good Manufacturing Practices, or GMP, manufacturer of both products in order to conduct final pre-clinical studies and schedule regulatory meetings, leading up to the filing of an investigational new drug application, or IND. We are continuing to progress the OVA™ System to advanced development stages that demonstrate the economical viability of the platform and the quality inherent in the proteins expressed in this system.

We are an international company, with our state-of-the-art Multiferon® manufacturing operations in Umeå, Sweden, research and development activities in Edinburgh, Scotland, and our headquarters in Plantation, Florida. We own approximately 77.0% of Viragen International, Inc., whose shares of common stock are traded on the over-the-counter Bulletin Board under the symbol “VGNI.” Viragen International owns 100% of ViraNative AB, our Swedish subsidiary, and 100% of Viragen (Scotland) Ltd., our Scottish research center.

Since our organization in December 1980, we have incurred operating losses. Our operating losses were approximately $13.3 million for the nine months ended March 31, 2006, and $26.2 million, $18.2 million and $17.3 million for the fiscal years ended June 30, 2005, 2004 and 2003. At March 31, 2006, we had cash on hand of approximately $3.7 million, working capital of approximately $4.0 million and an accumulated deficit since organization of approximately $161.0 million. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. In light of our recurring losses, accumulated deficit and cash flow difficulties, the report of our independent registered public accounting firm on our financial statements for the fiscal year ended June 30, 2005 contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may be necessary in the event we are unable to continue as a going concern. We believe that the net proceeds from this offering will be sufficient to fund our operations through our fiscal year ending June 30, 2007, and, in the event that licensing and sales revenue are insufficient to sustain our operations beyond this date, we expect that we will need to raise additional funds after such time.

As more fully described elsewhere in this prospectus, we received deficiency letters from the American Stock Exchange, or AMEX, advising us that we did not meet AMEX’s continued listing standards. Specifically, we have not met AMEX’s combined minimum stockholders’ equity and net losses requirements since June 30, 2005. We submitted a plan to AMEX to regain compliance with AMEX’s continued listing standards, which was accepted by AMEX. AMEX has granted us a conditional extension of time until March 20, 2007 to regain compliance with AMEX’s continued listing standards. We are subject to periodic review by AMEX during the extension period and if we fail to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period, our shares of common stock will be delisted from AMEX, and if approved for listing, our units and common stock purchase warrants will be delisted from AMEX. In addition, our outstanding convertible debt contains a provision that in the event our common stock is no longer traded on the AMEX, New York Stock Exchange or NASDAQ, the debt holders have the right to request repayment of their investment with related accrued interest. Given our current financial position and our failure to meet the AMEX continued listing requirements, if our common stock were delisted from AMEX, we would be unable to repay these amounts and would be in default of these agreements.

Our Product, Product Candidates and Technology

Our product, product candidates and technology portfolio includes:

•	Multiferon®, a leukocyte-derived multi-subtype interferon alpha, is marketed for the treatment of a number of viral diseases and cancer indications. On February 17, 2006, we were notified that the Swedish Medical Products Agency approved Multiferon® for the first-line adjuvant treatment of high-risk (Stages IIb-III) malignant melanoma following dacarbazine, or DTIC, after surgical removal of tumors. We are currently seeking approval from the Swedish Medical Products Agency for the pre-filled syringe presentation of Multiferon® for this indication. This malignant melanoma indication will be our primary focus in seeking broader approvals throughout the European Union for the pre-filled syringe presentation of Multiferon®. Working with the Swedish authorities and external regulatory consultants, we are planning for an application for broad European registration for Multiferon® using the mutual recognition procedure, or MRP. This process is being planned and documentation assembled to support registration filing early in 2007, with the anticipation of MRP approval toward mid-2007. In addition to Sweden, Multiferon® is approved for sale in Bulgaria, Chile, Mexico, the Philippines, Egypt, Hong Kong, Indonesia and South Africa for different indications. We are also seeking regulatory approval in Costa Rica and South Korea for the same indications for which Multiferon® is approved in Sweden. There can be no assurance that we will receive regulatory approvals in the countries in which we seek approval and for the indications which we seek approval and there can be no assurance that we will realize sales in these countries.

We have agreed to initiate a Phase III post-marketing clinical trial for malignant melanoma which is expected to take from six to eight years with an approximate cost of $16 million to $18 million. We anticipate approximately 1,000 patients to be enrolled in this new trial possibly in as many as 20 different countries around the world, excluding the United States. We plan to initiate enrollment in this trial in late 2006.

•	VG101 is an antibody to the GD3 antigen, which is over-expressed on malignant melanoma tumors, thereby preventing the body’s natural immune system from stopping cancer cell growth and proliferation. Pre-clinical research studies continue under a collaborative research agreement with Sloan-Kettering Institute. The agreement provides that the rights in work product created under the agreement including research results, data, and records will be owned by the party that generated them and that if work product is generated jointly, it will be jointly owned by us and Sloan-Kettering Institute. This agreement will expire in February 2007 unless extended or unless we exercise our option for an exclusive license agreement. Although we have entered into discussions and negotiations with the Sloan-Kettering Institute to license the anti-GD3 antibody, it is not known if or when a license agreement will be executed.

•	VG102 is an antibody to the CD55 antigen, which is over-expressed on nearly all solid cancerous tumors and which plays a role in preventing the body’s natural immune system from killing cancer cells. Pre-clinical research studies continue under a worldwide exclusive license agreement with Cancer Research Technology (UK). This agreement expires on the expiration of a licensed patent, which differs from country to country and typically provides protection for at least 10 years after a product is placed on market.

•	The OVA™ System (Avian Transgenics), is a technology whereby we intend to develop and use transgenic chickens to produce therapeutic proteins and antibodies for human use in the whites of eggs. This project is in the research phase of development. On January 18, 2006, we announced that our OVA™ System achieved expression of significant quantities of the human protein, interferon beta-1a, in the whites of eggs laid by transgenic hens. Interferon-beta is a key component of the human immune system and is the active ingredient in several leading multiple sclerosis therapies. While recent proof-of-principle studies suggest that the OVA™ System represents a novel biomanufacturing system for the production of human therapeutic proteins, this technology must be further developed in order to validate and confirm its viability and economic benefits before initiating necessary clinical trials or entering into commercial production. It is this project’s aim to develop a cost-effective biomanufacturing system for the large-scale production of human therapeutic proteins. To date, no one has commercialized any therapeutic proteins or antibody therapeutic products based on avian transgenics technologies. There can be no assurance that our studies will be successful or that any products produced via this technology will be brought to market.

Recent Events

In July 2006, our subsidiary, Viragen International, Inc. completed a private placement of 18,000 units with each unit consisting of one share of Viragen International Series C 24% cumulative preferred stock and 200 shares of Viragen International common stock. Accordingly, 18,000 shares of its Series C 24% cumulative preferred stock and 3,600,000 shares of its common stock were issued. Viragen International received net proceeds of approximately $1.6 million in connection with this transaction. We and Viragen International intend that Viragen International will redeem the Series C cumulative preferred stock upon completion of this offering.

On May 31, 2006, we reported on the progression of anti-viral studies using Multiferon® being conducted by the U.S. Army Medical Research Institute of Infectious Diseases, or USAMRIID. The USAMRIID has verbally agreed to commence a new series of in vivo studies, or nonhuman primate models, to further determine the potential of Multiferon® as a potent, broad-acting anti-viral product capable of fighting certain “Category A” pathogens, a class of highly virulent viral threats, which have the potential to be used in bio-warfare. These studies are expected to be completed in 2006 and will help determine the potential role of Multiferon® as a bio-defense product and as a candidate for development funding under Project Bioshield.

On March 21, 2006, we completed a private placement of 52,150 shares of Series J 24% cumulative convertible preferred stock and warrants to purchase 4,172,000 shares of our common stock. We received net proceeds of approximately $4.7 million in connection with this transaction. We intend to use a portion of the proceeds received in this offering to redeem the Series J cumulative convertible preferred stock.

Corporate Information

We were incorporated under the laws of the state of Delaware in December 1980. Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414. Unless otherwise indicated, references in this prospectus to “we,” “us” and “our” are to Viragen, Inc., and our wholly-owned and majority-owned subsidiaries.

The Offering

Securities Offered:	67,000,000 units, each unit consisting of one share of our common stock and one common stock purchase warrant to purchase one share of common stock.

Offering Price:	$ per unit.

Separation of Units:	The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on a day at least six months after the date of this prospectus unless the underwriters determine that an earlier date is acceptable, based on their assessment of the relative strengths of the securities markets and our industry in general, and the trading patter of, and demand for, our securities in particular. In no event will the underwriters allow for separate trading until:

•     the preparation of an audited balance sheet reflecting receipt by us of the proceeds of this offering and the filing of the audited balance sheet with the Securities and Exchange Commission on a Form 8-K or similar Form by us, which includes the balance sheet;

• we file a Form 8-K and issue a press release announcing when separate trading will begin; and

• the business day following the earliest to occur of the expiration of the underwriters’ over-allotment option or the exercise of the underwriters’ over-allotment option in full.

Common Stock

Number Outstanding Prior to Offering:	At July 21, 2006, 46,298,202 shares of our common stock are outstanding, without giving effect to the issuance of 17,196,730 shares in the event of conversion of outstanding convertible debt at $1.05 per share and convertible preferred stock at $1.25 per share, 16,432,377 shares in the event of exercise of outstanding warrants at a weighted average price of $1.18 per share and 1,139,783 shares in the event of exercise of outstanding options at a weighted average price of $1.58 per share.

Number Outstanding Following the Offering:	shares of our common stock will be outstanding, without giving effect to the issuance of 13,024,730 shares in the event of conversion of outstanding convertible debt at $1.05 per share and Series A cumulative convertible preferred stock, shares in the event of exercise of outstanding warrants (including the warrants included in the units offered by this prospectus) at a weighted average price of $ per share and 1,139,783 shares in the event of exercise of outstanding options at a weighted average price of $1.58 per share.

Warrants Underlying Units

Number Outstanding Prior to the Offering:	None

Number Outstanding Following the Offering:

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise Price:	$ per share

Exercise Period:	The warrants will become exercisable on , 2007, one year from the date of this prospectus. The warrants will expire at 5:00 p.m., New York City time, on , 2011, five years from the date of this prospectus.

Redemption:	We may redeem the outstanding warrants with Dawson James’ prior consent:

• in whole and not in part;

• at a price of $ per warrant at any time after six months from the date the warrants become exercisable;

• upon a minimum of 30 days’ prior written notice of redemption; and

•      if, and only if, the last sale price of our common stock equals or exceeds $             per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

We established the last criterion to provide warrant holders with a premium to the initial warrant exercise price, as well as a degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, the warrant holders will then be entitled to exercise their warrants prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed $ or the warrant exercise price after the redemption call is made.

Since we may redeem the warrants only with the prior written consent of Dawson James and Dawson James may hold warrants subject to redemption, Dawson James may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that Dawson James will consent to such redemption if the exercise of the warrants is not in its best interest even if the exercise of the warrants is in our best interest.

AMEX Symbols

Units:	Expected to be VRA.U

Common Stock:	VRA

Warrants:	Expected to be VRA.WS

Risk Factors	See “Risk Factors” immediately following this prospectus summary to read about factors you should consider before purchasing units.

General

•	We have granted the underwriter an option to purchase up to an additional 10,050,000 units to cover over-allotments, if any. Unless otherwise indicated, the information in this prospectus relating to the outstanding units, shares of common stock and common stock purchase warrants immediately following this offering does not give effect to exercise of the over-allotment option.

•	Unless otherwise indicated, all discussion in this prospectus relating to proceeds of the offering and use of these proceeds do not give effect to receipt of the proceeds from the exercise of the warrants included in the units. If all of these warrants are exercised and assuming no exercise of the over-allotment option, we would receive $ in net proceeds for working capital and general corporate purposes, assuming an exercise price of $ per share upon exercise of the warrants. There is no assurance that any or all of the warrants will be exercised.

•	We have assumed, solely for the purposes of calculating various capitalization and dilution items, that the offering price of the units to the public will be $ . However, such price is subject to discussion between the underwriters and us and may vary substantially from our assumed price.

FORWARD-LOOKING STATEMENTS

This prospectus, and other documents that we have incorporated by reference, contain forward-looking statements. Also, our management may make forward-looking statements orally to investors, analysts, the media and others. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, including, without limitation, those set forth in our annual report on Form 10-K for the fiscal year ended June 30, 2005 and the following:

•	our failure to achieve significant revenues;

•	our failure to service our debt and preferred stock;

•	our ability to procure additional funding;

•	regulation by federal, state and foreign regulatory authorities in the manufacturing and selling of our Multiferon® product;

•	our failure to develop and commercialize our avian transgenics platform and antibody product candidates;

•	our reliance on third parties to market and distribute our Multiferon® product;

•	the effect of competition in the pharmaceutical and biotechnology industry;

•	our reliance on foreign third party manufacturers;

•	the availability of human leukocytes and other materials used in the production of our products;

•	an adverse change in foreign currency exchange rates;

•	our ability to protect our intellectual property;

•	our exposure to litigation;

•	our dependence on our key managers and scientific personnel and our scientific collaborators;

•	a decline in demand for shares of our common stock;

•	volatility in the market for shares of our common stock;

•	ability of holders to effect resales of securities if we are delisted from AMEX;

•	ability of holders to exercise warrants offered;

•	our ability to regain compliance with American Stock Exchange listing standards;

•	the effect of economic conditions generally; and

•	regulation by federal, state and foreign regulatory authorities in connection with developing, marketing, manufacturing and selling our product candidates.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as, “would,” “should,” “could” or “may”. Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

RISK FACTORS

An investment in our units, common stock or common stock purchase warrants is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and documents incorporated by reference into this prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our units, common stock or warrants could decline. This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

Risks Related to Our Financial Condition and Business

We have a history of operating losses and we expect to continue to incur losses and may never be profitable. If we do not develop profitable operations, we will have to terminate our operations. As a result, investors will lose their entire investment.

Since our organization, we have incurred operating losses and negative cash flow from operations as a result of our significant clinical development, research and development, general and administrative, sales and marketing and business development expenses. We expect to incur losses for at least the next several years as we expand our sales and marketing capabilities, make use of the sales and marketing capabilities of third parties and continue our clinical trials and research and development activities. Losses have totaled approximately:

•	$13.3 million for the nine months ended March 31, 2006;

•	$26.2 million for the fiscal year ended June 30, 2005;

•	$18.2 million for the fiscal year ended June 30, 2004; and

•	$17.3 million for the fiscal year ended June 30, 2003.

At March 31, 2006, we had cash on-hand of approximately $3.7 million, working capital of approximately $4.0 million and an accumulated deficit since organization of approximately $161.0 million. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. In light of our recurring losses, accumulated deficit and cash flow difficulties, the report of our independent registered public accounting firm on our financial statements for the fiscal year ended June 30, 2005 contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may be necessary in the event we are unable to continue as a going concern.

We must generate significant revenues to achieve and maintain profitability. While Multiferon® is in its early stage of commercialization deriving nominal revenue, most of our products and technologies are either in the research stage or in pre-clinical stages of development and will require substantial additional funding to reach the commercialization stage. Even if we succeed in developing and commercializing one or more of our product candidates, we may not be able to generate sufficient revenues or achieve or maintain profitability. Our failure to achieve and maintain profitability would depress the market price of our common stock, units and warrants and could impair our ability to raise additional capital, expand our business, diversify our product offerings and continue operations. Additionally, investors could lose their entire investment in our securities.

Our business is capital intensive, and we do not currently generate sufficient revenues to offset our debt service obligations, research and development activities and other operating expenses. If we are unable to obtain additional funding, as and when required, we may have to significantly curtail or completely terminate our operations.

We will require substantial future capital in order to continue to complete research, development and commercialization of our products and technologies, to meet our debt service obligations, to fund other operating expenses and to otherwise execute our business plan. We believe the net proceeds of this offering will be sufficient to fund our operations through our fiscal year ending June 30, 2007. In the event that licensing and sales revenue are insufficient to sustain our operations after such time, we anticipate that it will be necessary for us to raise additional capital in order to continue our operating activities.

We anticipate research and development costs to increase over the next twelve months, particularly in the area of regulatory-related consulting fees, toxicology studies and clinical trial costs. We also anticipate selling related expenses will increase over the next twelve months due to the planned expansion of our Multiferon® sales and marketing efforts. Our future capital requirements will depend on many factors including:

•	revenue generated from licensing Multiferon®, our product candidates or our avian transgenics technology;

•	revenue generated from the sale of Multiferon®;

•	our ability to conduct future financings;

•	our ability to service our convertible debt and convertible preferred stock;

•	progress with future research, development, pre-clinical studies and clinical trials;

•	the costs associated with obtaining regulatory approvals;

•	the costs involved in patent applications and potential patent enforcement;

•	competing technologies and market developments; and

•	our ability to establish collaborative arrangements and effective commercialization activities.

Based on our operating plans, for the fiscal year ending June 30, 2007, we anticipate that we will need approximately $10.0 million for operating activities, $1.0 million for investing activities and $10.0 million to redeem our outstanding Series J cumulative convertible preferred stock, Viragen International’s outstanding Series C cumulative preferred stock and service our current debt obligations. In the future, we may require additional funds, which may not be available to us when we need them or on terms that are acceptable to us, or at all. For instance, our common stock price may not permit us to conduct future financings. Additionally, pursuant to the terms of our convertible debt issued in June 2004 and September 2005, we are not permitted to incur additional indebtedness except in limited circumstances. Our ability to raise additional funds through the issuance of additional debt will be limited absent a waiver from debt holders. There can be no assurance that debt holders will provide waivers, if required. See “We have received deficiency notices from the American Stock Exchange, or AMEX, and if we are unable to satisfy the AMEX that we will regain compliance with its continued listing criteria, our common stock and units and warrants, if approved for listing on AMEX in connection with this offering, may be delisted from AMEX, which could accelerate repayment of outstanding indebtedness, adversely affect investor perception and may result in institutional and other investors refraining from purchasing our common stock, units or warrants, which would adversely affect your ability to sell our common stock, units or warrants.” If adequate funds are not available to us on a timely basis, we may be required to significantly curtail or suspend a portion or all of our operations. Further, sufficient funding may not be available to finance planned future scientific collaborations, planned marketing efforts or planned capital expenditures. Any failure to raise additional funds in the future may also result in our inability to successfully promote Multiferon®, complete existing and/or undertake new research and development projects, take advantage of business opportunities or respond to competitive pressures, any of which would have a material adverse effect on our financial condition, results of operations and ability to continue operations.

We will be substantially dependent on licensing fees and sales of our human alpha interferon product, Multiferon®, to generate revenue for the foreseeable future. If we are unable to obtain or maintain the necessary required regulatory approvals to manufacture and sell Multiferon® throughout the European Union, or if Multiferon® is not widely accepted by the markets in which we manufacture and sell it, we may have to significantly curtail or cease operations and our investors may lose their entire investment.

Our prospects for achieving profitability will depend primarily on how successful we are in executing our business plan to license, market and sell our human alpha interferon product under the brand Multiferon®. We expect sales of Multiferon® to be a significant source of income for the foreseeable future. We cannot assure you of the success of our commercialization efforts. The product is approved in Sweden for the first-line adjuvant treatment of high-risk (Stages IIb-III) malignant melanoma following dacarbazine (DTIC) after surgical removal of tumors. The product is also approved for sale in Bulgaria, Chile, Mexico, the Philippines and Sweden as a second-line treatment of any and all diseases in which patients show an initial response to recombinant alpha interferon followed by treatment failure, likely to be caused by neutralizing antibodies. The product is also approved for sale in Egypt, Hong Kong, Indonesia and South Africa as a second-line therapy for the treatment of chronic myelogenous leukemia and hairy cell leukemia. Multiferon® is not approved for sale in the United States or European Union countries, other than Sweden. We have not sought the approval of Multiferon® from the United States Food and Drug Administration or its European Union counterparts, except Sweden. We will focus on seeking new approvals for Multiferon® in the European Union for the same indications for which it is approved in Sweden. We may seek approval for other indications in the European Union in the future. In the foreseeable future, we do not expect to seek regulatory approval in the United States unless we secure licensees to fund such activities or other sources of funding, including government or private grant funding. We cannot assure you that we will be able to obtain regulatory approval of Multiferon® for the indications for which Multiferon® is approved in Sweden or for other indications in the European Union or in the United States.

Our ability to generate sufficient revenues to attain profitable operations depends in part upon our ability to establish and maintain manufacturing and distribution agreements with third parties. We will not be able to significantly reduce our losses or operate profitably until we obtain the necessary approvals to manufacture and sell Multiferon® on a widely accepted basis throughout the European Union. The successful commercialization of Multiferon® will require additional marketing and promotional activities and the completion of planned clinical trials, which are dependent upon our ability to raise significant additional funding, or our ability to generate sufficient cash flow from operations. Investors must understand that Multiferon® may never receive new approvals sought from regulatory authorities, or be able to maintain current approvals over time. In addition, even if new approvals are received, we may not be able to achieve sufficient profit from the sale of Multiferon®, unless we successfully meet our long-term sales objectives. If we do not obtain the required approvals, or we do not achieve profitable operations from the sale of Multiferon®, we may be forced to significantly curtail or cease operations. In the event we cease operations, our investors will lose their entire investment.

We may not be able to successfully develop and commercialize our antibody product candidates, which are in early stage development where there is a significant risk of failure.

Our future growth will depend on our ability, or our licensees’ ability, to successfully develop, obtain regulatory approval for and commercialize our product candidates, including VG101 and VG102.

We will have to conduct significant additional tests with respect to these product candidates, including pre-clinical studies and clinical trials, and obtain regulatory approval before commercialization may commence. We must demonstrate to the applicable regulatory authorities that each product candidate is safe and effective for their intended use. Product development is time consuming, expensive and an uncertain process. Pre-clinical studies consist of laboratory testing using chemical and animal models, and must be completed in order to submit an investigational new drug application for authorization to conduct human studies. There can be no assurance that a submission of an investigational new drug application will result in authorization to start clinical trials. Clinical testing consists of assessment of product safety and efficacy of the product candidate in humans under rigidly controlled conditions. We are currently conducting pre-clinical research studies on VG101 and VG102. We expect to conduct additional studies in the future. It may take several years to complete the various stages of testing for each product candidate, and failure can occur at any stage. Many factors may delay our commencement and completion of clinical trials, including:

•	the number of patients that participate in the trial;

•	the length of time required to enroll suitable subjects;

•	the duration of patient follow-up;

•	the number of clinical sites included in the trial;

•	changes in regulatory requirements or regulatory delays or clinical holds requiring suspension or termination of the trials;

•	delays, suspensions or termination of clinical trials due to the institutional review board overseeing the study at a particular site;

•	unforeseen safety issues; and

•	inability to manufacture, through third party manufacturers, adequate supplies of the product candidate being tested.

We may suffer significant setbacks in advanced clinical trials, even after obtaining promising results from earlier studies. At any point during clinical trials, undesirable side effects could be detected. These side effects could interrupt, delay or halt clinical trials of the product candidates being tested and related product candidates and could result in regulatory authorities denying approval of such product candidates for any or all targeted uses. Also, we rely on third party consultants to conduct studies of the effects of our product candidates on animals and humans. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

Based on results at any stage of product development, we may decide to repeat or redesign pre-clinical studies or clinical trials, conduct entirely new studies or discontinue development of one or more of our product candidates. In addition, our product candidates may not demonstrate sufficient safety and efficacy in pending or any future pre-clinical testing or clinical trials to obtain the requisite regulatory approvals and even if such approvals are obtained for a product candidate, it may not be accepted in the market as a viable alternative to other products already approved or pending approvals.

Additionally, the conduct of clinical trials is expensive and competition in the bio-pharmaceutical industry is intense. We have a very limited source of revenue at this time, and we will require significant additional funding to conduct the clinical trials that will be necessary in order to receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we may be forced to cease operations. In that case, our investors will lose their entire investment.

If we are unable to produce safe, efficacious, proteins in egg whites of transgenic chickens in commercially viable quantities and required quality, we may be unable to recoup our research and development expenses and we may be unable to successfully market the OVA™ System used to manufacture these drugs.

Our avian transgenics project, still in the research stage, is designed to enable us to produce therapeutic proteins and antibodies inside the egg whites of transgenic hens. To date, neither we nor any competitor has commercialized any therapeutic proteins or antibody therapeutic products based on avian transgenics technologies. Even if we are successful in producing the targeted commercial proteins in egg whites, we are unable to predict whether this technology will yield commercially viable quantities of products that are safe and efficacious for patients or that regulators may approve for human use. Our inability to produce commercially viable quantities of high quality protein-based drugs may require us to discontinue our avian transgenics activities.

Success in early pre-clinical studies may not be indicative of results obtained in later trials and studies and our product candidates may not commercialize and we may not recover our investment.

Results of our early pre-clinical studies and those of our partners using our humanized antibody products, including our VG101 and VG102 projects, are based on a limited number of studies and may, upon review, be revised or negated by further analysis or by later stage study results, which may prevent them from ever reaching human clinical evaluations. Historically, the results from pre-clinical studies and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and effectiveness data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

We rely, and expect to rely in the foreseeable future, on third parties in various international territories to effectively market and distribute Multiferon® and our other product candidates after receipt of regulatory approval. If these third parties are unable to effectively market Multiferon®, we may be unable to achieve significant product sales.

One of our business strategies is to license our technologies and products to third parties for marketing and distribution. For instance, we have entered into agreements with third parties in Mexico, Greece, Chile and South Africa for the distribution of Multiferon®. These third parties are not our employees and we do not have control over their performance. To date, we have not recognized significant revenue from many of these agreements, as some of these markets are relatively small and highly competitive. The majority of these agreements require that the distributor obtain the necessary regulatory approvals, which, in some cases, have not yet been obtained. Regulatory approval is a mandatory step in the marketing of a drug, but it is by no means the final challenge in marketing a bio-pharmaceutical product. In many countries, a separate process may be required for obtaining reimbursement authorization. In addition, physicians must be educated about the merits of the product over time and, in some of these territories, government and/or hospital formularies govern the acceptance for use of a new product. Therefore, we are unable to predict the timing of approvals or sales in these various countries and we have previously terminated such third party agreements due to non-performance. The failure of these third parties to sell our product or reach targeted sale amounts would negatively impact our sales growth. To the extent that we transfer technology to third parties on an exclusive basis, we will be precluded from granting other parties the opportunity to conduct successful marketing activities.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell product candidates, we may be unable to generate significant product revenue to support our continuing operations.

We have no commercial products, other than Multiferon®, and we do not currently have an organization for the sales, marketing and distribution of these products. We do have two sales representatives in Sweden to promote Multiferon® to prescribing physicians. In order to successfully commercialize these products that may be approved in the future by applicable regulatory authorities, we must either build our sales and marketing capabilities or make arrangements with third parties to perform these services. If we do enter into arrangements with third parties to perform sales and marketing services, our product revenues will be lower than if we directly sold and marketed our products and any revenues received under such arrangements will depend on the skills and efforts of others. If we are unable to establish adequate sales, marketing, and distribution capabilities, whether independently or with third parties, we may not be able to generate significant product revenue to support our continuing operations.

Possible side effects from the use of Multiferon® could adversely affect potential revenues and physician/patient acceptability of our product.

Like any medication Multiferon® can have side effects. The most common side effects are: fever, chills, sweats, fatigue, stiffness, joint and muscle pain, headache, loss of appetite and nausea. These acute side effects can usually be relieved by taking acetaminophen and often decrease during the course of treatment.

There can be no assurance that unexpected or unacceptable side effects will not be found in the future for this use or other potential uses of Multiferon® which could threaten or limit such product’s usefulness.

Our products may not gain market acceptance among physicians, patients and the medical community, thereby limiting our potential to generate revenue.

Market acceptance of our products will depend on the benefits of our products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness and our ability to demonstrate these benefits to physicians, payers and patients. Additionally, there can be no assurance that our products will not have unexpected or unacceptable side effects that limit the usefulness of the products. We believe that market acceptance also depends on the pricing of our products and the reimbursement policies of government and third-party payers, as well as the effectiveness of our sales and marketing activities. Physicians may not prescribe our products, and patients may determine, for any reason, that our products are not useful to them. The failure of any of our products, once approved, to achieve market acceptance would limit our ability to generate revenue and would adversely affect our results of operations.

Some of the indications we are targeting represent smaller patient populations with currently unmet medical needs, which may not result in significant revenue.

As we identify new indications for our approved product and initial indications for our product candidates, we tend to focus on urgent unmet medical needs. The market potential for these indications may be small and there can be no assurances that any one or multiple approvals for an indication will result in significant revenue. While competition in these indications may be less than for other indications, there can be no assurances that there will not be competition with better products and technologies and more funding to conduct necessary clinical trials than we are able to provide.

Our potential products may not be commercially viable if we fail to obtain an adequate level of reimbursement for those products by governments, private health coverage insurers and other organizations, our revenues from these products could be less than anticipated, which could have a negative impact on our ability to achieve profitable operations.

Sales of pharmaceutical products such as ours largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. Without the financial support of the governments or third-party payers, the market opportunity for our products will be limited. These third-party payers are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products and services. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. Such studies may require us to dedicate a significant amount of resources including funding. Our product candidates may not be considered cost-effective. Third-party payers may elect not to reimburse for our products, or enable us or our partners to sell them at profitable price. If third party payers decline or limit reimbursement for our products, our product revenue would be less than anticipated, which would negatively impact our ability to achieve profitable operations.

If our competitors develop and market products faster than we do or if those products are more effective, safer or less expensive than our approved products, our commercial opportunity will be reduced or may not exist and we may be forced to suspend operations.

Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. We face competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, both in the United States and abroad. Many of our competitors, including major pharmaceutical companies, have more experience in research, development and clinical testing of bio-pharmaceutical products. We have not yet developed a pharmaceutical product and gained regulatory approvals such that it can be widely marketed in an international competitive environment. Many of our competitors also have greater financial, marketing and human resources capabilities that we do.

Some of our competitors in the alpha interferon markets include Hoffmann-La Roche, Inc. and Schering-Plough Corporation, both of whom have received approvals for their recombinant and sustained-release alpha interferon products. These companies have been researching, developing and marketing their products and have received wide acceptance from the medical community, payers and the patient population for their products. This may make it more difficult for us to introduce our alpha interferon product and penetrate the market, in certain indications, if and when we receive the necessary regulatory approvals.

We are aware of many pharmaceutical and biotechnology companies actively engaged in research and development of antibody-based products that have commenced human clinical trials with or have successfully commercialized antibody products. Some of these companies, such as Pfizer Inc., ImClone Systems Incorporated, Johnson & Johnson, Medarex, Inc., Wyeth, Inc., Amgen Inc., Abbott Laboratories, UCB Pharma, Biogen Idec, Inc., Abgenix, Inc., Genentech, Inc., Human Genome Sciences, Inc. and Millennium Pharmaceuticals, Inc. are addressing diseases and disease indications that are being targeted by us and certain of our research partners. Additionally, there are many more antibody-based products in various stages of discovery, research and development.

Despite the receipt of regulatory approvals there can be no assurance that our products will be accepted as a treatment superior to our competitors.

Several companies are attempting to develop avian transgenic biomanufacturing systems similar to our OVA™ System. Some of these companies include AviGenics, Inc., Origen Biomedical, Inc. and GeneWorks, Inc., however, none have commercialized such technology to date.

In addition, technological advances made by our competitors may reduce the market potential for our products. We may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we will likely cease operations or eliminate products with limited potential returns.

Our competitors may succeed in developing products that are more effective, safer and less expensive than our products or the ones we have under development or that render our approved or proposed products or technologies noncompetitive or obsolete. In addition, our competitors may achieve product commercialization before we do. If any of our competitors develop a product that is more effective, safer or more convenient for patients, or is able to obtain regulatory approval for commercialization before we do, we may not be able to achieve market acceptance for our products, which would adversely affect our ability to generate revenue and recover the substantial development costs we have incurred and will continue to incur.

The regulatory approval process for Multiferon® and our product candidates is lengthy, and we may not be able to obtain all of the regulatory approvals required to manufacture and commercialize Multiferon® and our product candidates, which could limit our revenue and, ultimately, could require us to cease operations.

All pharmaceutical manufacturers are subject to local, state, federal and foreign rules and regulations, such as those of the United States Food and Drug Administration and the European Union regulatory authorities. In the United States and in many foreign jurisdictions, rigorous pre-clinical testing and clinical trials and an extensive regulatory review process must be successfully completed before a new drug can be sold. We and our collaboration partners must demonstrate to the satisfaction of the applicable regulatory authority that Multiferon® and our product candidates are safe and effective for their intended uses. Multiferon® and our product candidates may not be approved for all of the intended uses that we request, which would limit the uses for which we can promote them and adversely impact our ability to generate revenues. If the approvals we obtain are limited, we may choose to conduct costly, post-marketing follow-up studies to expand the product uses, but those studies may not produce data sufficient to permit approval for an expanded product use. We have only received regulatory approval for Multiferon® in Bulgaria, Chile, Mexico, Sweden, Egypt, Hong Kong, Indonesia, the Philippines and South Africa for certain indications. We have not received regulatory approval for Multiferon® in the United States or in the European Union, other than Sweden. We are in preparations for requesting approval of Multiferon® in other countries in the European Union for the same indication for which it was approved in Sweden, however, there are no assurances it will be approved. We have not received regulatory approval for any of our product candidates. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. For instance, we have initiated the process to conduct a Phase III post-marketing clinical trial with Multiferon® on an international basis, which is expected to cost between $16 million to $18 million and take six to eight years to complete. Additionally, these rules and regulations may be different in each jurisdiction that we seek regulatory approval and can involve additional and costly pre-clinical and clinical testing and data review. Despite the time, expense and resources invested by us in the approval process, we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our product candidates.

The time required to obtain approval from the appropriate regulatory authority is unpredictable and the type and magnitude of the testing required for regulatory approval varies depending on the regulatory authority, the product candidate and the disease or condition for which it is being developed. Regulatory agencies can delay, limit or deny approval of a product for many reasons, including:

•	our failure to demonstrate to the satisfaction of the regulatory authority that a product candidate is safe and effective for a particular use;

•	the results of clinical trials may not meet the level of statistical significance required by the regulatory authority for approval;

•	our inability to demonstrate that a product candidate’s benefits outweigh its risks;

•	our inability to demonstrate that the product candidate presents an advantage over existing therapies;

•	the regulatory authority’s disagreement with the manner in which we interpret the data from pre-clinical studies and clinical trials;

•	the regulatory authority’s failure to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	a change in the approval policies or regulations of the regulatory authority or a change in the laws governing the approval process.

Any delay or failure by us or our collaboration partners to obtain regulatory approvals for Multiferon® or our product candidates would adversely affect our ability to generate revenues from them and could impose significant additional costs on us. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory approval process in others. Identification of side effects or occurrence of manufacturing problems could cause subsequent withdrawal of approval. Our inability to receive and maintain regulatory approvals will limit our revenues and, ultimately, could require us to cease operations.

Our product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with these requirements, we could lose these approvals, and the sale of any approved commercial products could be suspended, and fines could be imposed on us.

Even if we receive regulatory approval to market a particular product candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record keeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could reduce our revenues, increase our expenses and render the approved product candidate not commercially viable. In addition, as clinical experience with a drug expands after approval because it is typically used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of or withdrawal of any approved product from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the applicable regulatory authority, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including:

•	restrictions on the product, manufacturer or manufacturing process;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizure or detention;

•	import or export bans or restrictions;

•	voluntary or mandatory product recalls and related publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	total or partial suspension of production; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we or our collaboration partners are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, we or our collaboration partners may lost marketing approval for our products when and if any of them are approved, resulting in decrease revenue.

If we and our third-party suppliers do not maintain high standards of manufacturing in accordance with all applicable regulations, our development and commercialization activities could suffer significant interruptions or delays and thus prevent us from realizing revenues and may cause us to significantly curtail or cease operations.

We and our third-party suppliers on which we currently or may in the future rely, must continuously adhere to corresponding regulations. In complying with these regulations, we and our third-party suppliers must expend significant time, money and effort in the areas of design and development, testing, production, validation, inspection, record-keeping and quality control to assure that our products meet applicable specifications and other regulatory requirements. The failure to comply with these regulations could result in an enforcement action against us, including seizure of products and shutting down of production. Any of these third-party suppliers and we also may be subject to audits by the applicable regulatory authorities. If any of our third-party suppliers or we fail to comply with applicable manufacturing regulations, our ability to develop and commercialize our products could suffer significant interruptions and prevent us from realizing revenues and may cause us to significantly curtail or cease operations.

Our reliance on foreign third party manufacturers may disrupt operations, which could materially harm our business and financial condition.

We depend and will continue to depend upon third parties for the processing of materials to manufacture Multiferon® and our product candidates and for the filling, labeling and packaging of our products. Third party manufacturers may encounter difficulties involving production yields, quality control and assurance, shortage of qualified personnel, shortage of capacity, compliance with applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. Also, third party manufacturers may not perform as agreed to or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our products. Any failure of third party manufacturers to deliver the required quantities of Multiferon® and our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find replacement manufacturers could materially harm our business and financial condition.

Foreign manufacturing could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, reliance on international vendors exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers, including import and export restrictions;

•	political or economic instability;

•	compliance with foreign laws;

•	transportation delays and interruptions;

•	difficulties in protecting intellectual property rights in foreign countries; and

•	currency exchange risks.

Foreign manufacturing arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us.

The process of manufacturing antibody therapeutic products is complex. Third party manufacturing facilities must adhere to current Good Manufacturing Practice regulations, enforced through facility inspection programs. If we are unable to manufacture product candidates in accordance with Good Manufacturing Practices and applicable regulations, we may not be able to obtain regulatory approval for our products, which could materially harm our business and financial condition.

Our operations involve hazardous materials and are subject to environmental, health and safety controls and regulations, which can be expensive to comply with and we may be liable for damages.

As a bio-pharmaceutical company, we are subject to environmental, health and safety laws and regulations, including those governing the use of hazardous materials. The cost of compliance with environmental, health and safety regulations may be substantial. Our business activities involve the controlled use of hazardous materials and we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and could materially harm our business, financial condition and results of operations.

If third-party contract research organizations and consultants do not perform in an acceptable and timely manner, our pre-clinical studies or clinical trials could be delayed or unsuccessful.

We do not have the ability to conduct all aspects of our pre-clinical studies or clinical trials ourselves. We rely and will continue to rely on clinical investigators, third-party contract research organizations and consultants to perform some or all of the functions associated with pre-clinical testing or clinical trials. The failure of any of these vendors to perform in an acceptable and timely manner in the future, including in accordance with any applicable regulatory requirements, such as good clinical or laboratory practices, or pre-clinical testing or clinical trial protocols, could cause a delay or otherwise adversely affect our pre-clinical testing or clinical trials and ultimately the timely advancement of our development programs. Additionally, competition for consultants, animal colonies and human patients may be intense and we may experience delays in development projects or suspension of studies if we are unable to fund or gain access to consultants, animals or human patients.

We conduct most of our operations in foreign countries and we anticipate marketing our products in foreign countries, which presents numerous challenges. If we are unable to efficiently manage these challenges, our revenue, cost of operations and ability to attain profitable operations could be materially adversely affected.

There are challenges associated with international marketing activities including language and cultural barriers, variations in compliance procedures in certain countries and/or changes in regulatory requirements where our products may be marketed, performance of our distribution channels, government’s willingness to promote cheaper generic versions of competing products, the general population’s inability to afford private care drug products, changes in economic conditions and instability from country to country, changes in a country’s political condition, trade protection measures, tariffs and other trade barriers, including import and export restrictions, and tax issues. Our future revenues, costs of operations and profit results could be materially adversely affected by any or all of these factors. It may take significant time to overcome these challenges with no assurance that a particular market will ever be effectively penetrated.

Our international operations expose us to the risk of fluctuations in currency exchange rates, which could negatively impact our revenues and anticipated sales margins.

We conduct operations in several different countries. The balance sheet accounts of our operations in Scotland and Sweden, including intercompany accounts that are considered long-term in nature, are translated to U.S. dollars for financial reporting purposes and resulting adjustments are made to stockholders’ equity. The value of the respective local currency may strengthen or weaken against the U.S. dollar, which would impact the value of stockholders’ investment in our common stock, units and warrants. Fluctuations in the value of the British Pound and Swedish Krona against the U.S. dollar have occurred during our history, which have resulted in unrealized foreign currency translation gains and losses, which are included in accumulated other comprehensive income and shown in the equity section of our balance sheet. Intercompany trading accounts, which are short-term in nature, are remeasured at current exchange rates as of the balance sheet dates and any gains or losses are recorded in other income.

We also conduct transactions that are denominated in currencies other than the U.S. dollar, British Pound and Swedish Krona. Transactions denominated in other currencies are accounted for in the respective local currency at the time of the transaction. Upon settlement of this type of transaction, any foreign currency gain or loss results in an adjustment to income.

Our results of operations may be impacted by the fluctuating exchange rates of foreign currencies, especially the British Pound and Swedish Krona, in relation to the U.S. dollar. Most of the revenue and expense items of our foreign subsidiaries are denominated in the respective local currencies. The strengthening of these local currencies against the U.S. dollar will result in higher expenses and liabilities when translated into U.S. dollars, which would lower or possibly eliminate completely our revenues and anticipated sales margins on product sales.

We do not currently engage in hedging activities with respect to our foreign currency exposure.

If we cannot protect our intellectual property, our ability to develop and commercialize our products could be severely limited and may cause us to terminate activities on such products and never realize a return on our investments in such products.

Our success is dependent in part on our ability to obtain, maintain and enforce our intellectual property rights (owned and licensed) domestically and abroad. The patent position of biotechnology and pharmaceutical companies is highly uncertain, involves complex legal and factual issues and has in recent years been the subject of much litigation. The validity, enforceability and commercial value of these rights, therefore, are highly uncertain.

Fundamentally, a patent is a grant of a right to exclude others from making, using or selling an invention. However, our patents may not protect us against our competitors. The issuance of a patent is not conclusive as to its scope, validity or enforceability. The scope, validity or enforceability of our patents can be challenged in litigation. Such litigation can involve substantial costs and distraction. If the outcome of such litigation is adverse to us, third parties may be able to use our patented inventions and compete directly with us, without payment to us. Third parties may also be able to circumvent our patents by design innovations. We may not receive any additional patents based on the applications currently pending.

Our patents may not contain claims that are sufficiently broad to prevent others from practicing our technologies or developing competing products. Competitors may be able to use technologies in competing products that perform substantially the same function as our technologies but avoid infringing our patent claims. Under such “workaround” circumstances, our patents would be of little commercial value to us.

Patent applications we file may not result in the issuance of a patent. Because patent applications are typically not published for several months after filing, or in some cases, not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors or collaborators can be certain that we or they were the first to make the inventions claimed in patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. Assuming the other requirements for patentability are met, in the United States, the first to invent is entitled to the patent, and outside of the United States, the first to file is entitled to the patent.

Intellectual property rights are fundamentally territorial in nature, and depend on the differing laws of separate nations and entities. Accordingly, we may not be able, alone or with our licensors or collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States. The actual protection we receive from a foreign patent may vary from one country to another. Thus, any patents that we own or license from third parties may not provide commercially meaningful protection from competition.

We rely on maintaining as trade secrets our competitively sensitive know-how and other information. Intentional or unintentional disclosure of this information could impair our competitive position.

As to many technical aspects of our business, we have concluded that competitively sensitive information is either not patentable or that for competitive reasons it is not commercially advantageous to seek patent protection. In these circumstances, we seek to protect this know-how and other proprietary information by maintaining it in confidence as a trade secret. To maintain the confidentiality of our trade secrets, we generally enter into confidentiality agreements with our employees, consultants, collaborators, contract manufacturers and advisors upon commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. We may not obtain these agreements in all circumstances, and the agreements we have may be breached. We may not become aware of, or have adequate remedies in the event of, any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators, contract manufacturers or advisors have previous employment or consulting relationships. To the extent that our employees, consultants, collaborators, contract manufacturers or advisors use trade secrets or know-how owned by others in their work for us, disputes may arise as to the ownership of relative inventions. Also, others may independently develop substantially equivalent trade secrets, processes and know-how, and competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business. The disclosure of our trade secrets could impair our competitive position. Adequate remedies may not exist in the event of unauthorized use or disclosure or our confidential information.

If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third parties, we could lose license rights that are important to our business and incur financial obligations based on our exercise of such license rights.

In April 2005, we executed a global exclusive license with Cancer Research Technology UK for the rights to develop and commercialize an anti-CD55 antibody. This license provides to us use of intellectual property that is important to our business, and we may enter into additional agreements with other partners in the future that provide license to us of valuable technology. The license imposes, and future licenses may impose, various commercialization milestone payments and other payment obligations on us. If we fail to reach the material milestones set forth in our development plan contained in the agreement by more than six months, the licensor may have the right to terminate the license specified in the agreement, in which event we would lose valuable rights and our ability to develop our product candidates.

In addition, we entered in a collaborative research and development agreement with Sloan-Kettering Institute for the joint development of an antibody to the GD3 antigen. This agreement will expire in February 2007, unless extended by mutual consent or unless we exercise our option to negotiate an exclusive license agreement. The agreement provides that the rights in work product created under the agreement including research results, data, and records will be owned by the party that generated them and that if work product is generated jointly, it will be jointly owned by us and Sloan-Kettering. We do not have payment obligations pursuant to Sloan-Kettering collaboration. Although we have entered into discussions and negotiations with the Sloan-Kettering Institute to license the anti-GD3 antibody, it is not known if or when a license agreement will be executed.

If third parties successfully assert that we have infringed their patents and proprietary rights, or successfully challenge the validity of our patents and proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly, time consuming, and which could delay or prevent the development or commercialization of our product candidates and may cause us to seek a license to continue to develop or commercialize our product candidates, which could have a material adverse affect on our business.

Our ability to commercialize our product candidates depends on our ability to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. In the event that our technologies infringe or violate the patent or other proprietary rights of third parties, we may be prevented from pursuing product development, manufacturing, marketing and selling of our product that utilizes such technologies. There may be patents held by others of which we are unaware that contain claims that our products or operations infringe. In addition, given the complexities and uncertainties of patent law, there may be patents of which we know that we may ultimately be held to infringe, particularly if the claims of the patent are determined to be broader than we believe them to be. For instance, United States and foreign patents have been issued to others for genetically engineered and human-derived interferons and methods and processes for producing transgenic birds. While we are not currently aware of any patent issues, this does not preclude a third party from filing a claim against us. In the event a third party claims that we infringe its patents, any of the following may occur:

•	we may become liable for substantial damages for past infringement if a court decides that our technologies infringe upon a competitor’s patent;

•	a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms or at all, or which may require us to pay substantial royalties or grant cross-licenses to our patents; and

•	we may have to redesign our product so that it does not infringe upon others’ patent rights, which may not be possible or could require substantial funds or time.

Additionally, licenses may not be exclusive in which case our competitors might gain access to the same technology as to that which was licensed to us. If we failed to obtain a required license or were unable to alter the design of our product candidates to make the licenses unnecessary, we might be unable to commercialize one or more of our product candidates, which could significantly affect our ability to establish and grow our commercial business.

Many of our employees, consultants, contractors and others may use the trade secret information of others in their work for us or they may disclose our trade secret information to others. Either of these events could lead to disputes over the ownership of inventions derived from that information or expose us to potential damages or other penalties.

If any of these events occurs, our business will suffer.

We may incur substantial costs as a result of litigation or other proceedings relating to patent or other intellectual property rights.

There has been substantial litigation and other proceedings regarding patent and intellectual property rights in the bio-pharmaceutical industry. We may be forced to defend claims of infringement brought by our competitors and others, and we may institute litigation against others who we believe are infringing our intellectual property rights. In the future, we expect our license agreements may include certain provisions that could require us to defend claims against our licensed patents and could subject us to significant legal expenses in defense and enforcement activities. The outcome of intellectual property litigation is subject to substantial uncertainties and may, for example, turn on the interpretation of claim language by the court, which may not be to our advantage, or on the testimony of experts as to technical facts upon which experts may reasonably disagree. Our involvement in intellectual property litigation could result in a significant expense to us. Some of our competitors have considerable resources available to them and a strong economic incentive to undertake substantial efforts to stop or delay us from commercializing products. We, on the other hand, are a relatively small company with comparatively few resources available to us to engage in costly and protracted litigation. Moreover, regardless of the outcome, intellectual property litigation against or by us could significantly disrupt our development and commercialization efforts, divert our management’s attention, quickly consume our financial resources or require us to disclose confidential information. In addition, if third parties file patent applications or issue patents claiming technology that is also claimed by us in pending applications, we may be required to participate in interference proceedings with the applicable regulatory authority, including oppositions, to determine priority of invention or patentability. Even if we are successful in these proceedings, we may incur substantial costs, and the time and attention of our management and scientific personnel will be diverted in pursuit of these proceedings.

Licenses to third parties may not result in revenue to us and exclusive licenses will preclude us from seeking alternative revenue streams.

One of our business strategies is to license our products or technologies to third parties. They, in turn, will use this license to produce and/or market our products and technologies. We cannot guarantee that these third parties will be able to successfully produce or market the products or technologies or that we will receive revenue from their efforts. To the extent that we grant exclusive licenses to third parties, we may be precluded from granting other parties the opportunity to conduct successful marketing activities.

Our copyrightable and trademark works are assets that must be protected. If we are unable to protect these assets, our competitive position could be weakened.

Copyright law in the U.S. protects those original works of authorship fixed in a tangible medium of expression. While our intellectual property largely resides in our portfolio of patents, trademarks, and trade secrets, our works of authorship embody certain rights and may deserve protection. To the extent we create written works such as brochures, web sites, or trade show presentations, we are publishing works of authorship that may well be presented to competitors. While copyright protection subsists in such works once they are fixed (e.g., on paper or in electronic format), the added layer of protection that comes from registration is important. Without registration of a work at the appropriate territorial copyright office, it may be difficult, if not impossible, to initiate actions against alleged infringement.

We may be exposed to product liability claims, and our product liability insurance may not be sufficient to cover all claims or continue to be available to us.

We are exposed to the risk of product liability claims. We may be subject to claims against us even if the injury is due to the actions of others. For example, if the medical personnel that use our products on patients are not properly trained or are negligent in the use of our products, the patient may be injured through the use of our product, which may subject us to claims. The use of our product candidates in clinical trials could also expose us to product liability claims. Persons who claim to be injured from use of our products or processes, may file claims for personal injuries or other damages against us. Directives in the European Union, for example, provide for strict liability and permit compensation claims to be made within a ten year period from when the product is placed on the market, and three years from the event giving rise to the claim, thereby creating a 13 year period within which compensation claims could be asserted. Regulations in other countries and regions may differ and may expose us to incremental risks of liability. We maintain product liability insurance in the amount of $10,000,000.

Generally, our clinical trials, including our melanoma trials, are conducted in patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and in some cases, our product is used in combination with approved therapies that themselves have significant adverse event profiles. During the course of treatment, these patients could suffer adverse medical events or die for reasons that may or may not be related to our products.

We cannot predict all of the possible harms or side effects that may result form the use of our products to cover all liabilities or defense costs we might incur. We cannot be sure that our insurance coverage will be adequate to insulate us from liabilities that may result from the use of our products. Also, in the future this type of insurance may not be available, or we may not be able to afford this form of insurance. A product liability claim or series of claims brought against us could give rise to substantial liability that could exceed our resources. Even if claims are not successful, the costs of defending such claims and potential adverse publicity could be harmful to our business.

Our reliance on third party suppliers to supply our raw materials may disrupt operations and our ability to develop and commercialize products.

We currently rely, and we expect to rely on third-party suppliers to supply our raw materials to produce our products and develop our product candidates. All of these suppliers are outside of the United States. Reliance on third-party suppliers exposes us to risks. These risks include:

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers, including import and export restrictions;

•	political or economic instability;

•	compliance with foreign laws;

•	possible breach of the manufacturing agreement by the third party because of factors beyond our control;

•	the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly and inconvenient for us;

•	transportation delays and interruptions;

•	limitations on supply availability resulting from capacity and scheduling constraints of the third party;

•	difficulties in protecting intellectual property rights in foreign countries; and

•	currency exchange risks.

Foreign supply arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us. Our dependence upon others for the raw materials to produce our products and product candidates may adversely affect our business and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

The production of Multiferon® is highly dependent on the availability of human leukocytes, and any interruption in supply could adversely affect our ability to manufacture Multiferon®.

We are dependent upon third party blood collection agencies to supply human leukocytes as a key raw material in the manufacture of Multiferon®. We currently maintain supply agreements, including, through our Swedish subsidiary, with the German Red Cross. The failure to maintain such agreements or obtain new ones could have a material adverse affect on us.

If we are unable to obtain the necessary leukocytes, we may be required to scale back our operations or stop manufacturing Multiferon®. The costs and availability of leukocytes are subject to fluctuation depending on a variety of factors beyond our control, including competitive factors, changes in technology, and governmental regulations that may limit or prevent their availability.

The financings that we have consummated and intend to consummate are dilutive to stockholders and may adversely affect the market price for our shares of common stock, units and warrants.

Our success in attracting additional funding has been limited to transactions in which our equity is used as currency. Financing activities during this period often have consisted of sales of our common stock at a discount to the market price and the issuance of securities convertible into or exercisable for shares of our common stock, sometimes at a discount to prevailing market prices. In light of the availability of this type of financing, and the lack of alternative proposals, our board of directors has determined that the continued use of our equity for these purposes may be necessary if we are to sustain operations. Equity financings of the type we have been required to pursue are dilutive to our stockholders and may adversely impact the market price for our shares of common stock, units and warrants.

If we lose the services of our key management or scientific personnel, scientific collaborators or other advisors, our business and ability to attain profitable operations would suffer.

The success of our business is highly dependent on our management as well as our senior manufacturing and scientific personnel. We also rely on our scientific collaborators and other advisors, particularly with respect to our research and development efforts. In addition, we require skilled personnel in areas such as business and clinical development. We do not maintain key-person life insurance on any of our officers, employees or consultants. In addition, although we have employment agreements with key members of management, each of our employees, subject to applicable notice requirements, may terminate his or her employment at any time. The pool of individuals with relevant experience in bio-technology is limited, and retaining and training personnel with the skills necessary to operate our business effectively is challenging, costly and time-consuming. If we lose the services of any key personnel, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to this Offering

We have received deficiency notices from the American Stock Exchange, or AMEX, and if we are unable to satisfy the AMEX that we will regain compliance with its continued listing criteria, our common stock and units and warrants, if approved for listing on AMEX in connection with this offering, may be delisted from AMEX, which could accelerate repayment of outstanding indebtedness, adversely affect investor perception and may result in institutional and other investors refraining from purchasing our common stock, units or warrants, which would adversely affect your ability to sell our common stock, units or warrants.

We have received two deficiency letters from the AMEX, dated September 20, 2005 and March 1, 2006, advising us that, based upon our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, respectively, we were not in compliance with AMEX’s continued listing standards.

On September 22, 2005, we received a deficiency letter from the AMEX, dated September 20, 2005, advising we are not in compliance with continued listing standards. Specifically, since the filing of our financial statements for the fiscal year ended June 30, 2005, we have not been in compliance with Section 1003(a)(ii) of the AMEX Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

In order to maintain our current listing, we submitted a compliance plan on October 19, 2005 advising of the actions we are taking to regain compliance with AMEX’s continued listing standards. This plan was approved by AMEX on October 25, 2005, and AMEX granted us a conditional trading extension until March 20, 2007 to regain compliance with their continued listing standards.

Additionally, on March 1, 2006, the AMEX notified us that we failed to meet an additional continued listing standard, Section 1003(a)(i) of the AMEX Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of its three most recent fiscal years. AMEX noted that if we are not in compliance with all continued listing standards by March 20, 2007 or do not make progress consistent with the plan during the plan period, AMEX will initiate delisting proceedings.

We will be subject to periodic review by AMEX during the extension period granted by AMEX. Failure to make progress consistent with the plan we submitted to AMEX or to regain compliance with the continued listing standards by the end of the extension period could result in our common stock and units and common stock purchase warrants, if approved for listing on AMEX in connection with this offering, being delisted from AMEX. In the event our common stock, units or warrants are delisted from AMEX, we would apply to have our common stock, units and warrants listed on the over-the-counter bulletin board; however, certain institutional investors have policies against investments in bulletin board companies and other investors may refrain from purchasing our common stock, units and warrants if they are not listed on a national securities exchange. Also, we would lose some of our existing analyst coverage and our efforts to obtain new analyst coverage would be significantly impaired. Further, our ability to sell our equity securities and debt would be significantly limited in numerous states because the exemption we utilize to sell these securities without registration under applicable state securities laws requires that our common stock be listed on AMEX. If we were required to register our equity securities or debt offerings under the securities laws of various states, no assurance will be given as to whether we would be able to obtain the necessary approvals from states’ securities administrators. To the extent our common stock were to be delisted from trading on AMEX, the value of our equity securities and our ability to sell equity securities and debt would be negatively impacted. The occurrence of these events could have a material adverse effect on our ability to repay our outstanding debt and other obligations.

Additionally, if we are delisted from AMEX, and the price of our common stock does not increase significantly, our common stock would be a “low-priced” security under the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions may decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent abuses normally associated with “low-priced” securities from being established with respect to our securities.

In addition, our outstanding convertible debt contains a provision that in the event our common stock is no longer traded on the AMEX, New York Stock Exchange or NASDAQ, the debt holders have the right to request repayment of their investment with related accrued interest. Given our current financial position and our failure to meet the AMEX continued listing requirements, if our common stock was delisted from AMEX, we would be unable to repay these amounts and would be in default of these agreements, which would significantly hamper our ability to raise additional capital to fund our ongoing operations.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant held by public stockholders or issuable upon exercise of the underwriters’ purchase option will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants held by public stockholders or issuable upon exercise of the underwriters’ purchase option may have no value, the market for such warrants may be limited and such warrants may expire worthless. Even if the prospectus relating to the common stock issuable upon exercise of the warrants is not current, the warrants issued to our initial securityholders may be exercisable for unregistered shares of common stock.

If our securities are delisted from AMEX, investors in this offering may engage in resale transactions only in those states in which we register this offering and certain other jurisdictions for which an applicable exemption from registration exists.

Under the National Securities Markets Improvement Act of 1996, the resale of the units and, once they become separately transferable, the common stock and warrants comprising the units, are exempt from state registration requirements because the securities are listed on AMEX. However, each state retains jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with recapitalization, reorganization, merger or consolidation. If our securities are delisted from AMEX, investors in this offering may engage in resale transactions only in those states in which we register this offering and certain other jurisdictions for which an applicable exemption from registration exists.

The issuance of our shares in this offering or upon exercise of the warrants issued in this offering or upon the exercise or conversion of other securities we have outstanding may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock, units and warrants.

As of the date of this prospectus, there were 46,298,202 shares of our common stock outstanding. The issuance of our shares in this offering or upon exercise of the warrants issued in connection with this offering will increase the number of our publicly traded shares, which could depress the market price of our common stock.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock, which would also negatively affect the price of our units and warrants.

As of the date of this prospectus, exclusive of this offering, there were 34,709,366 shares of our common stock issuable upon exercise or conversion of the following securities. These securities represent approximately 75% of our outstanding shares of common stock as of the date of this prospectus.

Convertible preferred stock, Series A	916
Convertible preferred stock, Series J (convertible at $1.25 per share)*	4,172,000
Officers, employees, and directors options (exercisable at an average price of $1.58 per share through March 2014)**	1,139,783
Consultant warrants (exercisable at an average price of $38.70 per share through February 2009)	7,500
Debt and equity offering warrants (exercisable at an average price of $1.16 per share through March 2011)	16,424,877
Convertible notes or related warrants issued upon redemption of the notes (convertible/exercisable at $1.05 per share through August 2008)	11,476,194
Convertible debentures (convertible at $1.05 per share through September 2008)	1,488,096

34,709,366

*	To be retired from the proceeds of this offering.

**	Includes options to purchase an aggregate of 843,000 shares of our common stock, which were granted in April 2006 under our 2006 Equity Compensation Plan. No shares issuable upon exercise of these options can be issued until our 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of our 2006 Equity Compensation Plan at our next annual stockholders’ meeting.

The conversion and exercise prices of outstanding securities may be reduced, and the number of shares that we issue on conversion or exercise may be increased, in the event that we issue common stock or securities convertible into common stock in the future for consideration that is less than the conversion or exercise prices of the outstanding securities.

The terms of certain of our outstanding convertible debt and warrants provide for a downward adjustment in the conversion and exercise prices in the event that we subsequently issue shares of our common stock, or securities convertible into or exercisable for our common stock, for consideration that is less than the conversion or exercise prices of the previously issued securities. Any reduction of the conversion or exercise prices of outstanding securities as a result of these adjustment provisions will require that we issue a greater number of shares upon conversion of convertible debt or exercise of warrants than we would have issued in the absence of these provisions. Any additional shares that we issue as a result of the adjustment provisions of these securities will cause further dilution to our existing stockholders.

We are engaged in the bio-pharmaceutical industry; as a result, the market for our shares of common stock may be subject to extreme volatility.

The market for securities of bio-pharmaceutical companies, including ours, has historically been more volatile than the market for stocks in general. As a result, the price and volume of our shares may be subject to wide fluctuations in response to factors, some of which are beyond our control, including, without limitation:

•	quarter-to-quarter variations in our operating results;

•	our announcement of material events;

•	price fluctuations in sympathy to others engaged in our industry; and

•	the effects of media coverage of our business.

Price and volume volatility may prevent you from selling your shares of our common stock when you desire to do so, and the inability to sell your shares in a rapidly declining market may substantially increase your risk of loss. Our shares have traded between a high of $1.03 and a low of $0.25 since January 1, 2005. The daily trading volume of our shares since January 1, 2005 has been volatile ranging between 23,500 and approximately 11.6 million shares in a single day.

Changes in the market for our common stock could also negatively impact the price and volume volatility of our units and warrants.

We do not expect to pay dividends on our common stock in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. Our convertible debentures prohibit us from directly or indirectly paying cash dividends or distributions on our common stock. Provisions of our convertible debentures and Series A cumulative convertible preferred stock also prohibit the payment of dividends on our common stock, subject to certain exceptions. Additionally, any future payment of dividends will directly depend upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. The payment of dividends may also be restricted by the provisions of Delaware law. You should not rely on an investment in our common stock if you require dividend income. The only return on your investment in our common stock, if any, would most likely come from any appreciation of our common stock.

We could use preferred stock to fund operations or resist takeovers, and the issuance of preferred stock may cause additional dilution.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, of which 2,150 shares of Series A cumulative convertible preferred stock and 52,150 shares of Series J cumulative convertible preferred stock are issued and outstanding on the date of this prospectus. Our certificate of incorporation gives our board of directors the authority to issue preferred stock without the approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

•	dividend and liquidation preferences;

•	voting rights;

•	conversion privileges;

•	redemption terms; and

•	other privileges and rights of the shares of each authorized series.

The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders’ liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit us and our stockholders.

USE OF PROCEEDS

Gross proceeds from the sale of the units is anticipated to be $             prior to the payment of underwriting discounts of $             and expenses of $             and other estimated expenses of this offering of $            . Absent unforeseen circumstances, the anticipated net proceeds of approximately $             (without giving effect to exercise of the over-allotment option, the common stock purchase warrants included in the units or the underwriters’ option to purchase units) will be applied substantially as follows:

•	Redemption of $5,215,000 of our Series J 24% Cumulative Convertible Preferred Stock and payment of $1,251,600 in dividends accrued through February 28, 2007;

•	Redemption of $1,800,000 of Viragen International’s Series C 24% Cumulative Preferred Stock and payment of $432,000 in dividends accrued through July 14, 2007;

•	Monthly principal payments of $62,500, plus a 10% premium, on our outstanding convertible debentures;

•	Quarterly interest payments on the outstanding balance of our convertible promissory notes;

•	Research and development activities;

•	Sales and marketing activities;

•	Administrative expenses; and

•	Working capital needs.

We may also use a portion of the net proceeds of this offering to invest in or acquire new technologies and/or other strategic relationships, although we have no present commitments or agreements with respect to any such material acquisition or investment.

The amounts actually expended for each of the purposes listed above (other than the redemption of our Series J cumulative convertible preferred stock and the redemption of Viragen International’s Series C cumulative preferred stock) and the timing of our actual expenditures will depend on numerous factors, including our ability to generate licensing fees, growth in sales revenues, research and development activities, sales and marketing activities and the other factors described in “Risk Factors.” We have not yet determined the amount or timing of expenditures for the corporate purposes listed above.

Any proceeds received upon exercise of the over-allotment option or the warrants included in the units will be used for general working capital purposes. There is no assurance that the over-allotment option or any of the warrants will be exercised.

Pending use of the offering proceeds, we may invest the net proceeds of the offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States government or its agencies.

PRICE RANGE OF OUR COMMON STOCK

Our common stock began trading on the American Stock Exchange on April 17, 2000, under the symbol “VRA.” The following table sets forth the high and low sales prices as reported on the American Stock Exchange for the periods indicated, as adjusted for our one for ten reverse stock split effective June 15, 2004.

	High	Low
2006-2007 Period
First Quarter ending September 30, 2006 (through July 21, 2006)	$0.39	$0.25
2005-2006 Period
Fourth Quarter ended June 30, 2006	$0.61	$0.36
Third Quarter ended March 31, 2006	0.80	0.42
Second Quarter ended December 31, 2005	0.79	0.30
First Quarter ended September 30, 2005	0.83	0.44
2004-2005 Period
Fourth Quarter ended June 30, 2005	0.87	0.54
Third Quarter ended March 31, 2005	1.03	0.63
Second Quarter ended December 31, 2004	1.34	0.90
First Quarter ended September 30, 2004	1.42	0.83

The above quotations represent prices between dealers, and do not include retail mark-ups, markdowns or commissions and do not represent actual transactions.

As of July 21, 2006, we had approximately 2,600 stockholders of record. On July 21, 2006, the closing price of our common stock was $0.31 per share.

We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future because:

•	provisions of our convertible debentures prohibit us from directly or indirectly paying cash dividends or distribution on our common stock;

•	provisions of our Series A cumulative convertible preferred stock and Series J cumulative convertible preferred stock prohibit the payment of dividends on our common stock, subject to certain exceptions;

•	we have experienced losses since inception;

•	we have significant capital requirements in the future; and

•	we presently intend to retain future earnings, if any, to finance the expansion of our business.

Future dividend policy will depend on:

•	our earnings, if any;

•	capital requirements;

•	expansion plans;

•	legal or contractual limitations;

•	financial condition; and

•	other relevant factors.

CAPITALIZATION

The following table presents our capitalization as of March 31, 2006. Our capitalization is presented:

•	on an actual basis at that date;

•	on a “as adjusted” basis to give effect at that date to the following subsequent events:

•	our receipt of the estimated net proceeds from the sale of 67,000,000 units in this offering (gross proceeds less the underwriting discount and the estimated offering expenses payable by us from the offering proceeds) and our anticipated application of those proceeds, including the redemption of our Series J cumulative convertible preferred stock, including related accrued and unpaid dividends and the redemption of Viragen International’s Series C cumulative preferred stock issued in July 2006, including related accrued and unpaid dividends.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes that are incorporated by reference into this prospectus.

	As of March 31, 2006
	Actual	As Adjusted
	(in thousands, except number of shares)
Cash and cash equivalents	$3,680	$

Indebtedness:
Current debt and current portion of long-term debt, including convertible debt:
Current portion of convertible debentures	426		426
Current portion of long-term debt	66		66
Short-term borrowings	11		11
Long-term debt, including convertible debt, less current maturities:
Convertible notes	10,332		10,332
Convertible debentures, less current portion	789		789
Long-term debt, less current portion	609		609

Total indebtedness	12,233		12,233
Stockholders’ equity:
10% Series A cumulative convertible preferred stock, $1.00 par value, 375,000 shares authorized, and 2,150 shares issued and outstanding, actual and as adjusted	2		2
24% Series J cumulative convertible preferred stock, $1.00 par value, 60,000 shares authorized, and 51,250 shares issued and outstanding, actual; no shares issued or outstanding, as adjusted	5,215		—
Common stock, $0.01 par value; 100,000,000 shares authorized, and 45,378,284 shares issued and outstanding actual; 100,000,000 shares authorized, and shares issued and outstanding, as adjusted	454
Additional paid-in capital	155,763
Accumulated deficit	(160,973)
Accumulated other comprehensive income	2,296

Total stockholders’ equity	2,757

Total capitalization	$14,990	$

The table does not reflect the issuance of 387,403 shares in April 2006 and 532,515 shares in July 2006 as payment of quarterly interest on our June 2004 convertible notes.

The table does not reflect the issuance by our subsidiary, Viragen International, Inc. of 18,000 shares of its Series C 24% cumulative preferred stock and 3,600,000 shares of its common stock that were issued in connection with Viragen International’s private placement of 18,000 units in July 2006. Viragen International received net proceeds of approximately $1.6 million in connection with this transaction. We and Viragen International intend that Viragen International will redeem the Series C cumulative preferred stock upon completion of this offering.

The outstanding share information excludes the following as of March 31, 2006:

•	16,424,877 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.16 per share issued in connection with our debt and equity financing transactions prior to this offering;

•	11,476,194 shares issuable upon conversion of $12.05 million of convertible notes, or warrants issuable upon redemption of the convertible notes, at a price of $1.05 per share;

•	4,172,000 shares issuable upon conversion of $5.215 million of Series J cumulative convertible preferred stock at a price of $1.25 per share. We intend to redeem the Series J cumulative convertible preferred stock and accrued dividends with a portion of the proceeds from this offering;

•	1,666,669 shares issuable upon conversion of $1.75 million of convertible debentures at a price of $1.05 per share;

•	299,284 shares issuable upon exercise of outstanding options with a weighted average exercise price of $4.47 per share;

•	156,176 shares reserved for grant and issuance under our 1997 Stock Option Plan;

•	100,000 shares issuable upon exercise of outstanding warrants issued to consultants with a weighted average exercise price of $18.82 per share;

•	916 shares issuable upon conversion of $21,500 of Series A cumulative convertible preferred stock.

Effective April 7, 2006, our Compensation Committee awarded options to purchase an aggregate of 843,000 shares to all directors, officers and several employees. The exercise price of each option is $0.57 per share, and each option will vest half upon the date of grant and the remaining half upon the first anniversary of the date of grant. The options were granted pursuant to our 2006 Equity Compensation Plan, which provides for stock-based compensation up to 4,000,000 shares. No shares issuable upon exercise of the options can be issued until the 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of the 2006 Equity Compensation Plan at our next annual stockholders’ meeting.

DILUTION

If you invest in the shares of common stock included in the units being sold in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per common share after this offering. For purposes of the following discussion, we have attributed no value to the common stock purchase warrants included in the units and we do not give effect to the exercise of those warrants or the warrants included in the underwriters’ option to purchase units.

Our net negative tangible book value as of March 31, 2006 is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets as of March 31, 2006. Our net negative tangible book value per common share as of March 31, 2006 is determined by dividing our net negative tangible book value as of March 31, 2006 by the number of common shares outstanding as of March 31, 2006. Our net negative tangible book value as of March 31, 2006 was approximately $2.4 million or $0.05 per share.

After giving effect to our sale in this offering of 67,000,000 shares included in the units at an assumed offering price to the public of $             per share and after deducting underwriting discounts and commissions and our estimated offering expenses and redemption of the Series J cumulative convertible preferred stock and Viragen International’s Series C cumulative preferred stock, our pro forma net tangible book value as of March 31, 2006 would be an aggregate of approximately $             million, or $             per common share. This amount represents an immediate increase of $             per common share to our existing shareholders and an immediate dilution of $             per common share to new investors purchasing shares of common stock included in the units in this offering. The following table below illustrates this per common share dilution to new investors, assuming no value is attributed to the warrants included in the units and the over-allotment option is not exercised:

Assumed offering price to the public per share	$
Net negative tangible book value per common share as of March 31, 2006		(0.05)
Increase in pro forma tangible book value per common share attributable to this offering
Pro forma net tangible book value per common share after this offering
Dilution per common share to new investors
	$

SELECTED FINANCIAL DATA

The following selected financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes thereto and other financial information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which is incorporated by reference into this prospectus. The consolidated statements of operations data set forth below for the fiscal years ended June 30, 2005, 2004, 2003, 2002 and 2001 and the consolidated balance sheet data at June 30, 2005, 2004, 2003, 2002 and 2001 have been derived from our audited consolidated financial statements. The consolidated statement of operations data set forth below for the nine months ended March 31, 2006 and March 31, 2005 and the consolidated balance sheet data at March 31, 2006 have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which is incorporated by reference into this prospectus.

	Nine months ended March 31,		Year Ended June 30,
	2006	2005	2005		2004	2003	2002	2001
	(Unaudited)
STATEMENT OF OPERATIONS DATA
Product sales	$300,802	$163,043	$278,784		$266,137	$630,785	$1,275,264	$—
Interest and other income, net	656,709	1,526,091	1,538,067		632,378	535,428	333,130	717,567
Net loss	(13,324,398)	(12,753,078)	(26,207,706	)(a)	(18,177,164)	(17,348,686)	(11,088,832)	(11,007,809)
Net loss attributable to common stock	(14,293,404)	(12,754,690)	(26,209,856)		(18,179,714)	(17,351,336)	(11,091,482)	(11,010,459)
Basic and diluted net loss per common share (b)	(0.35)	(0.35)	(0.71)		(0.55)	(1.21)	(1.10)	(1.16)
Weighted average common shares outstanding (b)	40,779,807	36,568,385	36,697,852		33,183,832	14,393,803	10,041,571	9,511,691

	At March 31, 2006		At June 30,
			2005		2004	2003	2002	2001
	(Unaudited)
BALANCE SHEET DATA
Working capital (deficit)	$3,999,381		$(7,300,733)		$25,181,900	$4,070,504	$(209,519)	$6,178,436
Total assets	17,226,777		21,984,792		48,219,996	27,867,417	20,796,604	12,820,951
Convertible notes and debentures, current (c)	426,272		16,104,994	(d)	—	2,224,599	711,982	—
Convertible notes and debentures, long-term (c)	11,121,391	(d)	—		12,490,919	1,827,163	—	—
Long-term debt, less current portion	608,503		598,104		1,072,087	1,124,335	1,023,948	25,488
Stockholders’ equity	2,757,303		2,593,617		29,189,581	15,720,208	11,470,620	10,292,409

(a)	Net loss for the fiscal year ended June 30, 2005 includes a goodwill impairment charge of approximately $6.9 million.

(b)	Outstanding share and per share amounts have been adjusted retroactively to reflect the 1:10 reverse stock split that became effective on June 15, 2004.

(c)	Net of discounts.

(d)	Subsequent to June 30, 2005, we entered into agreements to extend the maturity date of our convertible notes from March 31, 2006 to August 31, 2008. As a result of the extension of the maturity date, the convertible notes were reclassified from current to long-term.

Subsequent to March 31, 2006, and as a result of our efforts to reduce our operating expenses by decreasing the amount of lease space utilized by our operations, we plan to write-off certain leasehold improvements and equipment located at our facility in Scotland. The estimated amount of the write-off is approximately $750,000 and will be recorded in our results of operations in the quarter ended June 30, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations and financial condition should be read together with our consolidated financial statements and the notes to those statements, which are incorporated by reference in this prospectus.

Overview

Viragen, Inc. is a biotechnology company engaged in the research, development, and early stage commercialization of biopharmaceutical products for the treatment of cancers and viral diseases. We operate from three locations: Plantation, Florida, which contains our administrative offices and support; Viragen (Scotland) Ltd., located outside Edinburgh, Scotland, which conducts our research and development activities; and ViraNative, located in Umeå, Sweden, which houses our human alpha interferon manufacturing facilities.

Management believes that developing new and improved products or production techniques through targeted scientific exploration in an effort to identify novel therapeutics that satisfy clinician and patient needs, while controlling costs are the key ingredients to our long-term success. We believe that Multiferon® represents an opportunity to address the market of later stage (Stage IIb-III) malignant melanoma patients who have, to date, few alternative treatments from which to choose. Our biggest challenge is successfully funding the programs necessary to achieve the scientific milestones, including costly clinical trials which may or may not demonstrate the hoped for safety and efficacy levels, and regulatory approvals necessary to commercialize our products to a level that will support our operations. We continue to focus our efforts and limited resources on those projects we believe most likely to produce revenue in the near term. To-date we have relied primarily on the equity markets to provide the necessary funding.

We have focused our efforts in three areas:

•	Multiferon®—a human alpha interferon product derived from human white blood cells. Multiferon® is currently approved in nine countries for a broad range of infectious diseases and cancer. While we believe the worldwide market for interferon alpha in 2005 was approximately $3 billion, our sales have been relatively insignificant. In February 2006, Multiferon® was approved in Sweden for the first-line treatment of high-risk malignant melanoma following treatment with dacarbazine after surgical removal of tumors. Our plans are to increase sales of this product throughout the European Union through the European Union’s mutual recognition procedures.

•	Antibody development – through our collaborative agreements with the Sloan Kettering Institute and Cancer Research Technology UK, we are researching antibodies believed to offer potential in the treatment of numerous cancers. Working with the Sloan Kettering Institute, we are researching the anti-tumor effects of antibodies to the GD3 antigen, which is over expressed on certain tumors. Our collaboration with Cancer Research Technology UK is aimed at the development of an anti-CD55 antibody. This antibody initially developed at the University of Nottingham, UK, targets the CD55 antigen, which is significantly over-expressed on nearly all solid tumors. The University of Nottingham was able to demonstrate that this antibody was able to bind only to malignant tumor antigen theoretically removing the tumors protective mechanism. If an antibody can be developed that binds selectively to tumor CD55 antigen, the natural immune system or administered anti-tumor agents may be able to destroy the cancer cells.

•	Avian transgenics – is a technology, not yet fully developed which, if successful, would provide for the manufacture of promising bio-pharmaceutical products in the whites of eggs of genetically modified chickens. In January 2006, we successfully achieved expression of significant quantities of interferon beta-la, using our proprietary, OVA™ system. We continue to work with the Roslin Institute of Scotland, our collaborative partner in this project, towards a cost-efficient alternative method for the production of human proteins.

Our ultimate success is dependent upon achieving commercially viable levels of revenue, in an extremely competitive environment, from one or more of the above projects.

Upon receipt of approval from the Swedish Medical Products Agency for the pre-filled syringe presentation of Multiferon® for the first line adjuvant treatment of high-risk (Stages IIb-III) malignant melanoma following dacarbazine after surgical removal of tumors, we expect to work with the Swedish authorities and external regulatory consultants to apply for broad European registration for Multiferon® for this indication using the mutual recognition procedure. We cannot assure you of the success of our commercialization efforts or that Multiferon® will be approved by countries in the European Union.

Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. We face competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, both in the United States and abroad. Many of our competitors, including major pharmaceutical companies, have more experience in research, development and clinical testing of bio-pharmaceutical products. We have not yet developed a pharmaceutical product and gained regulatory approvals such that it can be widely marketed in an international competitive environment. Many of our competitors also have greater financial, marketing and human resources capabilities that we do.

Since our organization in December 1980, we have incurred operating losses. Our operating losses were approximately $13.3 million for the nine months ended March 31, 2006, and $26.2 million, $18.2 million and $17.3 million for the fiscal years ended June 30, 2005, 2004 and 2003. At March 31, 2006, we had cash on hand of approximately $3.7 million, working capital of approximately $4.0 million and an accumulated deficit since organization of approximately $161.0 million. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. In light of our recurring losses, accumulated deficit and cash flow difficulties, the report of our independent registered public accounting firm on our financial statements for the fiscal year ended June 30, 2005 contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern.

We received deficiency letters from the American Stock Exchange, or AMEX, advising us that we did not meet AMEX’s continued listing standards. Specifically, we have not met AMEX’s combined minimum stockholders’ equity and net losses requirements since June 30, 2005. We submitted a plan to AMEX to regain compliance with AMEX’s continued listing standards, which was accepted by AMEX. AMEX has granted us a conditional extension of time until March 20, 2007 to regain compliance with AMEX’s continued listing standards. We are subject to periodic review by AMEX during the extension period and if we fail to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period, our shares of common stock will be delisted from AMEX, and if approved for listing, our units and common stock purchase warrants will be delisted from AMEX.

We anticipate research and development costs to increase over the next twelve months, particularly in the area of regulatory related consulting fees, toxicology studies and clinical trial costs. We believe that the net proceeds from this offering will be sufficient to fund our operations through our fiscal year ending June 30, 2007. In the event that licensing and sales revenue are insufficient to sustain our operations after such time, we anticipate that it will be necessary for us to raise additional capital in order to continue our operating activities.

Our future capital requirements will depend on many factors including:

•	revenue generated from licensing Multiferon®, our product candidates or our avian transgenics technology;

•	revenue generated from the sale of Multiferon®;

•	our ability to conduct future financings;

•	our ability to service our convertible debt and convertible preferred stock;

•	progress with future research, development, pre-clinical studies and clinical trials;

•	the costs associated with obtaining regulatory approvals;

•	the costs involved in patent applications and potential patent enforcement;

•	competing technologies and market developments; and

•	our ability to establish collaborative arrangements and effective commercialization activities.

Based on our operating plans, for the fiscal year ending June 30, 2007, we anticipate that we will need approximately $10.0 million for operating activities, $1.0 million for investing activities and $10.0 million to redeem our outstanding Series J cumulative convertible preferred stock, Viragen International’s outstanding Series C cumulative preferred stock and service our current debt obligations.

Liquidity and Capital Resources

We have experienced significant losses and a negative cash flow from operations since inception. During the nine months ended March 31, 2006, we incurred a net loss of approximately $13.3 million. During the fiscal years ended June 30, 2005, 2004 and 2003, we incurred significant net losses of approximately $26.2 million, $18.2 million and $17.3 million, respectively, and had an accumulated deficit of approximately $161.0 million as of March 31, 2006. We anticipate additional future losses as we commercialize Multiferon® and conduct additional research activities and clinical trials on our product candidates to obtain additional regulatory approvals. In addition, extensive research and development activities, including costly clinical trial expenditures will be necessary to commercialize our antibodies and avian transgenics technology. We believe that the net proceeds from this offering will be sufficient to fund our operations through our fiscal year ending June 30, 2007. Assuming we do not receive sufficient licensing fees and sales revenue, we will need to raise additional funds to continue our operating activities beyond June 30, 2007. No assurance can be given that additional capital will be available when required or upon terms acceptable to us. Our inability to generate substantial revenues or obtain additional capital through equity or debt financings would have a material adverse effect on our financial condition and our ability to continue operations. Accordingly, if we are unable to obtain additional financing subsequent to June 30, 2007, if needed, we could be forced to significantly curtail or suspend our operations, including laying-off employees, recording asset impairment write-downs and other measures.

As of March 31, 2006, we had approximately $3.7 million in cash and cash equivalents down from approximately $6.9 million as of June 30, 2005. As of March 31, 2006, we had working capital of approximately $4.0 million, compared to a working capital deficit of approximately $7.3 million as of June 30, 2005. The change in working capital was primarily attributed to the reclassification of our convertible notes from current to long-term as a result of the amendments dated September 15, 2005, which extended the due date of the notes from March 31, 2006 to August 31, 2008. Cash used to fund operations during the nine months ended March 31, 2006 totaled approximately $8.1 million. In addition, we made capital investments of approximately $461,000, primarily for equipment and renovations at our Swedish subsidiary as well as research and development equipment at our Scottish subsidiary. The equipment purchases and renovations at our Swedish subsidiary were necessary to replace or modernize certain portions of our production and administrative facilities. During the nine months ended March 31, 2006, we received aggregate net proceeds of approximately $5.9 million from the sale of our Series J cumulative convertible preferred stock with a stated value of approximately $5.2 million and the sale of our convertible debentures with a principal amount of $2.0 million. In July 2006, our majority-owned subsidiary, Viragen International, received net proceeds of approximately $1.6 million from the sale of 18,000 units with each unit consisting of one share of Viragen International Series C 24% cumulative preferred stock and 200 shares of Viragen International common stock. These financing transactions are discussed in further detail below. Principal and interest payments on our convertible notes and debentures totaled approximately $533,000 for the nine months ended March 31, 2006. Principal payments on our short and long-term financing obligations, excluding convertible notes and debentures, totaled approximately $317,000 for the nine months ended March 31, 2006.

We are engaged in active discussions with prospective licensees of Multiferon® in the European Union. We anticipate that a component of any licensing arrangements we may enter into will include our receipt of license fees, our receipt of which will have a positive effect on our working capital. At this time we are unable to predict whether we will consummate license arrangements for Multiferon® in the European Union or when we will receive license fees from any license agreement that we may enter into.

Due to our financial condition, the report of our independent registered public accounting firm on our June 30, 2005 consolidated financial statements includes an explanatory paragraph indicating that these conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated condensed financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

Our future capital requirements are dependent upon many factors, including:

•	revenue generated from licensing Multiferon®, our product candidates or avian transgenics technology;

•	revenue generated from the sale of Multiferon®;

•	our ability to conduct future financings;

•	our ability to service our convertible debt and convertible preferred stock;

•	progress with future research, development, pre-clinical studies and clinical trials;

•	the costs associated with obtaining regulatory approvals;

•	the costs involved in patent applications and potential patent enforcement;

•	competing technologies and market developments; and

•	our ability to establish collaborative arrangements and effective commercialization activities.

For the fiscal year ending June 30, 2007, we anticipate the need of approximately $10.0 million for operating activities, $1.0 million for investing activities and $10.0 million to redeem our outstanding Series J cumulative convertible preferred stock, Viragen International’s outstanding Series C cumulative preferred stock and service our current debt obligations.

Series J 24% Cumulative Convertible Preferred Stock

On March 21, 2006, we completed a private placement of Series J cumulative convertible preferred stock and warrants to purchase shares of our common stock. We received gross proceeds of approximately $5.2 million in connection with this transaction.

Each share of Series J cumulative convertible preferred stock, par value $1.00 per share, has a stated value of $100. The holders of outstanding Series J cumulative convertible preferred stock are entitled to receive preferential dividends in cash out of any funds of Viragen before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Viragen common stock, or other class of stock presently authorized or to be authorized, except for Viragen’s Series A cumulative convertible preferred stock, at the rate of 24% per annum on the stated value, payable in cash on the earlier of (a) annually in arrears commencing February 28, 2007 and annually thereafter in cash or (b) upon redemption, as hereinafter provided, following the closing of any subsequent financing (whether done in one or more financings of debt or equity) by Viragen with gross proceeds equal to or greater than $5,000,000. To the extent not prohibited by law, dividends must be paid to the holders not later than five business days after the end of each period for which dividends are payable.

The Series J cumulative convertible preferred stock is convertible into Viragen common stock, at the option of the investors, together with accrued and unpaid dividends if elected by the investors, at a conversion price or rate of $1.25 per share, subject to adjustment. Viragen and the investors each have the option at such time as we complete a subsequent financing for gross proceeds of $5,000,000 or more to have Viragen redeem all or a portion of their Series J cumulative convertible preferred stock and any accrued and unpaid dividends, rounded up to February 28, 2007 and to each February 28 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next February 28 despite redemption prior to that date). In addition, under certain circumstances, we have the right to redeem the Series J cumulative convertible preferred stock if our common shares trade at $2.50 or higher for a period of 10 consecutive trading days.

For each share of Series J cumulative convertible preferred stock purchased, investors received warrants to purchase 80 shares of common stock at an exercise price of $1.25 per share, subject to adjustment, for a term of five years from the date of issuance. The warrants include a cashless exercise provision. No redemption rights for the warrants are provided to either Viragen or the investors.

Resale of the shares issuable upon conversion of the Series J cumulative convertible preferred stock and exercise of the related warrants are registered under our Form S-3 registration statement (File No. 333-133397) filed with the Securities and Exchange Commission, which was declared effective on May 23, 2006. If we are unable to maintain the effectiveness of the registration statement related to the Series J cumulative convertible preferred stock, we are obligated to pay investors liquidated damages in cash equal to 1.5% of the stated value of the Series J cumulative convertible preferred stock per month. Liquidated damages will not accrue nor be payable for times during which the shares covered by the related prospectus are transferable by the holder pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

The net proceeds from the offering of approximately $4.7 million are being used for working capital purposes.

Dawson James Securities, Inc. served as placement agent for the transaction, and received a placement agent cash fee of 8% of monies raised and a non-accountable expense fee of an additional 2% of monies raised. The placement agent also received warrants to purchase common stock in an amount equal to 8% of the shares issuable upon conversion of the Series J cumulative convertible preferred stock and exercise of the related warrants (an aggregate of 667,520 warrants). The placement agent warrants are exercisable at $1.25 per warrant share for a 60-month period.

Viragen International Private Placement

In July 2006, our subsidiary, Viragen International, Inc. completed a private placement of 18,000 units with each unit consisting of one share of Viragen International Series C 24% cumulative preferred stock and 200 shares of Viragen International common stock. Accordingly, 18,000 shares of its Series C 24% cumulative preferred stock and 3,600,000 shares of its common stock were issued. Viragen International received net proceeds of approximately $1.6 million in connection with this transaction. We and Viragen International intend that Viragen International will redeem the Series C cumulative preferred stock upon completion of this offering.

Each share of Series C cumulative preferred stock, par value $1.00 per share, has a stated value of $100. The holders of outstanding Series C cumulative preferred stock are entitled to receive preferential dividends in cash out of any funds of Viragen International before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Viragen International common stock, or other class of stock to be authorized, at the rate of 24% per annum on the stated value, payable in cash on the earlier of (a) annually in arrears commencing July 14, 2007 and annually thereafter in cash or (b) upon redemption, as hereinafter provided, following the closing of any subsequent financing (whether done in one or more financings of debt or equity) by us or Viragen International with gross proceeds equal to or greater than $5,000,000. To the extent not prohibited by law, dividends must be paid to the holders not later than five business days after the end of each period for which dividends are payable.

Each holder of the Series C 24% cumulative preferred stock may require Viragen International to redeem all or a portion of such holder’s Series C 24% cumulative preferred stock at its stated value, plus any accrued and unpaid dividends, rounded up to July 14, 2007 and to each July 14 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next July 14 despite redemption prior to that date), upon the closing of any subsequent financing by us or Viragen International with gross proceeds equal to or greater than $5,000,000. At the time of any such financing by us or Viragen International, Viragen International has the right to redeem all, but not less than all, of the Series C 24% cumulative preferred stock at its stated value, plus any accrued and unpaid dividends, rounded up to July 14, 2007 and to each July 14 thereafter (i.e. if such redemption occurs, dividends will bee accrued and payable through the next July 14 despite redemption prior to that date).

Viragen International is obligated to file a registration statement for the resale of the shares of common stock issued in the offering for the benefit of the holders of the common stock by October 15, 2006, and to cause the registration statement to be declared effective within 90 days of the filing date. Viragen International is obligated to pay investors liquidated damages in cash equal to 1.5% of the stated value of the preferred shares for each 30 days or part thereof for any failure to timely file or obtain an effective registration statement.

Dawson James Securities, Inc. served as placement agent for the transaction, and received a placement agent cash fee of $144,000 and an aggregate of 396,000 shares of Viragen International’s common stock, which represented twenty-two shares of Viragen International’s common stock for each share of Series C 24% cumulative preferred stock sold. In addition, the placement agent received a non-accountable expense allowance of $36,000.

Line of Credit

Our Swedish subsidiary maintained an overdraft facility, denominated in Swedish Krona, with a bank in Sweden. The maximum borrowing capacity on this overdraft facility was approximately $767,000 at June 30, 2005. Borrowings outstanding under this overdraft facility were at a floating rate of interest, which was approximately 5.25% at June 30, 2005. The overdraft facility expired at the end of February 2006 and outstanding borrowings at that time were paid. There was no outstanding balance under this overdraft facility as of June 30, 2005. This overdraft facility was secured by certain assets of ViraNative including inventories and accounts receivable.

Convertible Notes and Debentures

On June 18, 2004, we consummated the sale of $20 million in convertible promissory notes and common stock purchase warrants to eight accredited and institutional investors. We received approximately $18.96 million, net of finder’s fees and legal expenses. The notes were due to mature on March 31, 2006. On September 15, 2005, we entered into agreements with each of the eight holders of our convertible promissory notes in the aggregate principal amount of $20 million to:

•	extend the maturity date of the notes from March 31, 2006 to August 31, 2008;

•	reduce the conversion price from $1.516 to $1.05 per share. This conversion price, with certain exceptions, is subject to reductions if we enter into additional financing transactions for the sale of our common stock below the public trading price and below the conversion price;

•	provide for mandatory conversion of the notes if the volume weighted average price for our common stock exceeds $2.00 per share for 30 consecutive trading days;

•	amend the adjustment provisions of the notes and the warrants to provide for “full ratchet” rather than “weighted average” adjustments in the event that we issues securities in the future (other than an “exempt issuance” as defined in the notes) for a price of less than the then current conversion price of the notes or 119% of the then current exercise price of the warrants, as the case may be. Full ratchet adjustments reduce the conversion and exercise prices to the lowest price at which we may issue securities in the future. Weighted average adjustments reduce the conversion and exercise prices to a lower price, weighted based upon the average price at which our shares have been sold; and

•	expand the definition of “exempt issuance” under the notes and related warrants to exclude from the adjustment provisions of the notes and related warrants, our issuance of shares (a) in a firm commitment public offering by a reputable underwriter, (b) under equity compensation plans approved by a majority of our independent directors or a majority of the non-employee members of a committee of the board, (c) in connection with any future acquisition of the minority interest in Viragen International, Inc. and (d) in connection with strategic transactions not undertaken with the primary purpose of raising capital.

Interest under the convertible promissory notes remains payable quarterly at an annual rate of 7%. Quarterly interest payments are payable in cash or, at our option, in shares of our common stock based upon the average market price of our common stock during the 20 consecutive trading days prior to and including the interest payment date, subject to certain conditions.

These notes may be prepaid at 110% of their face amount, plus the issuance to note holders of additional warrants to purchase the number of shares of our common stock into which the notes would otherwise have been convertible, at an exercise price equal to the prevailing conversion price of the notes. If issued on prepayment, the warrants may be exercised for the period that would have been the remaining life of the notes had they not been prepaid. We also have the right to require note holders to convert their notes, subject to certain limitations; if the volume weighted average price of our common stock exceeds $2.00 per share for 30 consecutive trading days.

Our convertible notes are subject to acceleration in the event of our default under the notes, which events of default include, among others:

•	our failure to pay the principal on the notes when due or any installment of interest on the notes when due, and such failure continues for a period of five (5) business days after the due date; or

•	our failure to issue shares of our common stock to a note holder upon exercise of the holder’s conversion or purchase rights within two trading days after the due date therefore.

If any event of default occurs under the notes, at the option of the note holder, we are required to pay to the holder an amount equal to 110% of the sum of the outstanding principal amount of the notes, plus accrued and unpaid interest on the principal amount to the date of payment, plus accrued and unpaid default interest, if any.

As of March 31, 2006, $12.05 million of the principal amount of these convertible notes remained outstanding. Interest on these notes for the nine months ended March 31, 2006 at 7% totaled approximately $861,000. The quarterly interest due April 1, 2006 of approximately $232,000 was satisfied through the issuance of 387,403 shares of our common stock valued at $0.60 per share. The quarterly interest due January 1, 2006 of approximately $284,000 was satisfied through the issuance of 576,857 shares of our common stock valued at $0.49 per share. The quarterly interest due October 1, 2005 of approximately $345,000 was satisfied through the payment of approximately $258,000 in cash and the issuance of 142,322 shares of our common stock valued at $0.61 per share.

On September 15, 2005, we entered into a securities purchase agreement under which we sold our convertible, amortizing debentures in the aggregate principal amount of $2.0 million to four returning institutional investors. Under the terms of the agreement, we received approximately $1.2 million, net of original issue discounts of $570,000, a $200,000 finder’s fee and legal expenses. This agreement also provided for the issuance to the purchasers of an aggregate of 952,381 three-year common stock purchase warrants exercisable at a price of $1.25 per share.

The debentures are convertible at a conversion price of $1.05 per share, subject to adjustment, including in the event that we subsequently issues securities at less than the conversion price then in effect. The debentures provide for amortization in 32 equal monthly installments of principal, commencing on January 1, 2006. Monthly amortization payments may be made, at our option, in cash, accompanied by a 10% premium, or in shares of its common stock at a 5% discount to market price (computed by reference to the volume weighted average price of our common stock during the five trading day period immediately preceding the amortization due date). We have the right to require the debenture holders to convert their debentures in the event that the volume weighted average price of our common stock exceeds $2.00 per share for 30 consecutive trading days, the resale of the shares issuable upon conversion of the debentures are covered by an effective registration statement, and certain other conditions are met.

In lieu of interest, the debentures provided for an original issue discount equal to $570,000, the equivalent of 9.5% interest over the three year life of the debentures.

During the nine months ended March 31, 2006, we made cash payments aggregating $275,000 to the September 15, 2005 convertible debenture holders, which represented four of 32 monthly installments on these debentures, including the additional 10% premium.

Our debentures are also subject to acceleration in the event of our default under the debenture agreements, which events of default include, among others:

•	any default in our payment of the principal amount of the debentures or liquidated damages in respect of the debentures, when due and payable; or

•	our common stock is not eligible for quotation on or quoted for trading on a trading market and shall not again be eligible for and quoted or listed for trading thereon within five trading days.

If any event of default occurs under the debentures, the full principal amount of the debentures, together with other amounts owing on the debentures, to the date of acceleration, shall become at the debenture holder’s election, immediately due and payable in cash. Commencing five (5) days after the occurrence of any event of default that results in the acceleration of the debentures, the interest rate on the debentures shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

Contractual Obligation

Our significant contractual obligations for the next five years and thereafter as of March 31, 2006 are as follows:

		Payments due by period
Contractual obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Convertible notes, including interest (1)	$14,089,000	$844,000	$13,245,000	$—	$—
Convertible debentures (2)	1,925,000	825,000	1,100,000	—	—
Long-term debt (3)	680,000	70,000	100,000	67,000	443,000
Dividends on Series J Cumulative Convertible Preferred Stock (4)	1,252,000	1,252,000	—	—	—
Operating leases (5)	3,689,000	1,188,000	1,472,000	825,000	204,000
Research and development agreements (6)	1,078,000	1,029,000	49,000	—	—
Officers and key employee agreements (7)	745,000	745,000	—	—	—
Insurance financing (8)	16,000	16,000	—	—	—
License Fees (9)	250,000	250,000	—	—	—

Total contractual obligations	$23,724,000	$6,219,000	$15,966,000	$892,000	$647,000

(1)	Consists of outstanding principal balance on the June 2004 convertible notes. These notes mature on August 31, 2008 and accrue interest at 7% payable quarterly.

(2)	Consists of outstanding principal balance on the September 2005 convertible debentures. These debentures provide for 32 monthly amortization payments of $62,500 that commenced January 1, 2006, plus a 10% premium of the payments are made in cash instead of with shares of our common stock.

(3)	Long-term debt consists of a mortgage loan with a Swedish bank and equipment financing agreements in Scotland.

(4)	Includes dividends payable on Series J cumulative convertible preferred stock. The calculation of dividends payable assumes the Series J cumulative convertible preferred stock will be redeemed within one year of issuance. The redemption of the Series J cumulative convertible preferred is not reflected in the table.

(5)	Operating leases consist of facility and equipment lease agreements.

(6)	Research and development agreements include agreements related to our avian transgenic and monoclonal antibody projects.

(7)	Includes agreements entered into with officers and other key employees.

(8)	Short-term financing agreement for premium on corporate insurance policy.

(9)	License fees represent the annual license fee payable to Oxford BioMedica.

American Stock Exchange Notice

Viragen’s outstanding convertible debt contains a provision that in the event its common stock is no longer traded on the American Stock Exchange, or Amex, New York Stock Exchange or NASDAQ, the debt holders have the right to request repayment of their investment with related accrued interest. Given Viragen’s current financial position, if the convertible debt holders were to request payment, we would be unable to repay these amounts and would be in default of the debt agreements.

Viragen received a deficiency letter from the AMEX dated March 1, 2006, advising that, based upon its review of Viragen’s financial statements included in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, the Company does not meet the AMEX’s combined minimum stockholders’ equity and operating losses requirements. Specifically, Viragen is not in compliance with Section 1003(a)(i) of the AMEX Company Guide, because the Company’s stockholders’ equity is less than $2,000,000 and it sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years. Previously, Viragen received a deficiency letter from the AMEX dated September 20, 2005, advising that, based upon its review of Viragen’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2005, Viragen is not in compliance with AMEX’s continued listing standards. Specifically, Viragen is not in compliance with Section 1003(a)(ii) of the AMEX Company Guide, because the Company’s stockholders’ equity is less than $4,000,000 and it sustained losses from continuing operations and/or net losses in three out of its four most recent fiscal years, and Section 1003(a)(iii) of the AMEX Company Guide, because the Company’s stockholders’ equity is less than $6,000,000 and it sustained losses from continuing operations and/or net losses in its five most recent fiscal years. Viragen submitted a plan to AMEX which outlines Viragen’s plans to regain compliance with AMEX’s continued listing standards. On October 25, 2005, AMEX notified Viragen that it accepted Viragen’s plan of compliance and granted Viragen an extension of time until March 20, 2007 to regain compliance with AMEX’s continued listing standards. Viragen will be subject to periodic review by AMEX during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Viragen’s shares being delisted from AMEX. We have provided quarterly updates to AMEX regarding our progress with the plan.

We will be subject to periodic review by AMEX during the extension period granted by AMEX. Failure to make progress consistent with the plan we submitted to AMEX or to regain compliance with the continued listing standards by the end of the extension period could result in our common stock and units and common stock purchase warrants, if approved for listing on AMEX in connection with this offering, being delisted from AMEX. In the event our common stock, units or warrants are delisted from AMEX, we would apply to have our common stock, units and warrants listed on the over-the-counter bulletin board; however, certain institutional investors have policies against investments in bulletin board companies and other investors may refrain from purchasing our common stock, units and warrants if they are not listed on a national securities exchange. Also, we would lose some of our existing analyst coverage and our efforts to obtain new analyst coverage would be significantly impaired. Further, our ability to sell our equity securities and debt would be significantly limited in numerous states because the exemption we utilize to sell these securities without registration under applicable state securities laws requires that our common stock be listed on AMEX. If we were required to register our equity securities or debt offerings under the securities laws of various states, no assurance will be given as to whether we would be able to obtain the necessary approvals from states’ securities administrators. To the extent our common stock were to be delisted from trading on AMEX, the value of our equity securities and our ability to sell equity securities and debt would be negatively impacted. The occurrence of these events could have a material adverse effect on our ability to repay our outstanding debt and other obligations.

In addition, our outstanding convertible debt contains a provision that in the event our common stock is no longer traded on the AMEX, New York Stock Exchange or NASDAQ, the debt holders have the right to request repayment of their outstanding principal balance with related accrued interest. Given our current financial position, if our common stock was delisted from AMEX, and if the convertible debt holders were to request repayment, we would be unable to repay these amounts and would be in default under these agreements, which would significantly hamper our ability to raise additional capital to fund our ongoing operations.

Change in Filer Status

Effective December 31, 2005, we computed our market capitalization in the manner prescribed by rules of the Securities and Exchange Commission. Based upon that computation, our public float was less than $50 million as of December 31, 2005. As a result, SEC rules provide that effective June 30, 2006, we will no longer meet the SEC’s definition of an “accelerated filer” and, based upon current SEC rules, our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the requirement that we provide management’s report on the effectiveness of our internal controls over financial reporting in our annual reports on Form 10-K will be suspended until the earlier of our regaining accelerated filer status or our fiscal year ending June 30, 2008. As a result of this change in filer status, we expect to achieve cost savings over prior year with respect to Section 404 compliance costs, including lower professional fees.

Results of Operations

Nine months ended March 31, 2006 and 2005

Product sales

For the nine months ended March 31, 2006, product sales totaled approximately $301,000 compared to approximately $163,000 for the nine months ended March 31, 2005. These increases in product sales were attributed to an increase in Multiferon® sales volume in Chile, Mexico, Sweden, and Germany.

We have entered into several agreements for the distribution of Multiferon® in various countries. To date, we have recognized minimal revenue from many of these agreements. The majority of these agreements require that the distributor obtain the necessary regulatory approvals, which, in some cases, have not yet been obtained. Regulatory approval is a mandatory step in the marketing of a drug, but it is by no means the final challenge in marketing a bio-pharmaceutical product. In most countries, product pricing and reimbursement authorization must also be approved before a drug product can be marketed.

There are challenges associated with international marketing activities including language and cultural barriers, variations in compliance procedures in certain countries and/or changes in regulatory requirements where our products may be marketed, performance of our distribution channels, government’s willingness to promote cheaper generic versions of competing products, the general population’s inability to afford private care drug products, changes in economic conditions and instability from country to country, changes in a country’s political condition, trade protection measures, tariffs and other trade barriers, including import and export restrictions, and tax issues. Our future revenues, costs of operations and profit results could be materially adversely affected by any or all of these factors. It may take significant time to overcome these challenges with no assurance that a particular market will ever be effectively penetrated.

Cost of Sales

Cost of sales totaled approximately $1.71 million for the nine months ended March 31, 2006 compared to approximately $1.84 million for the same period in the prior year. This decrease in cost of sales was primarily attributed to decreased excess/idle capacity as a result of cost cutting measures while production levels were at a minimum. Excess/idle capacity represents fixed production costs incurred at our Swedish manufacturing facilities, which were not absorbed as a result of the production of inventory at less than normal operating levels. For the nine months ended March 31, 2006 and March 31, 2005, excess/idle capacity costs were primarily due to minimal production activities as a result of low sales demand. We will continue to incur excess/idle production costs until we generate higher sales demand and resume production at normal operating levels that absorb our fixed production costs.

Inventory Write-down, net

During the quarter ended December 31, 2005, we determined that a portion of our work in process inventory would not be converted to finished product prior to expiration. Therefore, we recorded a write-down for this inventory of approximately $104,000.

During the quarter ended September 30, 2005, a freezer at our facility in Sweden malfunctioned causing the temperature of certain work in process inventory to rise above the approved levels for frozen product. Accordingly, we recorded a net write-down of approximately $91,000 of work in process inventory. This loss is net of an insurance recovery of approximately $486,000, which we collected in October 2005.

During the quarter ended December 31, 2004, we recorded a write-down of approximately $540,000 of our finished product inventory. Upon evaluating the shelf-life of certain lots of our Multiferon® inventory, near-term sales forecasts and consideration of alternative uses, a write-down of the value of this inventory was deemed necessary.

The determination of excess or non-saleable inventories requires us to estimate the future demand for our product and consider the shelf life of the inventory. If actual demand is less than our estimated demand, we could be required to record additional inventory write-downs, which would have an adverse impact on our results of operations.

Research and Development Costs

Research and development costs include scientific salaries and support fees, laboratory supplies, consulting fees, contracted research and development, equipment rentals, repairs and maintenance, utilities and research related travel. For the nine months ended March 31, 2006, research and development costs totaled approximately $3.25 million compared to approximately $3.28 million for the nine months ended March 31, 2005. Research and development expenses for the nine months ended March 31, 2005 reflect the reversal of a long-standing trade liability of approximately $0.18 million. Excluding the impact of this reversal, period over period research and development expenses were lower for the nine months ended March 31, 2006 due to a decrease in consulting fees for regulatory matters, contracted research and development and legal fees related to intellectual property.

Subsequent to March 31, 2006, and as a result of our efforts to reduce our operating expenses by decreasing the amount of lease space utilized by our operations, we plan to write-off certain leasehold improvements and equipment located at our facility in Scotland. The estimated amount of the write-off is approximately $750,000 and will be recorded in our results of operations in the quarter ended June 30, 2006.

We will continue incurring research and development costs, including projects associated with Multiferon® as well as other projects to more fully develop potential commercial applications of Multiferon®, as well as broaden our potential product lines in the areas of avian transgenics and oncology. We anticipate research and development costs to increase over the next twelve months, particularly in the area of regulatory-related consulting fees, toxicology studies and clinical trial costs. Our ability to successfully conclude additional clinical trials, a prerequisite for expanded commercialization of any product, is dependent upon our ability to generate licensing and sales revenue and to raise significant additional funding necessary to conduct and complete these trials. We believe that the net proceeds from this offering will be sufficient to fund our operations through our fiscal year ending June 30, 2007, and, in the event that licensing and sales revenue are insufficient to sustain our operations beyond this date, we expect that we will need to raise additional funds after such time.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include administrative personnel salaries and related expenses, office and equipment leases, utilities, repairs and maintenance, insurance, legal, accounting, consulting, depreciation and amortization expenses. For the nine months ended March 31, 2006, selling, general and administrative expenses totaled approximately $4.87 million compared to approximately $5.74 million for the nine months ended March 31, 2005. The decrease of approximately $0.87 million over the prior period was primarily attributed to a decrease in personnel related expenses, travel related expenses, consulting and legal fees.

Our successful commercialization of Multiferon® will require additional marketing and promotional activities and planned clinical trials, which are dependent upon our ability to raise significant additional funding, or our ability to generate sufficient cash flow from operations.

We anticipate that selling related expenses will increase over the next twelve months. This increase is expected due to the planned expansion of our Multiferon® sales and marketing efforts. These increases will be incurred in sales personnel related expenses, consulting fees, travel related expenses, promotional materials and other marketing related costs.

Amortization of Intangible Assets

Amortization of intangible assets represents the amortization of our acquired developed technology. This developed technology is being amortized over its estimated useful life of approximately 14 years. For the nine months ended March 31, 2006, amortization of intangible assets totaled approximately $116,000, compared to approximately $128,000 during the nine months ended March 31, 2005. The period over period decrease was due to the strengthening of the U.S. dollar against the Swedish Krona.

Interest Expense

Interest expense for the nine months ended March 31, 2006 totaled approximately $4.17 million compared to approximately $4.08 million for the nine months ended March 31, 2005. For the nine months ended March 31, 2006, interest expense primarily represented interest expense on our June 2004 convertible notes and our September 15, 2005 convertible debentures. This interest expense was comprised of principal interest totaling $861,000 and non-cash interest expense related to the amortization of the discounts on these notes and debentures and related closing costs totaling approximately $3.25 million. For the nine months ended March 31, 2005, interest expense primarily represented interest expense on our June 2004 convertible notes consisting of principal interest payments totaling $1.04 million and non-cash interest expense related to the amortization of the discounts on these notes and related closing costs totaling approximately $2.95 million.

Also included in interest expense was interest incurred on the debt facilities maintained by our Swedish and Scottish subsidiaries. These debt facilities had interest rates ranging from 5.75% to 7.92% at March 31, 2006 and an interest rate of 5.25% at March 31, 2005. Interest expense on these debt facilities for the nine months ended March 31, 2006 totaled approximately $32,000, compared to approximately $74,000 for the nine months ended March 31, 2005. This decrease was due to the repayment in September 2004 of one of our loans in Sweden that carried a high interest rate and a reduction in the interest rate and average outstanding balance on our line of credit in Sweden.

Other Income, net

The primary components of other income, net, are interest earned on cash and cash equivalents and short-term investments, grant income from government agencies in Scotland, sublease income on certain office space in our facility in Scotland, transaction gains or losses on foreign exchange, remeasurement gains or losses on assets and liabilities denominated in currencies other than the functional currency, gains or losses on the disposal of property, plant and equipment, and income generated from research and development support services provided by our Swedish subsidiary.

Other income, net, for the nine months ended March 31, 2006, totaled approximately $657,000 compared to approximately $1.53 million for the nine months ended March 31, 2005. This decrease of approximately $869,000 was primarily attributed to less foreign exchange gains including the gain recorded in December 2004 due to the remeasurement of the intercompany payable from Viragen (Scotland) Ltd.

and higher interest income in fiscal 2005 on higher cash balances. Our foreign exchange gains and losses arose from the remeasurement of British Pound denominated accounts and short-term investments.

Income Tax Benefit

We are subject to tax in the United States, Sweden, and the United Kingdom. These jurisdictions have different marginal tax rates. For the nine months ended March 31, 2006, our income tax benefit totaled approximately $33,000, which was the same as for the nine months ended March 31, 2005. Income tax benefit for these periods arose from of the amortization expense on certain intangible assets. Due to the treatment of the identifiable intangible assets under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, our balance sheet reflects a deferred income tax liability of approximately $0.42 million as of March 31, 2006, all of which was related to our developed technology intangible asset acquired on September 28, 2001.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

Product Sales

For the fiscal year ended June 30, 2005, product sales totaled approximately $279,000 compared to approximately $266,000 for the fiscal year ended June 30, 2004. This five percent increase in product sales of approximately $13,000 was attributed to an increase in sales of Multiferon® in Sweden and South Africa, which was partially offset by decreases in Indonesia and Mexico. Of the $279,000 in total product sales in fiscal 2005, approximately 70% occurred in the last two fiscal quarters.

Cost of Sales

Cost of sales, which includes excess/idle production costs, totaled approximately $2.6 million for the fiscal year ended June 30, 2005 compared to approximately $2.0 million for the fiscal year ended June 30, 2004. The increases in cost of sales for the fiscal year ended June 30, 2005 was primarily attributed to increased excess/idle capacity. Excess/idle capacity represents fixed production costs incurred at our Swedish manufacturing facilities, which were not absorbed as a result of the production of inventory at less than normal operating levels. For the fiscal year ended June 30, 2005, excess/idle capacity costs were due to minimal production activities as a result of low sales demand. For the fiscal year ended June 30, 2004, the excess/idle capacity costs were the result of the suspension of routine manufacturing as of March 31, 2003. This planned break in routine manufacturing was dictated by the Swedish regulatory authorities and was necessary to allow for certain steps of our production process to be segregated and transferred to our owned facility located in Umeå, Sweden.

Inventory Write-down

During the fiscal year ended June 30, 2005, we recorded write-downs of approximately $720,000 of our finished product inventory. Upon evaluating the shelf-life of certain lots of our Multiferon® inventory, near-term sales forecasts and consideration of alternative uses, write-downs of the value of this inventory were deemed necessary.

Research and Development Costs

For the fiscal year ended June 30, 2005, research and development costs totaled approximately $5.0 million compared to approximately $3.6 million for the fiscal year ended June 30, 2004. This increase of approximately $1.4 million was attributed to an increase in costs incurred related to our antibody projects totaling approximately $0.4 million, with the remainder due to an increase in consulting fees, licensing fees and other expenses related to Multiferon®. These increases were partially offset by the reversal of a long-standing trade liability of approximately $0.2 million during the quarter ended December 31, 2004.

Selling, General and Administrative Expenses

For the fiscal year ended June 30, 2005, selling, general and administrative expenses totaled approximately $8.6 million compared to approximately $7.4 million for the fiscal year ended June 30, 2004. This increase of approximately $1.2 million was primarily attributed to increases in personnel-related costs of approximately $0.7 million, consulting fees of approximately $0.1 million, and accounting fees of approximately $0.4 million, primarily associated with efforts necessary to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 at our Florida headquarters.

Impairment of Goodwill

Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, requires that purchased goodwill and certain indefinite-lived intangibles be tested for impairment on at least an annual basis. Due to a lack of significant revenues from Multiferon® and a longer than anticipated timeframe to receive regulatory approvals in certain markets, revenue and cash flows for the ViraNative reporting unit were lower than expected in fiscal 2005. Primarily based on this trend, the revenue projections for the next several years were revised downward. As a result of these revised projections, the present value of the future estimated cash flows from the reporting unit were significantly less than those estimated in prior periods. The fair value of the ViraNative reporting unit was estimated using a combination of the present value of estimated future cash flows, quoted market prices and market multiples from comparable businesses. After evaluating the results of these valuation methods a goodwill impairment charge of approximately $6.9 million was recognized in April 2005 on the ViraNative reporting unit.

Amortization of Intangible Assets

Amortization of intangible assets represents the amortization of our acquired developed technology. This developed technology is being amortized over its estimated useful life of approximately 14 years. For the fiscal year ended June 30, 2005, amortization of intangible assets totaled approximately $169,000 compared to approximately $158,000 during the fiscal year ended June 30, 2004. This increase in amortization expense of approximately $11,000 was due to foreign exchange fluctuations.

Interest Expense

Interest expense for the fiscal year ended June 30, 2005 totaling approximately $5.7 million primarily represented interest expense on our June 2004 convertible notes consisting of principal interest totaling $1.1 million in cash and approximately $0.3 million in shares of our common stock valued at $0.67 per share and non-cash interest expense related to the amortization of the discounts on these notes and related closing costs totaling approximately $4.2 million.

Interest expense for the fiscal year ended June 30, 2004 totaling approximately $7.4 million primarily represented interest expense on our April and June 2003 convertible debentures of approximately $6.7 million. Approximately $6.3 million of this amount represented non-cash interest expense, which was comprised of the amortization of the discounts on the debentures, which arose from detachable warrants and shares of common stock issued with the debentures, as well as the debentures’ beneficial conversion feature.

Included in interest expense for the fiscal year ended June 30, 2004, was an adjustment to record non-cash interest expense totaling approximately $1.4 million as a result of the revaluation of warrants issued in connection with our April and June 2003 convertible debentures. At the time of issuance, the warrants were valued using their expected lives, which was less than their contractual lives. Ernst & Young LLP, our independent registered public accounting firm, concurred with this approach. In January 2004, we were informed by Ernst & Young LLP that they had reevaluated their interpretation of the accounting literature as it relates to the accounting for common stock purchase warrants issued in connection with financing transactions. As a result of this subsequent interpretation, we and Ernst & Young LLP determined that valuing the warrants issued in connection with our April and June 2003 securities purchase agreements using their expected lives was not correct. By using the expected lives of the warrants, less value was attributed to them than if we had used the contractual lives. Thus, by using the contractual lives on the warrants, an additional discount of approximately $1.4 million would have been recorded on the convertible debentures issued under the April and June 2003 securities purchase agreements. This additional discount associated with the convertible debentures resulted in an understatement of our non-cash interest expense of approximately $0.4 million in the quarter ended June 30, 2003 and $0.5 million in the quarter ended September 30, 2003. After consideration of all of the facts and circumstances, we recognized the full amount of the prior period non-cash interest expense in the quarter ended December 31, 2003, as management believed it was not material to any period affected. Also, we recorded additional non-cash interest expense of approximately $0.5 million in the quarter ended December 31, 2003 relating to this matter.

Also included in interest expense is interest incurred on the debt facilities maintained by our Swedish subsidiary. These debt facilities had an interest rate of approximately 5.25% at June 30, 2005 and interest rates ranging from 5.25% to 9.30% at June 30, 2004. Interest expense on these debt facilities for the fiscal years ended June 30, 2005 and 2004 totaled approximately $0.1 million and $0.2 million, respectively.

Other Income, net

The primary components of other income, net are interest earned on cash and cash equivalents and short-term investments, grant income from government agencies in Scotland, sublease income on certain office space in our facility in Scotland, transaction gains or losses on foreign exchange, remeasurement gains or losses on assets and liabilities denominated in currencies other than the functional currency, gains or losses on the disposal of property, plant and equipment, and income generated from research and development support services provided by our Swedish subsidiary.

Other income, net for the fiscal year ended June 30, 2005, totaled approximately $1.5 million compared to approximately $0.6 million for the fiscal year ended June 30, 2004. This increase of approximately $0.9 million was primarily attributed to an increase in interest earned on cash and cash equivalents and short-term investments totaling approximately $0.4 million and remeasurement gains on foreign exchange totaling approximately $0.5 million. These foreign exchange gains arose from the remeasurement of British Pound denominated bank accounts and short-term investments to U.S. dollars as well as the remeasurement of a U.S. dollar denominated intercompany liability. During the quarter ended December 31, 2004, we recorded an approximately $0.6 million gain on the remeasurement of a liability to Viragen by Viragen (Scotland), which was denominated in U.S. dollars. In prior periods, this liability had been translated at historical exchange rates since this liability was determined to be long-term in nature. This determination was based on the fact that Viragen (Scotland) did not have the ability or intent to repay the liability to Viragen. In recent periods, Viragen (Scotland) has been gradually settling the liability by charging Viragen for services performed on our behalf. Management anticipates the liability will be settled through these charges in the near term. Therefore, it was determined that the account should no longer be considered long-term and thus translation at current exchange rates is appropriate. Since the liability was denominated in U.S. dollars and the Pound Sterling has been strengthening against the U.S. dollar over the last few years, the remeasurement of the liability resulted in a gain. Had the determination been made when Viragen (Scotland) began settling the liability with charges to Viragen in prior periods and the liability been remeasured at then current exchange rates, the impact on the statements of operations would not have been material and there would have been no effect on stockholders’ equity as such currency gains were reclassifications from accumulated other comprehensive income.

Income Tax Benefit

We are subject to tax in the United States, Sweden, and the United Kingdom. These jurisdictions have different marginal tax rates. For the fiscal years ended June 30, 2005 and 2004, income tax benefit totaled approximately $44,000 and $44,000, respectively. Income tax benefits for these periods arose from of the amortization expense on certain intangible assets. Due to the treatment of the identifiable intangible assets under SFAS No. 109, Accounting for Income Taxes, our balance sheet reflects a deferred income tax liability of approximately $457,000 as of June 30, 2005, all of which was related to our developed technology intangible asset acquired on September 28, 2001.

Based on our accumulated losses, a full valuation allowance is provided to reduce deferred income tax assets to the amount that will more likely than not be realized. As of June 30, 2005, we had net operating loss carry-forwards of approximately $85.1 million for U.S. federal income tax purposes. The expiration dates on these net operating loss carry-forwards range from 2005 through 2025. At June 30, 2005, Viragen (Scotland) and ViraNative had net operating loss carry-forwards totaling approximately $25.8 million and $13.8 million, respectively. The net operating losses at Viragen (Scotland) and ViraNative do not expire.

Fiscal Year Ended June 30, 2004 Compared to Fiscal Year Ended June 30, 2003

Product Sales

Product sales for 2004 decreased significantly compared to the previous year. For the fiscal year ended June 30, 2004 product sales totaled approximately $266,000 compared to approximately $631,000 for the fiscal year ended June 30, 2003. This decrease was primarily due to the absence of sales of bulk interferon product to Alfa Wasserman under a contractual arrangement which expired in December 2002. For the fiscal year ended June 30, 2003, sales to Alfa Wasserman totaled approximately $288,000.

Cost of Sales

Cost of sales and excess/idle production costs totaled approximately $2.0 million for the fiscal year ended June 30, 2004. The increase in cost of sales of approximately $0.8 million for the fiscal year ended June 30, 2004, and the resulting negative margins are attributed to excess/idle capacity costs. Excess/idle capacity costs represent fixed production costs incurred at our Swedish manufacturing facilities, which were not absorbed as a result of the suspension of routine manufacturing as of March 31, 2003. This planned break in routine manufacturing was necessary to allow for certain steps of our production process to be segregated and transferred to our owned facility located in Umeå, Sweden.

Research and Development Costs

For the fiscal year ended June 30, 2004, research and development costs totaled approximately $3.6 million compared to approximately $3.3 million for the fiscal year ended June 30, 2003. This increase of approximately $0.3 million was mainly attributed to costs incurred in the development of potential commercial applications of Multiferon® at our Scottish facility totaling approximately $0.3 million. Also contributing to the increase in research and development were increases related to our avian transgenics project and other research and development costs totaling approximately $0.3 million and $0.3 million, respectively. These increases were offset in part by a decrease in research and development costs incurred in our oncology projects totaling approximately $0.6 million. Our reduction in oncology related research expenditures reflect our decision to focus limited research funding availability to projects believed to have a greater likelihood of commercial success within a shorter period of time.

Selling, General and Administrative Expenses

Selling, general and administrative expenses totaled approximately $7.4 million for the fiscal year ended June 30, 2004 compared to approximately $7.2 million for the fiscal year ended June 30, 2003. This increase of approximately $0.2 million was mainly attributed to increases in personnel-related termination costs, consulting fees, and patent related legal fees at our Swedish subsidiary totaling approximately $0.2 million, $0.1 million and $0.1 million, respectively. During the fiscal year ended June 30, 2004, we also experienced an increase in general corporate legal fees and patent filing fees related to our avian transgenics project totaling approximately $0.2 million. Also contributing to the increase were increases in insurance expense and travel related expenses at our Florida headquarters totaling approximately $0.1 million and $0.1 million, respectively. These increases were offset in part by a decrease in personnel related expenses at our Florida headquarters totaling approximately $0.6 million for the fiscal year ended June 30, 2004.

Amortization of Intangible Assets

Amortization of intangible assets includes the amortization of the purchase price allocated to separately identified intangible assets obtained in the acquisition of ViraNative in September 2001. The separately identified intangible assets consist of developed technology and a customer contract. The developed technology is being amortized over its estimated useful life of approximately 14 years. The customer contract was amortized over the term of the contract, which expired in December 2002. For the fiscal year ended June 30, 2004, amortization of intangible assets totaled approximately $158,000, compared to approximately $184,000 during the fiscal year ended June 30, 2003. The decrease of approximately $26,000 for the fiscal year ended June 30, 2004 was primarily the result of the acquired customer contract being fully amortized as of December 2002.

Other Income, net

The primary components of other income, net are interest earned on cash and cash equivalents, grant income from government agencies in Scotland, sub-lease income on certain office space in our facility in Scotland, transaction gains or losses on foreign exchange, gains or losses on the disposal of property, plant and equipment, and income generated from research and development support services provided by our Swedish subsidiary. Other income, net for the fiscal year ended June 30, 2004, totaled approximately $632,000 compared to approximately $535,000 for the previous fiscal year. This increase of approximately $97,000 was primarily attributed to an increase in income generated from research and development support services provided by our Swedish subsidiary and interest earned on cash and cash equivalents totaling approximately $49,000 and $106,000, respectively. Also contributing to this increase in other income, net was an increase in sub-lease income at our Scottish facility totaling approximately $53,000. These increases in other income, net were offset in part by an increase in the loss of the disposition of property, plant and equipment totaling approximately $118,000.

Interest Expense

Interest expense for the fiscal year ended June 30, 2004 totaled approximately $7.4 million and primarily consists of interest expense on our convertible notes and debentures of approximately $6.7 million. Approximately $6.3 million of this amount represents non-cash interest expense for the fiscal year ended June 30, 2004. Interest expense for the fiscal year ended June 30, 2003 totaling approximately $8.0 million included approximately $7.8 million in non-cash interest expense on previously outstanding convertible notes and debentures. This non-cash interest expense was comprised of the amortization of the discounts on the debentures, which arose from the valuation of detachable warrants and shares of common stock issued with the debentures, as well as the debentures’ beneficial conversion feature.

Included in interest expense for the fiscal year ended June 30, 2004, was an adjustment to record non-cash interest expense totaling approximately $1.4 million as a result of the revaluation of warrants issued in connection with our April and June 2003 convertible debentures. At the time of issuance the warrants were valued using their expected lives, which was less than their contractual lives. Ernst & Young LLP, our independent registered accounting firm, concurred with this approach. In January 2004, we were informed by Ernst & Young LLP that they had revaluated their interpretation of the accounting literature as it relates to the accounting for common stock purchase warrants issued in connection with financing transactions. As a result of this subsequent interpretation, we and Ernst & Young LLP determined that valuing the warrants issued in connection with our April and June 2003 securities purchase agreements using their expected lives was not correct. By using the expected lives of the warrants, less value was attributed to them than if we had used the contractual lives. Thus, by using the contractual lives on the warrants, an additional discount of approximately $1.4 million would have been recorded on the convertible debentures issued under the April and June 2003 securities purchase agreements. This additional discount associated with the convertible debentures resulted in an understatement of our non-cash interest expense of approximately $0.4 million in the fiscal year ended June 30, 2003. After consideration of all of the facts and circumstances, we recognized the full amount of the prior period non-cash interest expense in the quarter ended December 31, 2003, as management believed it was not material to any period affected.

Also included in interest expense for the fiscal years ended June 30, 2004 and June 30, 2003 was interest incurred on the debt facilities maintained by our Swedish subsidiary totaling approximately $165,000 and $194,000, respectively. These credit facilities had interest rates ranging from 5.25% to 9.30% at June 30, 2004 and interest rates ranging from 5.25% to 10.60% at June 30, 2003.

Income Tax Benefit

We are subject to tax in the United States, Sweden, and the United Kingdom. These jurisdictions have different marginal tax rates. For the fiscal year ended June 30, 2004, income tax benefit totaled approximately $44,000, a decrease of approximately $17,000 when compared to the same period of the previous fiscal year as a result of the fully amortized customer contract intangible asset. Income tax benefit for the fiscal year ended June 30, 2004 consists of the amortization expense on certain intangible assets. Due to the treatment of the identifiable intangible assets under SFAS No. 109, Accounting for Income Taxes, our balance sheet reflects a deferred tax income liability of approximately $500,000 as of June 30, 2004, all of which is related to our developed technology intangible asset acquired on September 28, 2001.

Based on our accumulated losses, a full valuation allowance is provided to reduce deferred income tax assets to the amount that will more likely than not be realized. As of June 30, 2004, we had a net operating loss carry forward of approximately $61.4 million for U.S. federal income tax purposes.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods. On an on-going basis, we evaluate our estimates, including those related to inventories, depreciation, amortization, asset valuation allowances, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

•	Inventories. Inventories consist of raw materials and supplies, work in process and finished product. Finished product consists of purified human alpha interferon that is available for sale. Costs of raw materials and supplies are determined on a first-in, first-out basis. Costs of work in process and finished product, consisting of raw materials, labor and overhead are recorded at a standard cost (which approximates actual cost). Excess/idle capacity costs are expensed in the period in which they are incurred and are recorded in cost of sales. Our inventories are stated at the lower of cost or market (estimated net realizable value). If the cost of our inventories exceeds their expected market value, provisions are recorded currently for the difference between the cost and the market value. These provisions are determined based on estimates. The valuation of our inventories also requires us to estimate excess inventories and inventories that are not saleable. The determination of excess or non-saleable inventories requires us to estimate the future demand for our product and consider the shelf life of the inventory. If actual demand is less than our estimated demand, we could be required to record inventory write-downs, which would have an adverse impact on our results of operations.

•	Long-lived assets. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review our long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of our asset based on our estimate of its undiscounted future cash flows. If these estimated future cash flows are less than the carrying value of the asset, an impairment charge is recognized for the difference between the asset’s estimated fair value and its carrying value. As of the date of these financial statements, we are not aware of any items or events that would cause us to adjust the recorded value of our long-lived assets, including intangible assets, for impairment.

•

Goodwill. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized. Goodwill is reviewed for impairment on an annual basis or sooner if indicators of impairment arise. Management has selected April 1st as the date of our annual impairment review. All of our goodwill arose from the acquisition of ViraNative in September 2001 and the subsequent achievement of certain milestones defined in the acquisition agreement. We periodically evaluate that acquired business for potential impairment indicators. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions, and the operational performance of the acquired business. During the fourth quarter of fiscal 2005, we completed our annual impairment review of our goodwill. The impairment review indicated that our goodwill was impaired and, as a result, an impairment charge of approximately $6.9 million was recorded during the fourth quarter of fiscal 2005. Changes in the estimates used to conduct our impairment review, including revenue projections or market values, could cause our analysis to indicate that our goodwill is further impaired in subsequent periods and result in a write-off of a portion or all of our goodwill.

•	Stock-based compensation. Effective July 1, 2005, we adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, stock-based compensation cost recognized subsequent to July 1, 2005 should include: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement No. 123, and (b) compensation cost for all stock-based compensation granted subsequent to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement No. 123(R). The amount of stock-based compensation costs included in our statement of operations for the current period for stock options granted to employees and directors prior to July 1, 2005, which were not fully vested as of July 1, 2005, is immaterial to our results of operation. No stock-based compensation was granted during the nine months ended March 31, 2006. The issuance of stock-based compensation in the future will require the use of estimates when determining the fair value of the stock-based compensation for purposes of expense recognition in our statement of operation. We intend to use the Black-Scholes valuation model and estimates consistent with those we have historically used for pro forma disclosures of stock-based compensation. We account for our stock-based compensation arrangements with non-employees in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation and related guidance, including Emerging Issues Task Force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, we recognize as expense the estimated fair value of such instruments as calculated using the Black-Scholes valuation model. The estimated fair value is re-determined each quarter using the methodologies allowable by SFAS No. 123 and EITF No. 96-18 and the expense is amortized over the vesting period of each option or the recipient’s contractual arrangement, if shorter.

•	Convertible debt and equity issued with stock purchase warrants. Viragen accounts for the issuance of and modifications to its convertible debt issued with stock purchase warrants in accordance with APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments and SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. The determination of the relative fair value of the components of our convertible debentures issued with common stock purchase warrants requires the use of estimates. Changes in those estimates would result in different relative values being attributed to the components, which could result in more or less discount on the principal amount of the debt and more or less related interest expense. In addition, the accounting guidance for these transactions is highly complex and evolving. Future interpretations of the existing guidance or newly issued guidance in this area could require us to change our accounting for these transactions.

•	Revenue recognition. We recognize revenue from sales of our human alpha interferon product when title and risk of loss has been transferred, which is generally upon shipment. Moreover, recognition requires persuasive evidence that an arrangement exists, the price is fixed and determinable, and collectibility is reasonably assured.

Off Balance Sheet Arrangements

Under SEC regulations, we are required to disclose any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•	Any obligation under certain guarantee contracts;

•	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

•	Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholders’ equity in our statement of financial position; and

•	Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

As of the date of this report, we do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with accounting principles generally accepted in the United States.

Recent Accounting Pronouncements

In November 2004, the FASB issued FASB SFAS No. 151, Inventory Costs – an Amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. Historically, we have expensed such costs as incurred. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of the provisions of SFAS No. 151 as of the beginning of our 2006 fiscal year, which commenced July 1, 2005, did not have a material impact on our financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement for APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on accounting for and reporting of accounting changes and error corrections. It requires prior period financial statements to be restated for voluntary changes in accounting principles. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We have no plans to adopt a voluntary change in accounting principle and believe that the adoption of SFAS No. 154 will not have an effect on our consolidated financial statements.

In June 2005, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) on EITF Issue No. 05-02 The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19 (EITF No. 05-02). The abstract clarified the meaning of “conventional convertible debt instruments” and confirmed that instruments which meet its definition should continue to receive an exception to certain provisions of EITF Issue No. 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (EITF No. 00-19). The guidance should be applied to new instruments entered into and instruments modified in periods beginning after June 29, 2005. The adoption of EITF No. 05-02 has not had a material impact on our consolidated financial statements.

In September 2005, the FASB reported that the EITF postponed further deliberations on Issue No. 05-04 The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19 (EITF No. 05-04) pending the FASB reaching a conclusion as to whether a registration rights agreement meets the definition of a derivative instrument. The legal agreements related to our convertible notes and debentures include a freestanding registration rights agreement. Once the FASB ratifies the then-completed consensus of the EITF on EITF No. 05-04, we will assess the impact on our consolidated financial statements of adopting the standard and, if an impact exists, follow the transition guidance for implementation.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instrument—an amendment of FASB Statements No. 133 and 140, which resolves issues addressed in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS No. 155, among other things, permits the fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued in a fiscal year beginning after September 15, 2006. We have not yet assessed the impact the adoption of SFAS No. 155 will have on our financial position and results of operations for our fiscal year beginning July 1, 2006.

BUSINESS

With international operations in the U.S., Scotland and Sweden, we are a bio-pharmaceutical company engaged in the discovery, research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product and product candidate portfolio includes: Multiferon® (multi-subtype, human alpha interferon) uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, other niche cancer indications and selected infectious diseases; VG101 (anti-GD3 antibody), a humanized monoclonal antibody that binds selectively to an antigen over-expressed on Stage IV malignant melanoma tumors; and VG102 (anti-CD55 antibody), a highly novel humanized monoclonal antibody that binds selectively to an antigen that is over-expressed on nearly all solid tumors. We are also pioneering the development of the OVA™ System (Avian Transgenics), with the renowned Roslin Institute, the creators of “Dolly the Sheep”, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies, by expressing these products in the egg whites of transgenic hens. We were incorporated under the laws of the state of Delaware in December 1980.

Operations

Multiferon®

We produce a human alpha interferon product under the tradename Multiferon® from human white blood cells, also known as leukocytes. Multiferon®, is comprised of multiple subtype alpha interferons and is unique to any other interferon alpha product in the world. Multiferon® is currently approved for the treatment of a broad range of infectious diseases and cancers in nine countries. The product was approved in February 2006 in Sweden for the first-line treatment of high-risk malignant melanoma following dacarbazine (DTIC) after surgical removal of tumors. This malignant melanoma indication will be our primary focus in seeking broader approvals throughout the European Union. The product is also approved for sale in Bulgaria, Chile, Mexico, the Philippines and Sweden as a second-line therapy for the treatment of any and all diseases in which patients show an initial response to recombinant alpha interferon followed by treatment failure. It is also approved for sale in Egypt, Hong Kong, Indonesia and South Africa as a second-line therapy for the treatment of Hairy Cell Leukemia and Chronic Myelogenous Leukemia. Regulatory approval activities are also underway in a number of other European, South American and Asian territories. Multiferon® is not approved for sale in the United States or European Union countries, other than Sweden, however, we are collaborating with the Swedish and European Union regulatory authorities to initiate the process for seeking broader European approvals through the Mutual Recognition Procedure, or MRP. We have not yet sought the approval of Multiferon® from the United States Food and Drug Administration, or FDA, and do not anticipate doing so in the foreseeable future unless we secure licensees to fund such activities or other sources of funding, including government or private grant funding.

Production of Multiferon® is dependent upon a reliable approved source of human leuckocytes. Interruption of our supply, currently sourced from the German Red Cross, while not anticipated, would hamper our ability to manufacture Multiferon®. All other raw materials needed in the manufacturing process are readily available from multiple sources.

We have completed collection of data from a clinical trial in malignant melanoma conducted in Germany, including a long-term follow-up of those patients, and this clinical trial data demonstrated a statistically significant advantage over untreated controls in terms of survival without distant metastasis and overall survival and was the basis for approval in Sweden. We are currently seeking approval from the Swedish Medical Products Agency for the pre-filled syringe presentation of Multiferon® for this indication. We are now preparing to seek approval of Multiferon® for the treatment of malignant melanoma in parts of the European Union through the MRP upon approval of the pre-filled syringe presentation of Multiferon®

by the Swedish Medical Products Agency. MRP permits a registrant of a new drug or biological product to use a single registration dossier to gain marketing authorization in a number of European Union countries. The prerequisite requirement is that any new registration must have a sponsor country that has reviewed and approved the registration dossier. In the case of Multiferon®, and following the Swedish approval of our dossier, we anticipate that Sweden will agree to act as our sponsor country for the MRP filing. Once the dossier is approved through the MRP process, it is then permissible to go to each country that has approved the filing and seek reimbursement authorization. All countries are not required to approve the filing in the MRP process, and there is no guarantee that any country will agree to reimburse for the product.

Effective March 2006, our two sales representatives in Sweden began promoting this new malignant melanoma indication to physicians. While there can be no assurance, we expect incremental sales gains over the next several quarters.

We have committed to conducting a new Phase III, post-marketing clinical trial in high-risk melanoma. We anticipate approximately 1,000 patients to be enrolled in this new trial possibly in as many as 20 different countries around the world. We plan to initiate enrollment in this trial in late 2006.

While Multiferon® is approved for sale as a second-line treatment for the treatment of hepatitis B and hepatitis C for patients that have failed to respond to treatment with recombinant interferon alpha in certain countries, we would need to conduct additional lengthy and expensive clinical studies in order to provide the necessary supporting evidence that would position us to effectively market Multiferon® for these indications. Additionally, market analysis regarding the future treatment of hepatitis strongly suggests a diminishing role for alpha interferon and an emergence of new, more effective, therapies. Therefore, we have deemphasized our efforts related to the hepatitis indications, and are now focused on the treatment of malignant melanoma and other cancer and anti-viral indications.

With regard to identifying potential new indications for Multiferon®, we are collaborating with the U.S. Army Medical Research Institute of Infectious Diseases, or USAMRIID. USAMRIID has verbally agreed to commence with a new series of in vivo studies (nonhuman primate models) to further determine the potential of Multiferon® as a potent, broad-acting anti-viral product capable of fighting certain “Category A” pathogens, a class of highly virulent viral threats, which have the potential to be used in biowarfare. These studies will evaluate Multiferon®’s possible utility as a first-line of defense against unknown infectious agents or when no therapeutic or vaccine exists. These studies are expected to be completed in 2006 and will help determine the potential role of Multiferon® as a bio-defense product and as a candidate for development funding under Project Bioshield.

We are also in the process of identifying potential new oncology indications for Multiferon®. This could result in decisions to initiate new Phase II and Phase III clinical trials in the near future.

In June 2005, we completed the production of validation batches of Multiferon® in a new pre-filled syringe dosage form. This new filling and packaging operation, also located in Germany, is pending completion of stability studies and is expected to be filed with the Swedish Medical Products Agency during calendar 2006 and approved in calendar 2007. This pre-filled syringe presentation of Multiferon® will also be the subject of our planned European MRP application, assuming its approval by the Swedish Medical Products Agency.

We have entered into several agreements for the distribution of Multiferon® in various countries. To date, we have not recognized significant revenue from many of these agreements. The majority of these agreements require that the distributor obtain the necessary regulatory approvals, which may not yet be obtained. Regulatory approval is a mandatory step in the marketing of a drug, but it is by no means the final challenge in marketing a bio-pharmaceutical product. In many countries, a separate process may be required for obtaining reimbursement authorization. In addition, physicians must be educated about the merits of the product over time and, in some of these territories, hospital formularies govern the acceptance for use of a new product. Therefore, we are unable to predict the timing of approvals or sales in these various countries.

There are challenges associated with international marketing activities including language and cultural barriers, variations in compliance procedures in certain countries and/or changes in regulatory requirements where our products may be marketed, performance of our distribution channels, government’s willingness to promote cheaper generic versions of competing products, the general population’s inability to afford private care drug products, changes in economic conditions and instability from country to country, changes in a country’s political condition, trade protection measures, tariffs and other trade barriers, including import and export restrictions, and tax issues. Our future revenues, costs of operations and profit results could be materially adversely affected by any or all of these factors. It may take significant time to overcome these challenges with no assurance that a particular market will ever be effectively penetrated.

We believe the net proceeds of this offering will be sufficient to fund our operations through our fiscal year ending June 30, 2007. In the event that licensing and sales revenue are insufficient to sustain our operations after such time, we anticipate that it will be necessary for us to raise additional capital in order to continue our operating activities. Even if we are able to secure necessary funding, any additional clinical testing that may be required by authorities for approval will be an expensive and complex process that could take a number of years to complete, with no assurance that regulatory approvals will eventually be obtained or maintained.

The Interferon Industry

Interferon is the body’s first defense response to foreign substances such as viruses, interfering with the viral growth and replication processes. Interferons induce anti-viral, anti-tumor and immunomodulatory responses within the body. Clinical studies indicate that interferons may also inhibit malignant cell and tumor growth without affecting normal cell activity.

There are two commercial production methods of interferon for medical use. They are differentiated primarily by their source products, methods of manufacture and resulting composition. The first, the type we produce, is a multi-subtype human leukocyte-derived alpha interferon. This is produced by human white blood cells, induced by a virus that is not normally pathogenic in humans, to produce a multi-subtype interferon. Our product is then purified to produce a highly concentrated and highly pure product for clinical use. The second type of interferon is recombinant or synthetic interferon (typically alpha or beta). Generally, it is produced from a single human gene in bacterial cells by recombinant DNA techniques.

Prior to 1985, human interferon was the only type of interferon available. Research institutions and other bio-pharmaceutical companies, including us, were working to solve the problem of the high cost related to the commercial-scale production. In 1985, Hoffmann-La Roche, Inc. and Schering-Plough Corporation, two major pharmaceutical companies, successfully developed synthetic interferons using recombinant DNA technology. These companies subsequently received U.S. Food and Drug Administration approval to produce and market their recombinant, or synthetic, alpha interferon products for numerous indications.

After the emergence of recombinant alpha interferon, the medical community’s interest in human interferon diminished. Most clinical studies thereafter utilized a recombinant product. We believe this was primarily due to the lack of competitive clinical data on human interferon, as well as the marketing expertise of those companies that offer recombinant products. We believe that the clinical data we have developed, as well as new clinical trials currently under development, will continue to demonstrate the beneficial effects and advantages of our multi-subtype alpha interferon product. However, we cannot assure you of the success of any new clinical trials or adoption of our product by the medical community.

Hoffmann-La Roche, Inc., which produces Roferon® and PEGASYS®, and Schering-Plough Corporation, which produces Intron® A and Peg-Intron®, continue to actively market their products for a wide range of indications and promote the therapeutic benefits of their synthetic interferon products. Infergen®, which is licensed by InterMune from Amgen, is approved by the U.S. Food and Drug Administration for the treatment of hepatitis C.

We believe the worldwide market for interferon alpha, which is dominated by the recombinant interferons, was approximately $3 billion in 2005. Pegylated versions of the drug have been produced to offer patients the convenience of a weekly dosage, instead of three times a week, thus providing a more convenient mode of administration. Pegylation is a process which helps prevent the interferon from being broken down by the immune system. As a result, the interferon persists longer in the body.

Applications of Interferon

Interferon is a naturally occurring protein which serves to enhance the body’s immune response to viral infections. It has been clinically proven that interferons can arrest the progress of many viral based infections, reducing adverse symptoms and disease related complications. In addition, it is believed that the multi-subtype nature of human interferons may provide advantages over single subtype recombinant forms.

Melanoma

Cancer of the skin is the most common of all cancers. Melanoma is a type of cancer which originates in the melanocytes, the cells responsible for pigmentation of the skin. Melanoma accounts for about 4% of skin cancer cases, but it causes most skin cancer deaths. The number of cases of melanoma in the United States and in many other parts of the world is on the rise. The American Cancer Society estimates that in 2006, there will be 62,190 new cases of melanoma in the United States, and about 7,910 will die. On an international basis, the World Health Organization reports that 48,000 deaths are caused every year by malignant melanomas.

We conducted a Phase II/III clinical trial in Germany with Multiferon® for the adjuvant treatment of malignant melanoma, which indicated promising results. The study involved 252 patients with malignant melanoma in 20 centers, who were randomized to receive either Multiferon® after dacarbazine or no adjuvant therapy. This study showed that adjuvant treatment with low doses of Multiferon®, preceded by dacarbazine, significantly increases long term overall survival in high-risk resected cutaneous melanoma patients. The results suggest a survival benefit which is at least comparable to that obtained with a recombinant interferon regimen, but over a much shorter, and thus less expensive, treatment period.

Based on the strength of this clinical data, Multiferon® was approved in Sweden in February 2006 for the first-line adjuvant treatment of high-risk malignant melanoma following dacarbazine (DTIC) after surgical removal of tumors. This malignant melanoma indication will be our primary focus in seeking broader approvals throughout the European Union.

Hepatitis C

The hepatitis C virus is a major worldwide cause of acute and chronic hepatitis. Hepatitis C affects an estimated 4 million Americans and 5 million Europeans. Approximately 26,000 new cases of hepatitis C are diagnosed each year in the U.S. and it is responsible for an estimated 10,000 to 12,000 deaths annually. Hepatitis C is currently a leading cause of liver transplantation in the United States. The U.S. Food and Drug Administration has approved certain synthetic interferon products for the treatment of hepatitis C.

Synthetic interferon has proven to be effective in the treatment of some cases of hepatitis C. Based on limited clinical experience in Sweden, Multiferon® has also proven effective in the treatment of hepatitis C in a second-line setting. However, in order to effectively market Multiferon® for hepatitis C in any country, extensive additional clinical trials costing many millions of dollars will be required. These studies would take several years to complete. Additionally, market analysis regarding the future treatment of hepatitis C strongly suggests a diminishing role for alpha interferon and an emergence of new, more effective, therapies. Therefore, we have deemphasized our efforts related to hepatitis C, and are now focused on the treatment of malignant melanoma and other cancer and anti-viral indications. We have no current plans to conduct any additional studies in hepatitis C in any country, however, we may continue to derive nominal sales in our limited markets for the second-line treatment of this indication.

Chronic Myelogenous Leukemia

Chronic myelogenous leukemia is one of a group of diseases called myeloproliferative disorders. It is usually recognized by a distinctive cytogenetic abnormality, known as the Philadelphia chromosome. The current treatment for chronic myelogenous leukemia is high dose chemotherapy with bone marrow transplantation. Interferon therapy has emerged as a possible effective initial treatment in this disease. This type of therapy affects both the presence of leukemia cells and the number of bone marrow cells having the Philadelphia chromosome.

Multiferon® is approved in a limited number of countries for the treatment of patients with chronic myelogenous leukemia who did not respond to treatment with recombinant interferon. We have no current plans to conduct any additional studies in this indication in any country.

Hairy Cell Leukemia

Hairy cell leukemia is a disease in which a type of white blood cell called the lymphocyte, present in the blood and bone marrow, becomes malignant and proliferates. It is called hairy cell leukemia because the cells have tiny hair-like projections when viewed under the microscope. Hairy cell leukemia is a rare cancer. There are approximately 600 new cases diagnosed every year in the United States, making up about 2% of the adult cases of leukemia each year.

Multiferon® is approved in a limited number of countries for the treatment of patients with hairy cell leukemia who did not respond to treatment with recombinant interferon. We have no current plans to conduct any additional studies in these indications in any country.

The OVA™ System (Avian Transgenics)

Transgenics is the science of introducing a foreign gene or genetic material from another species into the genome of the target animal. Some of the more compelling advantages hoped to be derived from transgenic technology include: improved nutritional value of the products from the animals with enhanced genes; improved animal productivity and welfare in supplying enough food to support an ever-growing global population; and transgenic animals are also expected to play a key role in lowering the soaring costs of drug production. Considerable progress has been achieved in the development of transgenic animals such as cows, sheep, goats and chickens that are capable of producing human therapeutic protein drugs in their milk or eggs, offering significant efficiency and cost advantages, all of which must be thoroughly reviewed by the appropriate federal and international regulatory agencies before entering the marketplace.

We have an ongoing avian transgenic research project in collaboration with the Roslin Institute of Scotland. We believe that once fully developed, this technology could be used to create hens which produce eggs containing recoverable therapeutic proteins in the egg white. We believe this technology promises a more cost effective method of production for many promising bio-pharmaceutical products.

Avian transgenic production, based upon genetically modifying chickens to express human drugs, is expected to offer significant economic and technological advantages over traditional methods of protein production including: ease of scale-up; low capital risk; deferred capital investment; and competitive costs.

In January 2006, we successfully achieved expression of significant quantities of the human protein, interferon beta-1a, in the whites of eggs laid by transgenic hens using the OVA™ System. Interferon-beta is a key component of the human immune system and is the active ingredient in several leading multiple sclerosis therapies. This result is the first in a series of anticipated milestones demonstrating “Proof-of-Principle” with an avian-expressed version of beta-interferon, and it is expected that the OVA™ System will be capable of cost-effectively expressing many types of therapeutic proteins. While these results suggest that the OVA™ System represents a novel biomanufacturing system for the production of human therapeutic proteins, this technology must be further developed in order to validate and confirm its viability and economic benefits before entering into commercial production or initiating necessary clinical trials.

There are a total of four products involved in our avian-expression studies. We have reported expression and recovery of a functional humanized antibody (a construct of VG101). In addition, we have achieved promising results with interferon-beta. We are now in the process of fully characterizing the interferon-beta that is recovered from subsequent generations of hens to confirm the quantities and quality of this product candidate. We have two more product candidates, which have not yet been publicly disclosed, which are also being expressed in eggs. We hope to report the achievement of additional key milestones related to these projects during calendar 2006 and 2007.

The potential for reduced capital outlay and cost effectiveness of protein production represent significant incentives for the use of transgenic hens. Chickens have one of the lowest founder animal development costs of any transgenic system. The founder hen is bred or cloned to produce a transgenic flock. We believe that eventually a large number of birds can be produced cheaply compared to other methods. Hens can lay 250 eggs per year with each egg conservatively projected to be capable of containing significant quantities of the target drug per egg. This productivity, on a per egg basis, means that large amounts of proteins could be generated relatively inexpensively.

Other key advantages include the relative ease of scale-up and normal protein modifications such as glycosylation (the sugar structure of a protein which is critical to its function). It is believed that chickens yield a glycosylation pattern more similar to that found in humans than other transgenic systems such as with mammals or plants. This is believed to offer distinct clinical advantages for patients who develop neutralizing and binding antibodies to foreign sugar antigens on transgenic proteins which, in turn, may negate some or all of the beneficial effect of the protein drug in the patient.

Humanized Monoclonal Antibodies

Substances that are foreign to the body, such as disease-causing bacteria and viruses and other infectious agents, known as antigens, are recognized by the body’s immune system as invaders. The human body’s natural defense against these infectious agents are antibodies, proteins that seek out the antigens and help destroy them. A monoclonal antibody is highly specific and only binds to one specific antigen. We are developing a portfolio of monoclonal antibodies that are extremely specific in their binding to antigens expressed on certain cancer cells, in order to target their destruction. Monoclonal antibodies represent the fastest growing pharmaceutical market segment, with sales forecast to grow to approximately $20 billion by 2010.

VG101 (anti-GD3 antibody)

In December 1999, we entered into a collaborative research and development agreement with Sloan-Kettering Institute, or Sloan-Kettering, for the joint development of an antibody to the GD3 antigen, which is over-expressed on several types of cancer cells, most notably melanoma. This agreement was extended in February 2002 and will expire in February 2007, unless extended by mutual consent or unless we exercise our option to negotiate an exclusive license agreement. Although we have entered into discussions and negotiations with the Sloan-Kettering to license the anti-GD3 antibody, it is not known if or when a license agreement will be executed. The agreement provides that the rights in work product created under the agreement including research results, data, and records will be owned by the party that generated them and that if work product is generated jointly, it will be jointly owned by us and Sloan-Kettering. It is believed that antibodies to the GD3 antigen are able to elicit anti-tumor effects, thereby destroying cancer cells, which have the over-expressed antigen on their surface.

Sloan-Kettering clinicians have previously studied the mouse form of this antibody in a fairly extensive manner in numerous human clinical trials. However, use of mouse-derived antibodies typically influences the outcome of testing in humans in that the human body reacts to mouse antibody as if it was a foreign invader, thereby reducing the overall efficacy, and tolerability, of the product. Sloan-Kettering was able to demonstrate that this antibody had beneficial effects in patients with Stage IV melanoma. Sloan-Kettering also found that the antibody had therapeutic utility when used alone and when used with other compounds. If the antibody can be produced in a humanized form, thereby eliminating at least some of the undesirable effects, whether used alone or in combination with other products, it could offer significant improvement in this disease setting. Importantly, to date, there are no other products available to successfully treat Stage IV melanoma. If the antibody can be shown to be efficacious against this stage of the disease, then it would represent a significant opportunity.

At the current time, we have developed production processes for humanized forms of the antibody, including the avian transgenics technology. These antibodies will be shared with Sloan-Kettering clinicians for comparability testing, done in parallel with studies at our Scotland laboratories. We are not able to predict subsequent study dates for this antibody nor are we able to determine if we will take this candidate further into pre-clinical studies or clinical development.

VG102 (anti-CD55 antibody)

In April 2005, we executed a global exclusive license with Cancer Research Technology UK for the rights to develop and commercialize an anti-CD55 antibody. The murine form of this antibody was developed through the research of Professor Lindy Durrant of the University of Nottingham, UK. The CD55 antigen is significantly over-expressed on nearly all solid tumors in humans. Early studies at the University of Nottingham demonstrated that the antibody was able to bind only to malignant tumor antigen and furthermore, it was shown to bind in a highly novel manner, different from all anti-CD55 antibodies known in the scientific literature. This novelty underpins the intellectual property surrounding VG102, in addition to other intellectual property we have created through our development activities. The CD55 antigen has been shown to block the body’s natural immune system from attacking and killing cancer cells. Theoretically, if an antibody can be developed that binds selectively to tumor CD55 antigen, this protective mechanism could be removed and the natural immune system, or concomitantly or sequentially administered anti-tumor agents, would then be able to destroy cancer cells.

Importantly, Professor Durrant has produced the mouse form of an anti-CD55 antibody and has administered it successfully to humans in immunoscintigraphy studies (imaging). These studies demonstrated the specificity of binding only to tumor antigen, and not normal cells, and demonstrated tolerability in humans, albeit small numbers and dosages, without safety incident. It is this data, and our own exploratory data in our laboratories, that has led us to license the anti-CD55 antibody, which we believe may become an important addition to the arsenal for fighting a number of types of cancer.

At the current time we have developed production processes for humanized versions of the anti-CD55 antibody to continue pre-clinical studies. We have not yet selected a target indication for this antibody, although colorectal cancer may represent a good first indication due to the significant levels of over-expression of the CD55 antigen. At this time, we are not able to predict any date for the start of clinical trials.

In April 2004, our Scottish subsidiary, Viragen (Scotland), was awarded a grant from the Scottish government for approximately $833,000 for the purpose of supporting the research and development of VG102. This grant is being funded over a three year period, with final funding to occur in calendar 2007.

Other Potential Product Candidates

Through our internal research, review of available scientific literature, discussions with leading researchers and institutions around the world, we continue to evaluate ideas for new product candidates and scientific technologies. Based upon these efforts, it is highly likely that one or more new product candidates will be added to our portfolio within the next six to twelve months.

Distribution Agreements and Strategic Alliances

We rely, and expect to rely in the foreseeable future, upon third party marketers and distributors to effectively market and distribute Multiferon® and our other product candidates after receipt of regulatory approval. As discussed below, we have established relationships for the marketing and distribution of Multiferon®; however, failure to maintain these relationships could significantly and adversely affect our business, sales and growth. Additionally, we are in the process of identifying potential licensees in markets in which we would like to penetrate. If we are unable to identify and establish relationships with these third parties, our business could be adversely affected. The ultimate success of our products also depends in large part on our distributors’ and licensees’ ability and desire to actively distribute our products to the target markets. The failure or inability of even a few of our distributors to adequately market and distribute our products within their territories could harm our sales and affect our ability to continue operations.

Multiferon®

We have entered into several agreements for the distribution of Multiferon® in various countries, however, to date, we have not recognized significant revenue from many of these agreements. These agreements may be terminated if the distributors fail to obtain or maintain the product license or in the event of breach of the terms and conditions of the agreements. We are considering proposals from other potential business partners for the development, marketing, sale and distribution of Multiferon® in other territories around the world.

In November 2005, we entered into a license, development and supply agreement with Kuhnil Pharm Co. Ltd., headquartered in Seoul, for the exclusive license to register, market, sell and distribute Multiferon® in South Korea. While the full financial terms are required to remain confidential, we received a small up-front license fee in exchange for providing exclusive marketing rights to the drug in South Korea for a period of ten years. Kuhnil Pharm is a rapidly growing, leading manufacturer, developer and marketer of pharmaceuticals in Korea with a specialty focus in oncology, covering an expansive network of clinics, physicians and hospitals with over 300 sales representatives. This agreement provides that Kuhnil shall take all measures necessary to achieve regulatory approval for Multiferon® in South Korea, as required by the Korean health regulatory authority, KFDA.

In November 2003, we entered into a supply and distribution agreement with Pentafarma S.A. (Pentafarma) to serve as our exclusive distributor of Multiferon®, exclusively in Chile. Pentafarma retains its exclusive distribution rights in the event that it generates 70% or more of the sales figures required under the agreement. Headquartered in Santiago, Pentafarma is a wholly-owned subsidiary of Fresenius Medical Care, the world’s largest, integrated provider of products and services for chronic kidney failure. In June 2005, we reported that Pentafarma received notification of registration approval for Multiferon® from the Chilean authorities. An initial stocking order has been placed and Pentafarma is planning a market launch in the second half of 2006.

In May 2003, we entered into an exclusive supply and distribution agreement with Arriani Pharmaceuticals S.A. to distribute Multiferon® in Greece and designated Balkan countries. The agreement provides that Arriani Pharmaceuticals, headquartered in Athens, Greece, shall take the measures necessary to achieve regulatory approvals for Multiferon® in Greece, Cyprus and Slovenia following our receipt of the mutual recognition procedure, or MRP, approval in the European Union, as well as to obtain and maintain the appropriate regulatory approvals in Bulgaria and Croatia. We have not yet commenced the MRP registration process. As a result, we are not realizing any financial benefit from this agreement at this time. MRP approval for Cyprus and Slovenia is subject to their pending acceptance into the European Union. Arriani has received notification of registration approval in Bulgaria, and reimbursement authorization is pending for that country. A clinical trial with Multiferon® was initiated by Arriani in 2005 in rescue treatment of Hepatitis C, but that study has been terminated due to its small size and limited value in providing sufficient supporting evidence for future regulatory and marketing purposes.

In March 2003, the South African regulatory authorities approved an application filed by Viragen’s distribution partner in that country, Key Oncologics Ltd. The South African regulatory approval allows for the treatment of patients with hairy cell leukemia and chronic myelogenous leukemia who did not respond to recombinant (synthetic) interferon regimens. Additional applications have been filed to broaden the product’s approved indications to include the treatment of other viral and malignant diseases.

In January 2003, we renewed and extended our distribution and supply agreement with Laboratorios Pisa, a leading Mexican pharmaceutical company. The new agreement has a term of ten years and provides Laboratorios Pisa with the exclusive rights to distribute Multiferon® in Mexico. In February 2004, Multiferon® was approved in Mexico to target the treatment of hairy cell leukemia, chronic myelogenous leukemia, renal cell carcinoma and malignant melanoma. The product was launched in Mexico in September 2004 for the treatment of hepatitis B and C. A clinical trial was initiated by Laboratorios Pisa in the rescue of patients with hepatitis C and this study continues enrollment with an anticipated completion date in 2007.

The OVA™ System (Avian Transgenics)

On November 15, 2000, we entered into a development, license and collaboration agreement with the Roslin Institute (Edinburgh). The agreement provides for joint continued development of transgenics technology in chickens. The OVA™ System will be used to create chickens which produce eggs containing targeted new drugs in the egg white to treat many serious diseases, including cancer. We believe this technology promises a much faster and cost effective method of production for many promising bio-pharmaceutical products. In March 2004, we extended our agreement with the Roslin Institute to develop avian transgenic technology. The agreement continues to provide us with the worldwide exclusive rights to continue development and the ability to commercialize Roslin’s proprietary avian transgenic biomanufacturing technology in consideration for royalty payments to Roslin in the amounts 3.5% of sales of products developed under the agreement and 17.5% in connection with the sales or transfers of certain intellectual property. We have not paid any royalties under the agreement to date. In September 2005, we executed a one-year extension to this agreement with Roslin to December 2006 to successfully complete the research and development process and to develop new science for the future of the technology. In June 2006, we extended the September 2005 agreement by six months to June 2007.

In March 2003, we entered into an agreement with Oxford BioMedica plc to obtain rights to a technology for use in our collaboration with Roslin Institute to develop avian transgenic technology as a novel platform for the efficient, cost-effective manufacturing of protein drugs. The agreement provided Viragen with an option to acquire an exclusive worldwide license for proprietary gene transfer vectors, biotechnology tools designed to transfer genes into cells at high efficiency. In June 2004, we exercised the option, entering into a license agreement for Oxford BioMedica’s Lentivector gene delivery technology, which provided us with worldwide exclusive rights to use this technology in the creation of transgenic avians for bio-pharmaceutical production. Initial studies evaluating a novel use for these vectors, which transfer genes for therapeutic proteins into developing chicken embryos, have yielded successful and consistent results. However, it should be noted that additional work is necessary to be able to express the targeted proteins in the egg whites of transgenic chickens in sufficient quantities to make the process commercially viable. This work is currently underway at the Roslin Institute and our own research and development facility in Scotland.

Humanized Monoclonal Antibodies

VG101 (anti-GD3 antibody)

In December 1999, we entered into a collaborative research agreement with Sloan-Kettering Institute in New York City. The agreement is for the development of a human monoclonal antibody targeting the ganglioside GD3, which may be used alone or in combination with our Multiferon® product as well as other products, for the treatment of melanoma, a potentially fatal skin cancer. This technology could also prove useful in the treatment of certain other cancers. In February 2002, the agreement was extended through February 2007. The agreement provides that the rights in work product created under the agreement including research results, data, and records will be owned by the party that generated them and that if work product is generated jointly, it will be jointly owned by us and Sloan-Kettering Institute. While working with traditional monoclonal antibody manufacturing methods, we are also engaged in working with our avian transgenics team on producing VG101.

Although we have entered into discussions and negotiations with Sloan-Kettering Institute to license the anti-GD3 antibody, it is not known if or when a license agreement will be executed. We are currently continuing the collaborative research agreement and we have created a humanized form of this antibody for further studies.

VG102 (anti-CD55 antibody)

In July 2000, we entered into a research agreement for VG102 with Cancer Research Technology UK in the United Kingdom and the University of Nottingham to evaluate therapeutics based on the CD55 antigen, which we believe may have potential in the treatment of several indications including breast, ovarian and colorectal cancers. This project is based on the development of monoclonal antibodies designed to block the protective effect of the protein CD55 on the surface of tumor cells. The initial development work was carried out in collaboration with the Cancer Research Technology UK Department of Clinical Oncology at the University of Nottingham in England.

In April 2005, we executed an exclusive global license with Cancer Research Technology UK for VG102 to be developed for the treatment of human disease. Rights include the use of the antibody as a therapeutic and a diagnostic agent in cancers. We have created a humanized form of this antibody and are currently developing optimized manufacturing processes in preparation for final pre-clinical testing.

Our license imposes various commercialization milestone payments and other payment obligations on us. If we fail to reach the material milestones set forth in our development plan contained in the agreement by more than six months, the licensor may have the right to terminate the license specified in the agreement, in which event we would lose valuable rights and our ability to develop our product candidates.

Research and Development

Our research and development programs include ongoing studies in support of Multiferon®, our avian transgenics platform, two humanized antibodies and potential new product candidates. For the fiscal years ended June 30, 2005, 2004 and 2003, we incurred research and development costs of approximately $4.96 million, $3.59 million and $3.32 million, respectively.

The timelines and costs for the completion of bio-pharmaceutical research and product development programs are difficult to accurately predict for various reasons, including the inherent exploratory nature of the work. The achievement of project milestones is dependent on issues which may impact development timelines and can be unpredictable and beyond our control. These issues include: availability of capital funding, presence of competing technologies, unexpected experimental results which may cause the direction of research to change, accumulated knowledge about the intrinsic properties of the candidate product, the availability of Good Manufacturing Practices grade material, results from pre-clinical and clinical studies, potential changes in prescribing practice and patient profiles and regulatory requirements.

The completion of our ongoing and contemplated research and development projects is dependent upon our ability to raise significant additional funding or our ability to identify potential collaborative partners that would share in project costs. Our future capital requirements are dependent upon many factors, including: revenue generated from the sale of Multiferon®; progress with future clinical trials; the costs associated with obtaining regulatory approvals; the costs involved in patent applications; competing technologies and market developments; and our ability to establish collaborative arrangements and effective commercialization activities.

Multiferon®

Our human leukocyte-derived multi-subtype interferon alpha product, Multiferon® was originally developed as an alternative to synthetic (recombinant), single-subtype products, and is currently approved in nine countries in second-line indications. In February 2006, Multiferon® was approved as a first-line adjuvant treatment for malignant melanoma in Sweden. Multiferon® is actively marketed in five countries through local distribution partners, and our own two-person sales team in Sweden.

Interferon alpha is the human body’s first line of defense against infectious disease. Human leukocytes, in the blood, secrete a number of different types of interferon alphas when exposed to attack by viruses and bacteria. Viragen collects human leukocytes, a by-product of blood collection, and under highly exacting procedures, subjects these to a viral challenge that is known to be benign to humans, but stimulates the leukocytes to produce a unique mixture of interferon alpha subtypes. We then collect and purify the resultant interferon alphas using our proprietary technologies to manufacture Multiferon®. The mixture of subtypes contained in Multiferon® is unique among all interferon alpha products.

To date, Multiferon® has been primarily marketed as rescue therapy for patients who have been treated with synthetic interferon alpha products but who have for various reasons not responded to that treatment. With the approval of Multiferon® in Sweden in February 2006, we are now progressing with regulatory strategies to expand approvals for Multiferon® with a focus on treating malignant melanoma.

We are collaborating with the Swedish Medical Products Agency and European Union regulatory authorities to initiate the process for seeking broader European approvals through the MRP. We have initiated the process to conduct a Phase III post-marketing clinical trial with Multiferon® on an international basis. This trial is planned to include up to 1,000 patients and is expected to build additional clinical evidence of the value of Multiferon® in high-risk melanoma therapy. This trial is expected to cost approximately $16 million to $18 million and take six to eight years to complete.

Multiferon® is believed to have other potential uses in other cancer treatment regimens and we are currently evaluating a number of other possible indications for which clinical trials would be required in order to gain approvals.

In order to identify potential new anti-viral indications for Multiferon®, we are collaborating on studies using Multiferon® being conducted by the U.S. Army Medical Research Institute of Infectious Diseases, or USAMRIID. Based on previous positive in vitro study results reported in February 2006, USAMRIID has verbally agreed to commence with a new series of in vivo studies (nonhuman primate models) to further determine the potential of Multiferon® as a potent, broad-acting anti-viral product capable of fighting certain Category A pathogens, a class of highly virulent viral threats, which have the potential to be used in bio-warfare. These studies will evaluate Multiferon®’s possible utility as a first-line of defense against unknown infectious agents or when no therapeutic or vaccine exists. These studies are expected to be completed in 2006 and will help determine the potential role of Multiferon® as a bio-defense product and as a candidate for development funding under Project Bioshield.

The OVA™ System (Avian Transgenics)

Our avian transgenic manufacturing program is designed to enable us to produce protein-based drugs, including monoclonal antibodies, in the whites of eggs laid by transgenic chickens. Our goal is to develop a technology which will enable us to offer a viable and cost-effective alternative for the large-scale production requirements of the bio-pharmaceutical industry and also for our own therapeutic protein products. Existing protein production technologies are often inefficient and costly. We believe that this technology will allow us to offer the bio-pharmaceutical industry an efficient method of production of their protein-based products. It is envisaged that this technology will have a higher capacity, lower manufacturing costs and may be able to offer improvements to the products themselves.

We believe our avian transgenics project could offer an efficient and cost effective way to produce large volumes of therapeutic proteins. In addition to meeting the current and future alternative production demands of the bio-pharmaceutical industry and generating significant revenue for us, this project could also accelerate the progress of several life-saving drugs to the market.

To date, we have succeeded in proof-of-principle of our avian transgenics system with two product candidates: a construct of VG101, the anti-GD3 antibody was successfully expressed as reported in June 2005; and interferon beta-1a was successfully expressed in January 2006. We continue to evaluate methods to optimize expression levels as well as methods for recovery and purification of these active ingredients.

While our results to date suggest that the OVA™ System represents a novel biomanufacturing system for the production of human therapeutic proteins, this technology must be further developed in order to validate and confirm its viability and economic benefits before entering into commercial production or initiating necessary clinical trials.

For the nine months ended March 31, 2006, research and development costs incurred in the field of avian transgenics totaled approximately $1.13 million. For the fiscal years ended June 30, 2005, 2004 and 2003, we incurred research and development costs related to the avian transgenics project totaling approximately $1.69 million, $1.87 million and $0.95 million, respectively. Since the date of inception of this project, we have incurred approximately $6.92 million in research and development costs.

Humanized Monoclonal Antibodies

There have been a great number of developments in the treatment of cancer in humans over the years. Monoclonal antibodies have been shown to be able to offer significant advantages over other therapies, yet even with this success, current products still fall far short of the ideal with respect to both efficacy and to a lesser extent, safety. Trends in treatment options are tending to favor multiple agents and therapies in combination or sequential administration as well as targeted therapeutics. Still, there remains much room for improvement.

We have selected two monoclonal antibodies for our research and development projects based largely upon prior pre-clinical information and prior testing in humans. Both of our current antibody projects appear to present significant advantages in these respects and both offer the potential to be developed into a platform based technology.

VG101 (anti-GD3 antibody)

In 1999, we entered into a collaborative research and development agreement with Sloan-Kettering Institute, or Sloan-Kettering, for the joint development of an antibody to the GD3 antigen, which is over-expressed on several types of cancer cells, most notably melanoma. This agreement was extended in February 2002 and will expire in February 2007, unless extended by mutual consent or unless we exercise our option for an exclusive license agreement. It is believed that antibodies to the GD3 antigen are able to elicit anti-tumor effects, thereby destroying cancer cells, which have the over-expressed antigen on their surface.

Sloan-Kettering clinicians have previously studied the mouse form of this antibody in a fairly extensive manner in numerous human clinical trials. However, use of mouse-derived antibodies typically influences the outcome of testing in humans in that the human body reacts to mouse antibody as if it was a foreign invader, thereby reducing the overall efficacy, and tolerability, of the product. Sloan-Kettering was able to demonstrate that this antibody had beneficial effects in patients with Stage IV melanoma. Sloan-Kettering also found that the antibody had therapeutic utility when used alone, but greater therapeutic utility when used with other compounds. If the antibody can be produced in a humanized form, thereby eliminating at least some of the undesirable effects, whether used alone or in combination with other products, it could offer significant improvement in this disease setting. Importantly, to date, there are no other products available to successfully treat Stage IV melanoma. If the antibody can be shown to be efficacious against this stage of the disease, then it would represent a significant opportunity.

At the current time, we have developed production processes for humanized forms of the antibody, including the avian transgenics technology. These antibodies will be shared with Sloan-Kettering clinicians for comparability testing, done in parallel with studies at our Viragen (Scotland) laboratories. We are not able to predict subsequent study dates for this antibody.

For the nine months ended March 31, 2006 and for the fiscal years ended June 30, 2005 and 2004, we incurred minimal research and development costs associated with our VG101 project. For the fiscal year ended June 30, 2003, we incurred research and development costs related to our VG101 project of approximately $0.60 million. Since the date of inception of this project, we have incurred approximately $1.5 million in research and development costs.

VG102 (anti-CD55 antibody)

In April 2005, we executed a global exclusive license with Cancer Research Technology UK for the rights to develop and commercialize an anti-CD55 antibody. This specific antibody was developed through the research of Professor Lindy Durrant of the University of Nottingham, UK. The CD55 antigen is significantly over-expressed on nearly all solid tumors in humans. Early studies at Nottingham demonstrated that the antibody was able to bind only to malignant tumor antigen and furthermore, it was shown to bind in a highly novel manner, different from all anti-CD55 antibodies known in the scientific literature. This novelty underpins the intellectual property surrounding VG102, in addition to other intellectual property we have created through our development activities. The CD55 antigen has been shown to block the body’s natural immune system from attacking and killing cancer cells. Theoretically, if an antibody can be developed that binds selectively to tumor CD55 antigen, this protective mechanism could be removed and the natural immune system, or concomitantly or sequentially administered anti-tumor agents, would then be able to destroy cancer cells.

Importantly, Professor Durrant has produced the mouse form of this antibody and has administered it successfully to humans in immunoscintigraphy studies (imaging). These studies demonstrated the specificity of binding only to tumor antigen, and not normal cells, and demonstrated tolerability in humans, albeit small numbers and dosages, without safety incident. It is this data, and our own exploratory data in our laboratories, that has led us to license what we believe may become an important addition to the arsenal for fighting a number of types of cancer.

At the current time we have developed production processes for humanized versions of this antibody to continue pre-clinical studies. We have not yet selected a target indication for this antibody. At this time, we are not able to predict any date for the start of clinical trials.

For the nine months ended March 31, 2006, research and development costs incurred related to the VG102 project totaled approximately $0.37 million. For the fiscal years ended June 30, 2005, 2004 and 2003, we incurred research and development costs related to the VG102 project totaling approximately $0.58 million, $0.21 million and $0.14 million, respectively. Since the date of inception of this project, we have incurred approximately $1.90 million in research and development costs.

Other Potential Product Candidates

Through our internal research, review of available scientific literature, discussions with leading researchers and institutions around the world, we continue to evaluate ideas for new product candidates and scientific technologies. Based upon these efforts, it is highly likely that one or more new product candidates will be added to our portfolio within the next six to twelve months.

Intellectual Property

Intellectual property is important to any bio-pharmaceutical company to protect its investment in new products and ideas. Whether through patents, trademarks, copyrights or any other means, we endeavor to seek out new intellectual property in our business and at all levels. In general, we intend to invest in projects and product candidates that afford the longest possible intellectual property protection. Our business is international in nature and intellectual property protection may differ between territories, including duration of that protection. Some of our products and technologies may have patents pending or new patents under internal consideration or may be under consideration by patent counsel. Due to the competitive nature of our industry, we do not disclose patents, trademarks or copyrights that are pending.

We believe that our multi-subtype human alpha interferon production techniques are unique and are capable of yielding a superior quality product and will allow us to produce the product at relatively low costs. We have developed a broad and valuable intellectual property portfolio on the manufacturing methods used to produce Multiferon® and continue to develop this portfolio through in-house research and development.

In November 2005, we were notified by the US Patent and Trademark Office that it issued patent no. 6,962,695 to a wholly-owned subsidiary of Viragen International, our majority-owned subsidiary. This patent, entitled “Modification of Interferon Alpha Production”, describes a process relating to the manufacture of Multiferon® and relates to the novel use of an enhancing agent to optimize the yield of interferon from the cell preparation during the production process. This patent expires in December 2018.

In February 2004, we filed a provisional patent application with the UK Patent Office covering the use of multi-subtype human alpha interferon for human treatment and prevention of avian influenza virus, commonly known as avian flu, and this lapsed in February 2005. Subsequent applications were filed with the UK Patent Office in February and May 2005 and a provisional application was filed with the US Patent and Trademark Office in March 2005. Avian influenza is an infectious viral disease of birds caused by type A influenza strain. The type A influenza group of viruses has certain characteristics that make them of particular concern to the human population. They have a tendency to undergo mutation, resulting in new variants for which no vaccine is available. In addition, such viruses have the potential to combine with viruses from other species, leading to pandemics due to the resulting difficulties in developing effective treatments or preventative measures. At the current time, we have no plans to conduct any significant studies of Multiferon® in avian influenza.

As mentioned previously, we continue to develop our knowledge base of the Multiferon® product, to evaluate new and beneficial ways of manufacturing. As a result of research and development work performed in house, a provisional application for a modification to the Multiferon® production process was filed with the UK Patent Office in February 2005. A provisional patent application was also filed with the US Patent and Trademark Office in June 2005 and a patent cooperation treaty, or PCT, application was filed in February 2006.

We are developing a broad intellectual property portfolio in the area of avian transgenics. In May 2005 our International application WO04047531 entitled ‘Protein Production in Transgenic Avians’, filed jointly with Oxford BioMedica UK Ltd. entered into the National Phase in the US, Canada, Europe, China, Japan and Australia. This patent application describes the use of specific viral based vectors as gene delivery vehicles in creating transgenic birds that may be used to produce proteins of interest in their eggs.

In May 2005, our patent application NZ532709 derived from the International application WO03049537 entitled ‘Methods of Preparing Eggs for Nuclear Transfer and Uses Thereof’ was accepted for grant by the Intellectual Property Office of New Zealand. This patent expires in December 2021. Other regional applications for this invention are progressing through the normal prosecution process. This patent application describes the use of gamma irradiation in the enucleation of avian cells in preparation for nuclear transfer. This process may be one of the preparatory steps used in creating transgenic birds.

In September 2004, a provisional patent application (06/024867) was filed with the UK Patent Office describing a method to optimize gene vector constructs so that expression of the protein is maximized and may be used as one of the steps in the process of creating transgenic birds which produce proteins of interest in their eggs.

In September 2004, a provisional patent application (06/027606) was filed jointly by Viragen (Scotland) Limited and Oxford BioMedica with the UK Patent Office describing a system that allows pre-screening of gene vector constructs to determine their utility in creation of transgenics and this method may be used as one of the steps in the process of creating transgenic birds which produce proteins of interest in their eggs.

In May 2005, a provisional patent application was filed with the UK Patent Office describing a novel promoter construct to be used in creation of transgenics. This promoter may be used in the creation of transgenic birds which produce proteins of interest in their eggs. A PCT application was filed in May 2006.

United States and foreign patents have been issued to others for genetically engineered and human-derived interferons and methods and processes for producing transgenic birds. In the event of valid claims, we may have to negotiate license agreements with patent holders to use some processes and products. We believe that we do not infringe upon any current patent. We have not received any communications or had any conversations with the owners of related patents that may potentially make claims or who have threatened to make a claim that our patents infringe their patents.

It is possible to challenge the validity and enforceability of a patent by litigation after its issuance. If the outcome is against the owner of the patent, other parties may be free to use the subject matter of the patent. Protection provided by foreign patents may be different than in the United States. The actual protection we receive from a foreign patent may vary from one country to another. Protection realized may also depend on the type of patent, scope of coverage granted and the legal remedies available in each country. We cannot guarantee that any future patents will offer substantial protection or commercial benefit to us.

Regulation

Our activities, products and processes are subject to substantial government regulation for safety, effectiveness and quality by many governmental agencies within the United States, the European Union and other foreign jurisdictions, and will be subject to further regulation if approved for commercial sale. The U.S. Food and Drug Administration, foreign jurisdictions and state and local agencies regulate the testing, manufacturing, safety, effectiveness, advertising, packaging, labeling, storage, record keeping and sale of biologic substances and pharmaceutical products. Regulatory authorities have stringent mandatory procedures and standards, which apply to the clinical testing, manufacture and marketing of any biologic products, including ours. Regulatory approvals for commercialization of any new product take significant time and capital. The steps ordinarily required before a drug or biological product may be marketed include:

•	Pre-clinical testing;

•	Submission to the relevant regulatory agency, such as the FDA in the United States, of an investigational new drug application, which must become effective before clinical trials may commence;

•	Adequate and well-controlled clinical trials to establish the safety and efficacy of the biologic or drug;

•	Submission of a marketing application to the relevant regulatory agency for approval to market the product in that country or jurisdiction;

•	Approval of the marketing application, which encompasses inspection and licensing of the manufacturing facility for commercial production of product and approval of all product labeling.

Pre-clinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Laboratories that conduct pre-clinical testing must comply with regulations regarding good laboratory practices.

In Europe and the United States, human clinical trial programs generally involve a three-phase process. Typically, Phase I trials are conducted in healthy volunteers to determine any early side effects and the pattern of drug distribution and metabolism. Phase II trials are conducted in a limited patient population afflicted with the target disease to provide preliminary data on the effectiveness and safety of a new drug product and to determine the amount of the drug that works best and how much can be tolerated. If Phase II evaluations indicate potential effectiveness with an acceptable safety profile, Phase III trials are performed. Phase III is performed to demonstrate clinical effectiveness and safety within an expanded patient population from multiple clinical study sites. Regulatory authorities may also require Phase IV studies to further confirm safety and efficacy and to monitor patients after a product has been used in clinical practice. The relevant regulatory authority may suspend or cancel clinical trials at any time if it is felt that patients are being exposed to an unacceptable health risk or if the information submitted to the agency is incomplete or incorrect, or due to the conduct of the investigation.

The results of the drug development, pre-clinical studies and clinical studies are submitted to the relevant regulatory authorities in various countries, such as the U.S. Food and Drug Administration, in the application for marketing authorization, which if accepted clears the way for commercial sale of the drug. Third party manufacturers and collaborators may be required to pass on-site inspections prior to obtaining regulatory approval.

The process of obtaining marketing approvals takes many years and substantial funding. If we fail to comply with certain regulatory requirements, we could be subject to sanctions, such as warning letters, penalties, criminal prosecution, injunctions, product seizure, product recalls, total or partial suspension of production, and refusal to approve pending applications or costly supplements to approved applications.

Once regulatory approval is obtained, third party collaborators and manufacturers will be required to comply with regulations setting forth current Good Manufacturing Practices. Good Manufacturing Practice regulations include requirements relating to quality control and quality assurance, as well as corresponding maintenance of records and documentation. Facilities may be subject to period and unannounced inspections to confirm compliance with applicable regulations.

Extension of the number of licenses held in the European Union can be achieved for products like Multiferon® through the Mutual Recognition Procedure, or MRP. This process makes it possible to hold marketing authorizations in all, or some, member states. MRP is administered by and between the competent authorities of the member states where marketing authorizations are sought. Subject to the successful completion of clinical trials, we believe this is the regulatory route that we will use to secure regulatory approval in the European Union. MRP permits a registrant of a new drug or biological product to use a single registration dossier to gain marketing authorization in a number of European Union countries. The prerequisite requirement is that any new registration must have a sponsor country that has reviewed and approved the registration dossier. In the case of Multiferon®, and following the expected Swedish approval of our dossier, we anticipate that Sweden will agree to act as our sponsor country for the MRP filing. Once the dossier is approved through the MRP process, it is then permissible to go to each country that has approved the filing and seek reimbursement authorization. All countries are not required to approve the filing in the MRP process, and there is no guarantee that any country will agree to reimburse for the product.

We are also subject to numerous laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Competition

Competition in the research, development and production of interferon and other immunological products is intense and growing. Our competition includes many major, well-established and well-financed pharmaceutical and commercial entities, as well as major educational and scientific institutions. Many researchers, some of whom have substantial private and government funding, are involved with interferon production, including production of interferon through synthetic DNA technology. A number of large companies, including Hoffmann-La Roche, Inc. and Schering-Plough Corporation are producing, selling and conducting clinical trials with their recombinant interferons (alpha interferons) and other immunological products in the areas of cancer and viral infections, including hepatitis C.

We believe that competition is also based on production ability, technological superiority, regulatory expertise in obtaining governmental approvals for testing and manufacturing and the capabilities of companies in marketing and selling the product.

We are aware of a number of companies that are engaged in research and development of various transgenic systems and models that are hoped to be used to efficiently and productively manufacture proteins for human therapeutic use. These include but are not limited to the use of cattle, goats, plants and avians. Some of these companies are larger, well-funded enterprises and that have been working in this field for many more years than we have. There can be no assurance that any of these companies will not complete their research, enlist large, multinational pharmaceutical and biotechnology companies to invest in their technology and produce a therapeutic product that comes to market before us.

There are a large number of companies around the world that have monoclonal antibodies in their research, development or commercial pipelines. There are large, well-financed multinational pharmaceutical and biotechnology companies that have monoclonal antibodies which have been approved for marketing for a number of years and there are small, essentially start-up companies, researching and developing new antibodies and complementary technologies for delivery of antibodies for therapeutic use. Competition in the field of antibodies is extensive and intense. Intellectual property on monoclonal antibodies is equally extensive making it difficult for new entries to this field to generate new patents. Although we monitor competitive activity in the field, there can be no assurances that our antibody projects will be competitive, will have secure intellectual property free of licenses from third parties, or will ever be clinically proven to be safe and efficacious in comparison to competitive products.

The timing of the entry of a new pharmaceutical product into the market is an important factor in determining that product’s eventual success. Early market entry has advantages in gaining product acceptance and market share. Our ability to develop products, complete clinical studies and obtain governmental approvals in the past has been hampered by a lack of adequate capital. We are not presently a competitive factor in the interferons market, nor are any of our distributors.

Employees

As of June 30, 2006, we have 56 employees. Of these, 39 are research and development, manufacturing and quality assurance/quality control personnel. The remaining 17 employees are management, sales and/or administrative personnel. Our domestic and Scottish-based employees are not represented by any collective bargaining agreements. The majority of our Swedish-based employees are members of a Swedish union representing scientific personnel. We have never experienced a work stoppage. We believe our relations with our employees and the Swedish unions to be good.

Properties

In November 1996, Viragen entered into a ten year lease commencing April 1997 for a 14,800 square foot facility located at 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324. This location contains our domestic administrative and executive offices. The lease contains an option for up to two additional five-year terms. Current monthly rental on the property, including common area maintenance charges and applicable taxes, is approximately $31,000. If we are unable to reduce the amount of square footage we lease at this location, we will seek a new location for occupancy, with less square footage, upon expiration of this lease.

In November 1996, Viragen (Scotland) executed a five year lease, subsequently modified for additional space, for a newly constructed laboratory and manufacturing facility located in Pentlands Science Park near Edinburgh, Scotland. The facility consists of approximately 17,000 square feet with base monthly rental payments of approximately $33,000 plus common area and maintenance charges. The lease further provides for up to four five year extensions at our option. In October 2001, we exercised our first option to extend the lease through October 2006 and we intend to extend the lease for an additional five years. In March 2002 and September 2003, we entered into sub-lease agreements, sub-leasing a portion of our space to third parties, with initial terms of one year, thereafter renewable on a monthly basis. The area covered in these sub-lease agreements totals approximately 4,000 square feet generating monthly sub-lease rent of approximately $10,000.

Through ViraNative, we lease approximately 25,500 square feet of laboratory, production and office facilities in Umeå, Sweden under two separate leases. One of the leases representing approximately 21,000 square feet was recently renewed through March 2009 at a total lease cost of approximately $28,000 per month. The initial stages of the manufacture of Multiferon® is conducted in this facility. The other lease representing approximately 4,500 square feet of office space at a total lease cost of approximately $6,000 per month will expire in December 2006 and not be renewed. In June 2005, we initiated final modifications at this facility in order to upgrade specific equipment used in the Multiferon® manufacturing process. These modifications have been presented to and agreed upon with the medical products agency in Sweden. We do not expect any significant delays or interruptions to operations as a result of these modifications.

ViraNative also owns a 21,500 square foot building in Umeå, Sweden, which contains a portion of our Multiferon® production. This building was purchased prior to our acquisition of ViraNative to provide expanded production capacity and is intended to potentially house all of ViraNatives’ research, production and administrative facilities. This facility carries a 25 year mortgage held by a Swedish bank for approximately $655,000.

We believe our properties are in good condition, well-maintained and generally suitable and adequate to carry on our business. We also believe that we maintain sufficient insurance coverage on all of our real and personal property.

Legal Proceedings

We are not currently a party to any legal proceedings. We may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act covering the resale of the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC, as discussed below.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings, as well as the registration statement of which this prospectus forms a part, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying the required fee for copying. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of that site is www.sec.gov. The information on this website is not and should not be considered part of this prospectus and is not incorporated by reference in this document, other than that information specifically incorporated by reference below. This website is and is only intended to be an inactive textual reference.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed with the SEC on September 13, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 9, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 filed with the SEC on February 9, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on November 9, 2005

•	Our Current Report on Form 8-K dated July 17, 2006 filed with the SEC on July 28, 2006;

•	Our Current Report on Form 8-K dated April 7, 2006 filed with the SEC on April 11, 2006;

•	Our Current Report on Form 8-K dated March 21, 2006 filed with the SEC on March 24, 2006;

•	Our Current Report on Form 8-K dated March 21, 2006 filed with the SEC on March 21, 2006;

•	Our Current Report on Form 8-K dated March 7, 2006 filed with the SEC on March 13, 2006;

•	Our Current Report on Form 8-K dated March 1, 2006 filed with the SEC on March 3, 2006;

•	Our Current Report on Form 8-K dated February 17, 2006 filed with the SEC on February 23, 2006;

•	Our Current Report on Form 8-K dated December 15, 2005 filed with the SEC on December 20, 2005;

•	Our Current Report on Form 8-K dated October 19, 2005 filed with the SEC on October 19, 2005;

•	Our Current Report on Form 8-K dated September 20, 2005 filed with the SEC on September 22, 2005; and

•	Our Current Report on Form 8-K dated September 15, 2005 filed with the SEC on September 15, 2005.

We will deliver without charge a copy of all of the information incorporated by reference in this prospectus to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address and number:

Dennis W. Healey

Executive Vice President and Chief Financial Officer

Viragen, Inc.

865 S.W. 78th Avenue, Suite 100

Plantation, Florida 33324

Telephone Number: (954) 233-8746

Copies of our SEC filings and other information about us are also available free of charge on our website at www.viragen.com. The information on our website is neither incorporated into, nor a part of, this prospectus and should not be considered in making a decision about the investment in our securities offered pursuant to this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information regarding Viragen voting securities beneficially owned as of June 30, 2006, by:

•	each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of Viragen’s common stock;

•	each of Viragen’s directors;

•	each of Viragen’s named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K; and

•	all officers and directors as a group.

Under federal securities law, a person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within 60 days. Beneficial ownership may also attribute shares owned of record by one person to another person, such as the record holder’s spouse, minor children, corporation or other business entity. As of June 30, 2006, there were 45,765,687 shares of Viragen common stock, the sole outstanding class of voting securities, outstanding. Except as otherwise indicated, we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares.

This table does not give effect to exercise of the over-allotment option, exercise of the underwriters’ purchase option or the issuance of up to 34,709,366 shares that would be issued in the event outstanding options and warrants are exercised and upon the conversion of convertible notes, convertible debentures or preferred stock, except to the extent beneficial ownership of shares is attributable to the named person in accordance with Securities and Exchange Commission rules.

Name of Beneficial Owner	Number of Shares Beneficially Owned			Percent
	Total Beneficial Ownership	Shares Currently Outstanding	Shares Acquirable Within 60 Days	Before Offering	As Adjusted
Charles A. Rice (1)	325,000	100,000	225,000	*	*
Randolph A. Pohlman (2)	20,612	1,112	19,500	*	*
Robert C. Salisbury (3)	55,250	20,500	34,750	*	*
Charles J. Simons (4)	37,697	19,447	18,250	*	*
Carl N. Singer (5)	386,519	353,185	33,334	*	*
Nancy A. Speck (6)	19,000	—	19,000	*	*
C. Richard Stafford (7)	119,500	100,000	19,500	*	*
Dennis W. Healey (8)	195,065	102,565	92,500	*	*
Nicholas M. Burke (9)	70,000	—	70,000	*	*
Alexandra Global Master Fund Ltd. (10)	4,831,860	154,672	4,677,188	9.48%	2.61%
Omicron Master Trust (11)	2,761,063	88,384	2,672,679	5.64%	1.51%
Officers and Directors as a group (9 persons) (12)	1,228,643	696,809	531,834	2.7%	*

*	less than 1%

(1)	Includes 225,000 shares subject to options either currently exercisable or exercisable by Mr. Rice within 60 days of June 30, 2006.

(2)	Includes 19,500 shares subject to options either currently exercisable or exercisable by Mr. Pohlman within 60 days of June 30, 2006.

(3)	Includes 34,750 shares subject to options either currently exercisable or exercisable by Mr. Salisbury within 60 days of June 30, 2006.

(4)	Includes 18,250 shares subject to options either currently exercisable or exercisable by Mr. Simons within 60 days of June 30, 2006.

(5)	The beneficial ownership attributed to Carl N. Singer includes 279,635 shares of common stock held by various limited partnerships for which Fundamental Management Corporation serves as the general partner. Mr. Singer serves as the chairperson of Fundamental Management Corporation. Also, includes 19,500 shares subject to options either currently exercisable or exercisable by Mr. Singer within 60 days of June 30, 2006.

(6)	Includes 19,000 shares subject to options either currently exercisable or exercisable by Ms. Speck within 60 days of June 30, 2006.

(7)	Includes 19,500 shares subject to options either currently exercisable or exercisable by Mr. Stafford within 60 days of June 30, 2006.

(8)	Includes 92,500 shares subject to options either currently exercisable or exercisable by Mr. Healey within 60 days of June 30, 2006.

(9)	Includes 70,000 shares subject to options either currently exercisable or exercisable by Mr. Burke within 60 days of June 30, 2006.

(10)	Includes 154,672 shares held, 3,333,334 shares underlying convertible notes dated June 18, 2004 (or warrants that might be issued upon redemption of the notes) and 1,343,854 shares underlying common stock purchase warrants issued in connection with the purchase agreement governing the notes dated June 18, 2004, as amended. The address of Alexandra Global Master Fund Ltd., a British Virgin Islands company, is Citco Building, Wickam Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. Alexandra Investment Management, LLC, a Delaware limited liability company, whose address is 767 Third Avenue, 39th Floor, New York, New York 10017, serves as investment adviser to Alexandra Global Master Fund Ltd. By reason of such relationship, Alexandra Investment Management LLC may be deemed to share voting and dispositive power over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Alexandra Investment Management LLC disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management LLC. By reason of such relationships, Messrs. Filimonov and Sogoloff may be deemed to share voting and dispositive power over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Messrs. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock. Based in part on a Schedule 13G filed with the SEC on February 14, 2006.

(11)	Includes 88,384 shares held, 1,904,762 shares underlying convertible notes dated June 18, 2004 (or warrants that might be issued upon redemption of the notes) and 767,917 shares underlying common stock purchase warrants issued in connection with the purchase agreement governing the notes dated June 18, 2004, as amended. The address of Omicron Master Trust (“Omicron”) is c/o Olympia Capital International Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda. Omicron Capital, L.P. (“Omicron Capital”), whose address is 650 Fifth Avenue, 24th Floor, New York, New York 10019, serves as investment manager to Omicron. By reason of such relationship, Omicron Capital may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Omicron Capital disclaims beneficial ownership of the shares of our common stock beneficially owned by Omicron. Omicron Capital, Inc. (“OCI”) serves as general partner of Omicron Capital. By reason of such relationship, OCI may be deemed to share dispositive power over the shares of our common stock beneficially owned by Omicron Capital. OCI disclaims beneficial ownership of the shares of our common stock beneficially owned by Omicron Capital. Mr. Olivier H. Morali and Mr. Bruce T. Bernstein are officers of OCI. By reason of such relationships, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock beneficially owned by OCI. Messrs. Morali and Bernstein disclaim beneficial ownership of the shares of our common stock beneficially owned by OCI. Winchester Global Trust Company Limited (“Winchester”) serves as trustee of Omicron. By reason of such relationship, Winchester may be deemed to share dispositive power over the shares of our common stock beneficially owned by Omicron. Winchester disclaims beneficial ownership of the shares of our common stock beneficially owned by Omicron. Based in part on a Schedule 13G filed with the SEC on October 6, 2005.

(12)	Includes 417,174 shares held directly, 279,635 shares held indirectly and 531,834 shares subject to options either currently exercisable or exercisable within 60 days of June 30, 2006.

DESCRIPTION OF SECURITIES

Viragen is currently authorized to issue up to 250,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, there are 46,298,202 shares of common stock, 2,150 shares of Series A cumulative convertible preferred stock and 52,150 shares of Series J cumulative convertible preferred stock outstanding.

Units

Each unit consists of one share of common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants shall begin to trade separately on a date at least six months after the date of this prospectus unless the underwriters inform us that an earlier date is acceptable, based on their assessment of the relative strengths of the securities markets and our industry in general, and the trading pattern of, and demand for, our securities in particular. In no event will the underwriters allow for separate trading until:

•	the preparation of an audited balance sheet reflecting receipt by us of the proceeds of this offering and the filing of the audited balance sheet with the Securities and Exchange Commission on a Form 8-K or similar Form by us, which includes the balance sheet;

•	we file a Form 8-K and issue a press release announcing when separate trading will begin; and

•	the business day following the earliest to occur of the expiration of the underwriters’ over-allotment option of the exercise of the underwriters’ over-allotment option in full.

Common Stock

Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, after payment to creditors and holders of our outstanding preferred stock, our remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common stock.

Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Our by-laws provide that a majority of the outstanding shares of our common stock constitute a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights, and our common stock is not redeemable.

Preferred Stock

We are authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may issue preferred stock by resolutions, without any action of our stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges, and

•	redemption terms.

We include preferred stock in our capitalization to improve our financial flexibility. However, we could use preferred stock to preserve control by present management, in the event of a potential hostile takeover. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of our common stock.

Series A Cumulative Convertible Preferred Stock

We established the 10% Series A cumulative convertible preferred stock in November 1986. We are authorized to issue 375,000 shares of Series A cumulative convertible preferred stock. As of March 31, 2006, there were 2,150 shares of Series A cumulative convertible preferred stock outstanding. Each share of Series A cumulative convertible preferred stock is immediately convertible, at the option of the holder, into .426 shares of our common stock. Dividends on the Series A cumulative convertible preferred stock are cumulative and have priority over dividends, if any, paid on our common stock. These dividends are payable in either cash or shares of our common stock, at our option.

The Series A cumulative convertible preferred stock has voting rights only if dividends are in arrears for five annual dividends. In such event, owners of Series A cumulative convertible preferred stock have the right to elect two directors. Voting rights terminate upon payment of the cumulative dividends. We may redeem the Series A cumulative convertible preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $60.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the Series A cumulative convertible preferred stock.

Owners of the Series A cumulative convertible preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon our liquidation, dissolution or winding up. This obligation must be satisfied before any distribution or payment is made to holders of our common stock or our other stock junior to the Series A cumulative convertible preferred stock.

Series J Cumulative Convertible Preferred Stock

We established the Series J 24% cumulative convertible preferred stock in March 2006. We are authorized to issue 60,000 shares of Series J cumulative convertible preferred stock. As of March 31, 2006, there were 52,150 shares of Series J cumulative convertible preferred stock outstanding. Each share of Series J cumulative convertible preferred stock is immediately convertible, at the option of the holder, into 80 shares of our common stock. Each share of Series J cumulative convertible preferred stock has a stated value equal to $100 and $1.00 par value. The owners of outstanding shares of Series J cumulative convertible preferred stock shall be entitled to receive preferential dividends in cash out of any funds before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any common stock, or other class of stock presently authorized or to be authorized, except for our Series A cumulative convertible preferred stock, at the rate of 24% per annum on the stated value, payable in cash on the earlier of (a) annually in arrears commencing February 28, 2007 and annually thereafter in cash or (b) upon redemption, as discussed below, following the closing of any subsequent financing (whether done in one or more financings of debt or equity) by us with gross proceeds equal to or greater than $5 million. We have allocated $6.5 million from the proceeds of this offering to retire the outstanding Series J cumulative convertible preferred stock.

At such time as we complete a subsequent financing, of either debt or equity, resulting in the receipt of gross proceeds to us of $5 million or more, (a) owners of the Series J cumulative convertible preferred stock may require us to redeem, at the owners’ sole option, all or a portion of their Series J cumulative convertible preferred stock outstanding at such time at the stated value, including any accrued but unpaid dividends, rounded up to February 28, 2007 and to each February 28 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next February 28 despite redemption prior to that date) and (b) we may redeem, at our sole option, the Series J cumulative convertible preferred stock outstanding at such time, in their entirety, at the stated value, including any accrued but unpaid dividend, rounded up to February 28, 2007 and to each February 28 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next February 28 despite redemption prior to that date).

We also have the right, at our sole option, (a) to require the owners of the Series J cumulative convertible preferred stock to convert their Series J cumulative convertible preferred stock outstanding at such time, in their entirety, into our common stock at the $1.25 per share conversion price, or (b) to redeem the Series J cumulative convertible preferred stock outstanding at such time, in their entirety, at the stated value, including any accrued but unpaid dividend, rounded up to February 28, 2007 and to each February 28 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next February 28 despite redemption prior to that date), but in each such option, only in the event the closing price of our common stock trades at $2.50 per share or higher for at least 10 consecutive trading days.

The Series J cumulative convertible preferred stock has no voting rights, except if we should amend our certificate of incorporation and such amendment would: (a) change the relative seniority rights of the owners of the Series J cumulative convertible preferred stock as to the payment of dividends in relation to the holders of any other of our capital stock, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the owners of the Series J cumulative convertible preferred stock; (b) reduce the amount payable to the owners of the Series J cumulative convertible preferred stock upon our voluntary or involuntary liquidation, dissolution or winding up, or change the relative seniority of the liquidation preferences of the owners of the Series J cumulative convertible preferred stock to the rights upon liquidation of the holders of our other capital stock, or change the dividend rights of the owners of the Series J cumulative convertible preferred stock; (c) cancel or modify the conversion rights of the owners of the Series J cumulative convertible preferred stock; or (d) cancel or modify the rights of the owners of the Series J cumulative convertible preferred stock.

Owners of the Series J cumulative convertible preferred stock are entitled to receive $100.00 per share, plus accrued and unpaid dividends, upon our liquidation, dissolution or winding up. This obligation must be satisfied before any distribution or payment is made to holders of our common stock or our other stock junior to the Series J cumulative convertible preferred stock.

Owners of the Series J cumulative convertible preferred stock have additional conversion rights that trigger upon our merging into another company. If, as a result of the merger, we are not the surviving entity and the merger does not terminate the conversion rights of the Series J cumulative convertible preferred stock, then after the merger the owners of the Series J cumulative convertible preferred stock have the right to convert their shares in the common stock of the surviving corporation.

Owners of the Series J cumulative convertible preferred stock have similar rights if we sell all or substantially all of our assets. If, in addition to selling substantially all of our assets, the transaction also involves selling our common stock or receiving common stock from the buyer and the agreement does not terminate the conversion rights of the owners of the Series J cumulative convertible preferred stock, then after the sale the owners of the Series J cumulative convertible preferred stock have the right to convert their shares into the common stock sold or received under the transaction.

Convertible Debt

June 2004 Convertible Notes

As of June 30, 2006, $12.05 million of the principal amount of our June 2004 convertible notes remained outstanding. The notes are convertible at a conversion price of $1.05 per share, subject to adjustment, which would result in the issuance of 11,476,194 shares of our common stock if the entire outstanding principal amount was converted.

September 2005 Convertible Debentures

As of June 30, 2006, approximately $1.56 million of the principal amount of our September 2005 convertible debentures remained outstanding. The debentures are convertible at a conversion price of $1.05 per share, subject to adjustment, which would result in the issuance of 1,488,096 shares of our common stock if the entire outstanding principal amount was converted.

Common Stock Options

As of June 30, 2006, options to purchase a total of 1,139,783 shares of our common stock at a weighted average exercise price of $1.58 were outstanding pursuant to our 1995 Stock Options Plan, 1997 Stock Option Plan and 2006 Equity Compensation Plan. Our 1995 Stock Option Plan expired in May 2005. This expiration did not affect the validity of outstanding options previously granted under the plan. As of June 30, 2006, a total of 158,676 shares of our common stock are reserved for future issuance under our 1997 Stock Option Plan and a total of 3,157,000 shares of our common stock are reserved for future issuance under our 2006 Equity Compensation Plan. Options to purchase an aggregate of 843,000 shares of our common stock were granted in April 2006 under our 2006 Equity Compensation Plan. No shares issuable upon exercise of these options can be issued until our 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of our 2006 Equity Compensation Plan at our next annual stockholders’ meeting.

Warrants

Warrants to be Issued in the Offering

No warrants are currently outstanding. Each warrant included in the units sold in this offering entitles the registered holder to purchase one share of our common stock at a price of $             per share, subject to adjustment as discussed below, at any time commencing on                          , 2007, one year from the date of this prospectus. The warrants will expire on                     , 2011, five years from the date of this prospectus, at 5:00 p.m., New York City time.

We may redeem the outstanding warrants, including the warrants purchased in our private placement offering, with Dawson James’ prior consent, at any time after the warrants become exercisable:

•	in whole and not in part;

•	at a price of $ per warrant at any time after six months from the date the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $ per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the warrantholders.

The redemption criteria for our warrants have been established at prices which are intended to provide warrant holders a reasonable premium to the initial exercise prices and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Since we may redeem the warrants only with the prior written consent of Dawson James and Dawson James may hold warrants subject to redemption, Dawson James may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that Dawson James will consent to such redemption if the exercise of the warrants is not in its best interest even if the exercise of the warrants is in our best interest.

The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. From and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

The warrants will be issued in registered form under a warrant agreement between Mellon Investor Services, LLC, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants held by public stockholders or issuable upon exercise of the underwriters’ purchase option will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants held by public stockholders or issuable upon exercise of the underwriters’ purchase option may have no value, the market for such warrants may be limited and such warrants may expire worthless. Even if the prospectus relating to the common stock issuable upon exercise of the warrants is not current, the warrants issued to our initial securityholders may be exercisable for unregistered shares of common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Warrants Issued Prior to the Offering

As of June 30, 2006, warrants to purchase a total of 16,424,877 shares of our common stock with exercise prices ranging from $0.67 to $1.50 and a weighted average exercise price of $1.16 were outstanding. These warrants were issued in connection with our financing transactions conducted between February 2002 and March 2006. Additionally, as of June 30, 2006, warrants to purchase a total of 7,500 shares of our common stock with exercise prices ranging from $1.10 to $110.00 and a weighted average exercise price of $38.70 were issued to consultants between 1998 and 2003.

Purchase Option

We have agreed to sell to certain of the underwriters for an aggregate purchase price of $100 an option to purchase up to a total of 5,360,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that each of the warrants underlying such units entitles the holder to purchase one share of our common stock at $            . For a more complete description of the purchase option, see the section below entitled “Underwriting – Purchase Option.”

Anti-takeover Provisions

Our certificate of incorporation, our bylaws and Delaware General Corporate Law contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our certificate of incorporation, bylaws and Delaware General Corporate Law that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

Our corporation is currently authorized to issue a total of 1,000,000 shares of preferred stock. Our certificate of incorporation provides that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control by present management.

Number of Directors; Board Classification

Our certificate of incorporation and bylaws provide that the number of directors shall be no less than three (3) and no more than ten (10), as fixed from time to time by resolution of our board of directors. Our bylaws also classify the board of directors, meaning that the board is broken into 3 different classes, with each board member elected for a 3 year term. Board classification makes it more difficult for an outsider to take control of the board of directors in a short period of time because in any given election the stockholders only elect one class of board members, or one-third of the total board.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even through less than a quorum of the board, or by a sole remaining director.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing or by electronic transmission. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws provide that there is no right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority shareholder to elect a person to the board of directors.

Stockholder Action

Our bylaws provide that actions of the stockholders may be taken only at a properly convened meeting therefore and may not be taken by written consent. The stockholders therefore do not have the option of making swift decisions through written consents as does the board of directors.

Advance Notice for Stockholder Proposals and Director Nominations

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nomination by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities Exchange Act of 1934, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The chairman of the meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder that has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

Except to the extent required under applicable laws, our bylaws provide that the corporation shall not be required to include on its proxy card, or describe in its proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Certificate of Incorporation and Bylaws

Our certificate of incorporation gives both the directors and the stockholders the power to power to adopt, alter or repeal the bylaws of the corporation, provided, however, that any provision relating to board classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the general corporation law of Delaware shall be as set forth in the certificate of incorporation. Any adoption, alteration, amendment, change or repeal of the bylaws requires an affirmative vote by 66 2/3% of the outstanding stock of the corporation. Any bylaw that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the board, unless the resolution of the stockholders adopting such by-laws expressly reserves to the stockholders the right to amend or repeal it.

Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Delaware Statutory Provisions

We are subject to the provisions of Section 203 of the Delaware law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves either the business combination or the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding the shares owned by our officers and directors and the shares contained in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

American Stock Exchange Listing

There is presently no public market for our units or warrants. We will apply to have our units listed on the American Stock Exchange under the symbol VRA.U and we expect trading will begin on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, we expect that the warrants will be listed on the American Stock Exchange under the symbols VRA.WS. Our common stock is listed on the American Stock Exchange under the symbol VRA.

Transfer Agent

The transfer agent for our units, common stock and common stock purchase warrants is Mellon Investor Services, LLC, 120 Broadway, 13th Floor, New York, New York, 10271.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters listed below with respect to the units being offered in this offering. In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the listed underwriters, and each of the listed underwriters, for which Dawson James Securities, Inc. is acting as representative, have severally, and not jointly, agreed to purchase from us on a firm commitment basis, the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Dawson James Securities, Inc.

Total	67,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the representative that the underwriters propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. Any units sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $             per unit. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $             per unit to other brokers and dealers.

The underwriting agreement provides that the underwriters’ obligations to purchase units are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the units offered by this prospectus, other than those covered by the over-allotment option described below (unless and until that option is exercised), if any of these units are purchased.

No action has been taken by us or the underwriters that would permit a public offering of the units offered hereby in any jurisdiction where action for that purpose is required. None of our units included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of the units be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our units and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of the securities included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of units offered.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount to be paid to the underwriters by us:

	Total, with no over- allotment	Total, with full over- allotment
Underwriting discount to be paid to the underwriters by us for the units offered	$	$

We have agreed to pay to the representative, on behalf of the underwriters, additional compensation in the form of a non-accountable expense allowance equal to two (2) percent of the gross proceeds received by us from the sale of the units (not including the units included in the over-allotment option), which compensation is meant to help offset a portion of the expenses incurred by the underwriters in connection with this offering, such as the fees and expenses of the underwriters’ counsel for this offering and the due diligence and road show expenses incurred by the underwriters in connection with this offering. We have also agreed to pay all expenses in connection with qualifying the units offered hereby under the laws of the states designated by the underwriters, including expenses of counsel retained for this purpose by the underwriters. We have also agreed to pay the fees of counsel retained by the underwriters for purposes of filing this offering with the National Association of Securities Dealers, Inc., or NASD. We estimate the expenses payable by us for this offering to be $            , including the underwriting discount and the underwriters’ non-accountable expense allowance, or $             if the underwriters’ over-allotment option is exercised in full.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement of which this prospectus is a part, to purchase up to additional units, identical to the units offered hereby, at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any units are purchased pursuant to the over-allotment option, the underwriters will offer these additional units on the same terms as those on which the other units or being offered hereby. If any units are purchased pursuant to this over-allotment option, the underwriters will severally purchase units in approximately the same proportion as set forth in the table above.

Purchase Option

We have granted to certain underwriters an option to purchase 5,360,000 units for an aggregate purchase price of $100. These units are identical to those offered by this prospectus except that each of the warrants underlying such units entitles the holder to purchase one share of our common stock at $            . This option is exercisable at $             per unit, and may be exercised on a cashless basis, one year from the date of this prospectus and expiring five years after the effective date of the registration statement of which this prospectus is a part. The underwriters’ purchase option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the underwriters’ purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves.

We will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization,

merger or consolidation. However, the underwriters’ purchase option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant Solicitation Fee

We have engaged Dawson James, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and the regulations of the SEC, we have agreed to pay Dawson James for bona fide services rendered a commission equal to five percent (5%) of the exercise price for each warrant exercised more than one year after the date of the effectiveness of the registration statement of which this prospectus forms a part. The commission will be paid only if the investor who exercises the warrant specifically designates, in writing, that Dawson James solicited the exercise.

Right of First Refusal

After one year from the date of this prospectus until two years from the date of this prospectus, Dawson James has a right of first refusal to act as underwriter or placement agent with respect to certain offerings of our securities.

Other Terms

Each of our executive officers and directors have agreed to enter into an agreement to effect all sales of our securities exclusively through Dawson James for a period of 18 months from the effective date of the registration statement of which this prospectus forms a part.

Lock-Ups

Lock-Ups Requiring Representative’s Consent for Release

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares or our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representative of the underwriters, which shall not be unreasonably withheld, for a period of one year after the effective date of this registration statement of which this prospectus forms a part. This agreement does not apply to the filing of a registration statement on Form S-8 under the Securities Act to register securities issuable under our existing employee benefit plans, including our 2006 Equity Compensation Plan, our issuance of common stock upon exercise of an existing option or our granting of awards pursuant to our existing employee benefit plans (subject to the lock-up restrictions described below).

Our officers and directors have agreed that they will not, other than as contemplated by this prospectus, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock, warrants or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or warrants, whether any of these transactions are to be settled by delivery of our common stock, warrants or other securities, in cash or otherwise, or publicly disclose, unless required by law, the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representative for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part. These agreements are subject to several exceptions.

While the representative has the right, in its discretion, to release securities from these lock-up agreements, it has advised us that it has no current intention of releasing any securities subject to a lock-up agreement and no agreement has been made between the representative and us or between the representative and any of our security holders pursuant to which the representative has agreed to waive any lock-up restrictions. We have been further advised by the representative that any request for the release of securities from a lock-up would be considered by the representative on a case-by-case basis, and, in considering any such request, the representative would consider circumstances of emergency and hardship.

Non-Releasable NASD Related Lock-Ups

In addition to the foregoing lock-ups, (a) Dawson James and                      have agreed, with respect to the underwriters’ purchase option and the units underlying the underwriters’ purchase option (and also with respect to the warrants and the common stock underlying such units and the common stock underlying such warrants), (b) Dawson James and certain of its affiliates have agreed, with respect to the warrants to purchase and aggregate of 667,520 shares of common stock that we issued to them as placement agent compensation in March 2006 (and also with respect to the common stock underlying such warrants), and (c) Dawson James has agreed, with respect to the 396,000 restricted shares of Viragen International, Inc. common stock that Viragen International issued to them as placement agent compensation in July 2006, that such securities will not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in their effective economic disposition, by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except that transfers of such securities may be made as follows pursuant to NASD Conduct Rule 2710(g)(2): (1) to any of Dawson James or                      or to any officer or partner of Dawson James, or                     , (2) to any selected dealer or underwriting syndicate member for this offering, or (3) to any officer or partner of any such selected dealer or underwriting syndicate member. See “Recent Issuances of Securities.”

Determination of Offering Price

Prior to the offering, there has been no public market for our units. The initial public offering price of the units offered hereby and the terms of the warrants will be determined by negotiation among us and the representative of the underwriters. The principal factors to be considered in determining the initial public offering price of the units will include:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	our history and the history of the industry in which we compete;

•	our past and present financial performance and an assessment of our management;

•	estimates of our business potential and earnings prospects;

•	the general condition of the securities market at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by us and the representative.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, as described below:

•

over-allotment involves sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a “covered” short position or a “naked short” position. In a covered short position, the number of units over-allotted by an underwriter is not greater than the number of units that it may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option, in whole or in part, or purchasing units in the open market;

•	syndicate covering transactions involve purchases of units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of units needed to close out such short position, the representative of the underwriters will consider, among other things, the price of the shares available for purchase in the open market as compared to the price at which it may purchase the shares through the over-allotment option. If the underwriters sell more units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying such units in the open market. A naked short position is more likely to be created if the representative is concerned that there could be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering;

•	stabilizing transactions consist of various bids for or purchases of units made by the underwriters in the open market prior to the completion of the offering, which stabilizing bids may not exceed a specific maximum; and

•	penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of units or preventing or retarding a decline in the market prices of our units. As a result, the prices of our units may be higher than the price that might otherwise exist for such units in the open market. These transactions may be effected on the American Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our unit. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and/or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

Recent Issuances of Securities

Dawson James, which is acting as one of our underwriters in connection with this offering, acted as placement agent for Viragen International, Inc. in connection with its private placement of 18,000 units with each unit consisting of one share of Viragen International Series C 24% cumulative preferred stock and 200 shares of Viragen International common stock in July 2006. As part of the compensation for such services, Viragen International issued an aggregate of 396,000 restricted shares of Viragen International common stock, that were issued during the 180-day period prior to our filing of the registration statement of which this prospectus forms a part.

Dawson James also acted as placement agent for us in connection with our Series J 24% cumulative convertible preferred stock financing in March 2006. As part of its compensation for such services, we issued to Dawson James and certain of its affiliates warrants to purchase an aggregate of 667,520 shares of common stock at $1.25 per share, that were issued during the 180-day period prior to our filing of the registration statement of which this prospectus forms a part. The warrants have a term of 60 months.

Other Relations with the Underwriters

As discussed above, Dawson James, which is acting as one of our underwriters in connection with this offering, acted as placement agent for Viragen International, Inc. in connection with its private placement of 18,000 units with each unit consisting of one share of Viragen International Series C 24% cumulative preferred stock and 200 shares of Viragen International common stock. As compensation for its services as placement agent, Dawson James received a commission of eight (8) percent of the gross proceeds from the sale of the securities, a non-accountable expense allowance equal to two (2) percent of the gross proceeds from the sale of the securities and 396,000 restricted shares of Viragen International common stock.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various other financial advisory and investment banking services for our company and our affiliates, for which they received or will receive customary fees and expenses. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus, unless the NASD determines that such payment would not be deemed underwriters’ compensation in connection with this offering.

SHARES AVAILABLE FOR FUTURE SALE

General

As of July 21, 2006, there were 46,298,202 shares of our common stock issued and outstanding, of which, 45,601,393 shares are included in our public float and do not bear any legend or trading restriction. In addition, we have, from time to time, registered additional shares of our common stock for public resale, primarily in connection with prior financing transactions, of which, 33,866,366 shares are currently issuable in the event of conversion of convertible debt and equity convertible securities and upon exercise of outstanding options and warrants. In addition, a total of 158,676 shares of our common stock are reserved for future issuance under our 1997 Stock Option Plan. The shares issued and issuable under our 1997 Stock Option Plan are covered by an effective registration statement on Form S-8. In addition, 4,000,000 shares of our common stock have been reserved under our 2006 Equity Compensation Plan, of which, options to purchase 843,000 shares were granted in April 2006. No shares issuable upon exercise of the options can be issued until our 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of our 2006 Equity Compensation Plan at our next annual stockholders’ meeting, following which, we intend to file a Form S-8 registration statement covering the shares issuable under our 2006 Equity Compensation Plan.

Upon completion of this offering, up to an additional 134,000,000 shares could be sold in the public markets, including 67,000,000 shares issuable in the event the warrants included in the units are sold (but without giving effect to the issuance of additional shares in the event of exercise of the over-allotment option and/or the underwriters’ option to purchase units).

An additional 696,809 shares of our common stock, all of which are held, directly or indirectly, by our affiliates, are “restricted securities” within the meaning of Federal securities laws, and may not be publicly resold absent registration under the Securities Act of 1933, or the availability of an applicable exemption from registration. As more fully described below, Rule 144 under the Securities Act permits all holders of restricted securities to publicly resell limited amounts of their shares, subject to a one-year holding period prior to sale and certain other requirements. Rule 144(k), a subset of Rule 144, permits non-affiliated holders of restricted securities to publicly resell unlimited amounts of their shares, subject to a two-year holding period prior to sale.

Rule 144

In general, under Rule 144 as currently in effect, so long as a holder has beneficially owned restricted shares for at least one year, whether or not the holder is our affiliate, the may sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of our then outstanding common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

A person who is not our affiliate at any time during the 90 days immediately preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to resell restricted securities, without regard to amount, and without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Stock Options and Registration Statements on Form S-8

There are currently outstanding options to purchase an aggregate of 1,139,783 shares of our common stock under our 1995 Stock Option Plan, 1997 Stock Option Plan and 2006 Equity Compensation Plan. We have filed registration statements on Form S-8 covering the issuance of shares under our 1995 Stock Option Plan and 1997 Stock Option Plan. All such shares are freely tradable upon issuance, except that resales of shares by our affiliates may only be made pursuant to a reoffer prospectus meeting the requirements of Form S-8. Our 1995 Stock Option Plan expired in May 2005. This expiration did not affect the validity of outstanding options previously granted under the plan. A total of 158,676 shares of our common stock are reserved for future issuance under our 1997 Stock Option Plan. An aggregate of 4,000,000 shares of our common stock have been reserved under our 2006 Equity Compensation Plan, of which, options to purchase an aggregate of 843,000 shares of our common stock were granted in April 2006. No shares issuable upon exercise of the options can be issued until our 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of our 2006 Equity Compensation Plan at our next annual stockholders’ meeting, following which, we intend to file a Form S-8 registration statement covering the shares issuable under our 2006 Equity Compensation Plan.

Registration Rights

Holders of warrants to purchase 16,432,377 shares of common stock, preferred stock convertible into 4,172,916 shares of common stock and convertible notes and debentures convertible into 12,964,290 shares of common stock were entitled to registration rights with respect to these shares of common stock. Currently, effective registration statements cover the resale of these shares of common stock. All of these shares are freely tradable without restriction under the Securities Act unless the holder is an affiliate of ours in which case the affiliate must comply with Rule 144.

LEGAL MATTERS

Schneider Weinberger & Beilly LLP will pass upon the validity of the issuance of the units covered by this prospectus. Blank Rome LLP has served as counsel to the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of Viragen, Inc. appearing in our Annual Report (Form 10-K) for the year ended June 30, 2005 and our management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note A to the consolidated financial statements) and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Viragen. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

67,000,000 Units

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance And Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, payable in connection with the offering described in the Registration Statement. All such expenses are estimates except for the SEC registration fee, the NASD filing fee and the American Stock Exchange filing fee. These expenses will be borne by the Registrant.

Item	Company Expense
SEC registration fee	$5,448
NASD filing fee	5,591
Printing and engraving expenses	30,000
Legal fees and expenses	50,000
Underwriter’s non-accountable expense allowance	374,000
Blue Sky qualification fees and expenses	5,000
American Stock Exchange listing fee	15,000
Accounting fees and expenses	120,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	24,961

Total	$650,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because he or she is or was a director, officer, employee or agent of the corporation.

A corporation may indemnify against expenses, including attorney’s fees, and against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, issue or matter as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses which the court deems proper.

Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Viragen pursuant to the foregoing provisions, Viragen has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Viragen in the successful defense of any action, suit or proceeding, is asserted, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Viragen will be governed by the final adjudication of this issue.

Item 15.	Recent Sales of Unregistered Securities.

The purchaser in each of the following transaction were accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and represented that it had sufficient knowledge and experience that it was able to evaluate the risks and merits of an investment in Viragen’s securities. Each purchaser was provided access to business and financial information about us and was provided an opportunity to ask questions of our officers and directors concerning the terms of their investment and Viragen’s business and financial condition. Each purchaser represented that it was acquiring the securities for investment purposes and not for distribution except as permitted under applicable securities laws. The certificates issued in each of the following transactions bears a legend restricting transferability of the securities absent registration under the Securities Act or the availability of an applicable exemption from registration. Except as otherwise described below, no placement agent was involved in the transactions and no commissions or similar remuneration was paid. The issuance of our securities in each of the following transactions was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and the rules and regulations thereunder, including Rule 506 of Regulation D.

Securities Purchase Agreement dated June 27, 2003

On June 27, 2003, we entered into a securities purchase agreement with Palisades Equity Fund LP, Alpha Capital AG, Crescent International Ltd., Bristol Investment Fund, Ltd. and Gryphon Master Fund, LP. The securities purchase agreement provided for the purchase and sale of our convertible debentures in the aggregate amount of approximately $5.55 million. Under the terms of the agreement, we received approximately $4.55 million, net of original issue discounts of $661,333, and a 6.5% finder’s fee and legal expenses. Our obligations under the convertible debentures were guaranteed by our subsidiaries and a security agreement covering all assets not otherwise encumbered.

These convertible debentures matured on September 1, 2005, and were payable, without interest, in 24 equal payments of principal commencing September 1, 2003. In lieu of interest, the debentures provided for an original issue discount equal to $661,333. The debentures were convertible immediately by the investors, in whole or in part, into shares of Viragen common stock at a conversion price equal to $0.3173, subject to adjustment. In the event the average of the ten closing bid prices of our common stock immediately prior to any monthly payment installment date exceeded $0.4220, we were permitted to repay such installment debentures through the issuance of our common stock valued at $0.3173 per share. Resale of the shares of our common stock issuable upon conversion of these debentures, or pursuant to the payment provision, was registered under the Securities Act. We had the right to redeem all, but not less than all, debentures outstanding at 120% of the remaining principal of debentures then outstanding.

In connection with the securities purchase agreement dated June 27, 2003 we issued common stock purchase warrants to Palisades Equity Fund LP, Alpha Capital AG, Crescent International Ltd., Bristol Investment Fund, Ltd., Gryphon Master Fund, LP and HPC Capital Management, as placement agent, to purchase an aggregate of 13,742,351 shares of our common stock. Resale of the shares of our common stock issuable upon exercise of these warrants was registered under the Securities Act. The warrants are exercisable:

•	at a price of $0.1722 per share, subject to adjustment;

•	during the five year period terminating June 27, 2008; and

•	on a cashless basis, whereby the holder, rather than pay the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised.

Securities Purchase Agreement dated September 29, 2003

On September 29, 2003, we entered into a securities purchase agreement with Palisades Equity Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP, Crestview Capital Fund II, LP, PEF Advisors LLC and PEF Advisors Ltd. for the purchase of an aggregate of $4,775,000 of our common stock. The shares our common stock were purchased at a price of $0.224 per share, which was 80% of the closing bid price for our common stock on the trading day preceding the closing date of the transaction. Under the terms of the securities purchase agreement, we also issued common stock purchase warrants to the investors to purchase an aggregate of 4,263,394 shares of our common stock at $0.28 per share, subject to adjustment, for a period of three years. The warrants are exercisable on a cashless basis, whereby the holder, rather than pay the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised.

HPC Capital Management acted as placement agent in connection with the September 29, 2003 securities purchase agreement. HPC Capital Management introduced us to the selling security holders and assisted us with structuring the securities purchase agreement. As consideration for HPC Capital Management’s services as placement agent in connection with this securities purchase agreement, we issued to HPC Capital Management, 1.4 million shares of our common stock and a warrant to purchase up to 191,000 shares of our common stock, exercisable at a price of $0.224 per share, subject to adjustment, for a period of three years. Subsequent to receipt of the 1.4 million shares, HPC Capital Management assigned 300,000 of the shares to PEF Advisors, LLC, 253,000 of the shares to Paul T. Mannion, Jr., 253,000 of the shares to Andrew Reckles, 253,000 of the shares to Vince Sbarra and 66,000 of the shares to David Pitt. Resale of the securities issued in this transaction was registered under the Securities Act.

Securities Purchase Agreement dated December 23, 2003

On December 23, 2003, we entered into a securities purchase agreement with Palisades Master Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP and Gamma Opportunity Capital Partners, LP for the purchase of an aggregate of $4,550,000 of our common stock. The shares our common stock were purchased at a price of $0.20 per share, which was approximately 80% of the closing bid price for our common stock on the trading day preceding the closing date of the transaction. Under the terms of the securities purchase agreement, we also issued common stock purchase warrants to the investors to purchase an aggregate of 6,825,000 shares of our common stock at $0.26 per share, subject to adjustments, for a period of three years. The warrants are exercisable on a cashless basis, whereby the holder, rather than pay the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised.

HPC Capital Management acted as placement agent in connection with the December 23, 2003 securities purchase agreement. HPC Capital Management introduced us to the selling security holders and assisted us with structuring the securities purchase agreement. As consideration for HPC Capital Management’s services as placement agent in connection with this securities purchase agreement, we paid $295,750, or 6.5% of the gross proceeds, to HPC Capital Management, and issued them a warrant to purchase up to 182,000 shares of our common stock, exercisable at a price of $0.20 per share, subject to adjustment, for a period of three years. Resale of the securities issued in this transaction was registered under the Securities Act.

Purchase Agreements dated April 1, 2004

Effective April 1, 2004, we entered into purchase agreements for the issuance and sale of $20 million in 7% convertible promissory notes maturing in 2006 and common stock purchase warrants. The notes were placed with a group of new and returning institutional investors.

Interest on the notes is payable quarterly at the rate of 7% per annum and, at our option, may be paid by the issuance of our common stock. The number of shares issuable for each interest payment will be equal to the dollar amount of interest due divided by the arithmetic average of the closing bid prices for our common stock during the 20 trading days prior to the interest payment date.

The notes were convertible into shares of our common stock at a conversion price of $1.516 per share, subject to adjustment. The purchasers also received three-year warrants to purchase an aggregate of 5,277,051 shares of our common stock, exercisable at $1.819 per share.

The notes may be prepaid by us at 110% of their face amount, plus the issuance to note holders of additional warrants to purchase the number of shares of our common stock into which the notes would otherwise have been convertible, at an exercise price equal to the prevailing conversion price of the notes. If issued on prepayment, the warrants may be exercised for the period that would have been the remaining life of the notes had they not been prepaid. Commencing one year after issuance, we also have the right to require note holders to convert their notes, subject to certain limitations; provided that our common stock has traded at 200% or more of the prevailing conversion price of the notes on each of the 30 trading days ending five days prior to the date fixed for required conversion.

HPC Capital Management acted as placement agent in connection with the April 1, 2004 purchase agreements. HPC Capital Management introduced us to the selling security holders and assisted us with structuring the securities purchase agreement. As consideration for HPC Capital Management’s services as placement agent in connection with this securities purchase agreement, we paid $1,000,000, or 5% of the gross proceeds, to HPC Capital Management, and issued them a warrant to purchase up to 80,000 shares of our common stock, exercisable at a price of $1.516 per share for a period of three years.

On September 15, 2005, we entered into agreements with each of the eight holders of our convertible promissory notes dated June 18, 2004 in the aggregate principal amount of $20 million to, among other things, extend the maturity date of the notes from March 31, 2006 to August 31, 2008; and provide for mandatory conversion of the notes if the volume weighted average price for our common stock exceeds $2.00 per share for 30 consecutive trading days. In view of the adjustment provisions of the amended agreements with holders of the convertible promissory notes dated June 18, 2004 and the $1.05 conversion price of the convertible debentures and $1.25 exercise price of the warrants issued under the September 15, 2005 securities purchase agreement, the conversion prices and exercise price of the convertible promissory notes dated June 18, 2004 and related common stock purchase warrants were reduced to $1.05 and $1.25 per share, respectively.

Resale of the securities issued in this transaction, including the additional shares attributable to the September 15, 2005 amendment agreements, was registered under the Securities Act.

Securities Purchase Agreement dated September 15, 2005

On September 15, 2005 we entered into a securities purchase agreement under which we sold our convertible, amortizing debentures and common stock purchase warrants to four institutional investors under Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations thereunder, including Rule 506 of Regulation D.

Under the purchase agreement, we sold the investors debentures in the aggregate principal amount of $2,000,000 for a purchase price of $1,430,000, after giving effect to an original issue discount in the amount of $570,000. The debentures are convertible at a conversion price of $1.05 per share, subject to adjustment, including in the event that we subsequently issue securities at less than the conversion price then in effect. The debentures provide for amortization in 32 equal monthly installments of principal, commencing on January 1, 2006. Monthly amortization payments may be made by us in cash, plus a 10% premium on the amortization amount, or in shares of its common stock at a 5% discount to market price (computed by reference to the volume weighted average price of our common stock during the five trading day period immediately preceding the amortization due date). We have the right to require the debenture holders to convert their debentures in the event that the volume weighted average price of our common stock exceeds $2.00 per share for 30 consecutive trading days, the resale of the shares issuable upon conversion of the debentures are covered by an effective registration statement, and certain other conditions are met.

In connection with the purchase agreement, we also issued common stock purchase warrants to the investors to purchase 952,381 shares of its common stock, exercisable for three years at an exercise price of $1.25 per share, subject to adjustment. Subject to certain conditions, we have the right to call the warrants if the volume weighted average price for our common stock exceeds 250% of the prevailing exercise price of the warrants for 20 consecutive trading days.

Conversion of the debentures and exercise of the warrants is subject to a 4.99% cap on the beneficial ownership that each investor may have at any point in time while the debentures and warrants are outstanding.

Resale of the securities issued in this transaction was registered under the Securities Act. HPC Capital Management acted as placement agent in connection with the purchase agreement. HPC Capital Management introduced us to the selling security holders and assisted us with structuring the purchase agreement. As consideration for HPC Capital Management’s services as placement agent in connection with the purchase agreement, we agreed to pay HPC Capital Management, as placement agent, a cash commission equal to $200,000.

Sale of Series J 24% Cumulative Convertible Preferred Stock

On March 21, 2006, we completed a private placement of Series J 24% cumulative convertible preferred stock and warrants to purchase shares of our common stock solely to accredited investors. We received gross proceeds of approximately $5.2 million in connection with this transaction.

Each share of Series J cumulative convertible preferred stock, par value $1.00 per share, has a stated value of $100. The holders of outstanding Series J cumulative convertible preferred stock are entitled to receive preferential dividends in cash out of any funds of Viragen before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Viragen common stock, or other class of stock presently authorized or to be authorized, except for our Series A cumulative convertible preferred stock, at the rate of 24% per annum on the stated value, payable in cash on the earlier of (a) annually in arrears commencing February 28, 2007 and annually thereafter in cash or (b) upon redemption, as hereinafter provided, following the closing of any subsequent financing (whether done in one or more financings of debt or equity) by us with gross proceeds equal to or greater than $5,000,000. To the extent not prohibited by law, dividends must be paid to the holders not later than five business days after the end of each period for which dividends are payable.

The Series J cumulative convertible preferred stock is convertible into our common stock, at the option of the investors, together with accrued and unpaid dividends if elected by the investors, at a conversion price or rate of $1.25 per share, subject to adjustment. We and the investors each have the option at such time as we complete a subsequent financing for gross proceeds of $5,000,000 or more to have us redeem all or a portion of their Series J cumulative convertible preferred stock and any accrued and unpaid dividends, rounded up to February 28, 2007 and to each February 28 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next February 28 despite redemption prior to that date). In addition, under certain circumstances, we have the right to redeem the Series J cumulative convertible preferred stock if our common shares trade at $2.50 or higher for a period of 10 consecutive trading days.

For each share of Series J cumulative convertible preferred stock purchased, investors received warrants to purchase 80 shares of common stock at an exercise price of $1.25 per share, subject to adjustment, for a term of five years from the date of issuance. The warrants include a cashless exercise provision. No redemption rights for the warrants are provided to either us or the investors.

Dawson James Securities, Inc. served as placement agent for the transaction, and received a placement agent cash fee of 8% of monies raised and a non-accountable expense fee of an additional 2% of monies raised. The placement agent also received warrants to purchase common stock in an amount equal to 8% of the shares issuable upon conversion of the Series J cumulative convertible preferred stock and exercise of the related warrants (an aggregate of 667,520 warrants). The placement agent warrants are exercisable at $1.25 per warrant share for a 60-month period.

Resale of the 4,172,000 shares of our common stock issuable upon conversion of the Series J cumulative convertible preferred stock, 4,172,000 shares of our common stock issuable upon exercise of the related warrants and 667,520 placement agent warrants was registered under the Securities Act.

Item 16.	Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

3.1	Articles of Incorporation and By-Laws (incorporated by reference to Viragen’s registration statement on Form S-1 dated June 8, 1981, File No. 2-72691).

3.2	Certificate of Amendment of Certificate of Incorporation dated September 11, 1986 (incorporated by reference to Viragen’s registration statement on Form S-2 dated October 24, 1986, File No. 33-9714).

3.3	Certificate of Amendment of Certificate of Incorporation dated April 8, 1987 (incorporated by reference to Viragen’s current report on Form 8-K dated April 17, 2000, filed on April 13, 2000).

3.4	Certificate of Amendment of Certificate of Incorporation dated May 11, 1993 (incorporated by reference to Viragen’s current report on Form 8-K dated April 17, 2000, filed on April 13, 2000).

3.5	Certificate of Amendment of Certificate of Incorporation dated February 28, 1997 (incorporated by reference to Viragen’s current report on Form 8-K dated April 17, 2000, filed on April 13, 2000).

3.6	Certificate of Amendment of Certificate of Incorporation dated July 2, 1997 (incorporated by reference to Viragen’s current report on Fort 8-K dated April 17, 2000, filed on April 13, 2000).

3.7	Certificate of Amendment of Certificate of Incorporation dated October 4, 1999 (incorporated by reference to Viragen’s current report on Form 8-K dated April 17, 2000, filed on April 13, 2000).

3.8	Certificate of Amendment of Certificate of Incorporation dated August 28, 2001, filed on August 28, 2001.

3.9	Certificate of Amendment to Certificate of Incorporation dated February 3, 2003 (incorporated by reference to the company’s Form 10-Q filed with the Securities and Exchange Commission on February 14, 2003).

3.10	Certificate of Amendment to Certificate of Incorporation dated June 25, 2003 (incorporated by reference to the company’s registration statement on Form S-3 dated June 26, 2003, File No. 333-106536).

3.11	Certificate of Amendment to Certificate of Incorporation dated June 15, 2004 (incorporated by reference to the company’s Form 10-Q filed with the Securities and Exchange Commission on February 9, 2006).

3.12	Certificate of Amendment to Certificate of Incorporation dated December 15, 2005 (incorporated by reference to the company’s Form 10-Q filed with the Securities and Exchange Commission on February 9, 2006).

4.1	Form of common Stock Certificate (incorporated by reference to Viragen’s registration statement on Form S-1 dated June 8, 1981, File No. 2-72691).

4.2	Certificate of Designation for Series A Preferred Stock, as amended (incorporated by reference to 1986 Form S-2, Part II, Item 16, 4.4).

4.3	Specimen Certificate for Unit (Series A Preferred Stock and Class A Warrant) (incorporated by reference to 1986 Form S-2, Part II, Item 15.

4.4	1995 Stock Option Plan (incorporated by reference to Viragen’s Registration Statement on Form S-8 filed June 9, 1995).

4.5	1997 Stock Option Plan (incorporated by reference to Viragen’s Registration Statement of Form S-8 filed April 17, 1998).

Exhibit Number	Description

4.6	Certificate to set forth Designations, Preferences, and Rights of Series J 24% Cumulative Convertible Preferred Stock, $1.00 par value per share (incorporated by reference to Exhibit 4.1 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on March 13, 2006).

4.7	Viragen, Inc. 2006 Equity Compensation Plan (incorporated by reference to Exhibit 4.1 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on April 11, 2006).

4.8	Specimen Unit Certificate*

4.9	Specimen Warrant Certificate*

4.10	Form of Warrant Agreement between Mellon Investor Services, LLC and Viragen, Inc.*

5.1	Opinion and Consent of Schneider Weinberger & Beilly LLP*

10.1	Research Agreement between the Registrant and Viragen Research Associates Limited Partnership dated December 29, 1983 (incorporated by reference to Medicore’s S-1, File No. 2-89390, dated February 10, 1984 (“Medicore’s S-1”), Part II, Item 16(a)(10)(xxxiii)).

10.2	Royalty Agreement between the Company and Medicore, Inc. dated November 7, 1986 (incorporated by reference to the November 1986 Form 8-K, Item 7(c)(i)).

10.3	Amendment to Royalty Agreement between the Company and Medicore, Inc. dated November 21, 1989 (incorporated by reference to the Company’s Current Report on Form 8-K dated December 6, 1989, Item 7(c)(i)).

10.4	Amendment No. 2 to the Royalty Agreement between the Company and Medicore, Inc. dated May 11, 1993 (incorporated by reference to the Company’s June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xix)).

10.5	License and Manufacturing Agreement with Common Services Agency (incorporated by reference to the Company’s 1995 Form SB-2, Part II, Item 27(10)(xxxvi)).

10.6	Series H Convertible Preferred Stock, Form of Subscription Agreement dated February 17, 1998 and related Registration Agreement and Common Stock Purchase Warrants (incorporated By reference to the Company’s Registration Statement on Form S-3 dated April 17, 1998).

10.7	Series I Convertible Preferred Stock, Form of Subscription Agreement dated April 2, 1998 and related Registration Rights Agreement and Common Stock Purchase Warrants (incorporated by reference to the Company’s Registration Statement on Form S-3 dated April 17, 1998).

10.8	Buffycoat Supply Agreement between America’s Blood Centers and the Company dated July 15, 1998 (Certain portions of this exhibit have been redacted pursuant to a Confidentiality Request submitted to the Securities and Exchange Commission).

10.9	Agreement between the Company and the American Red Cross dated August 18, 1998 (Certain portions of this exhibit have been redacted pursuant to a Confidentiality Request submitted to the Securities and Exchange Commission).

10.10	Letter of Intent between the Company and Drogsan Healthcare Dated July 2, 1999 (incorporated by reference to the Viragen (Europe) Ltd. Annual Report on Form 10-K for the fiscal year ended June 30, 1999).

10.11	Peter Fischbein Promissory Note, Pledge and Escrow Agreement for 200,000 shares dated October 8, 1998 (incorporated by reference to Viragen’s Form S-1/A registration statement filed December 22, 1999, File No. 333-75749).

10.12	Development, License and Collaborative Agreement between Roslin Institute (Edinburgh) and Viragen, Inc. dated November 15, 2000 (incorporated by reference to Viragen’s Form S-3 registration statement filed December 29, 2000, File No. 333-52996).

Exhibit Number	Description

10.13	Employment Agreement, Stock Option Agreement between Viragen and Dennis W. Healey dated March 1, 2001 (incorporated by reference to Viragen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001).

10.14	Agreement for the Acquisition of BioNative AB between Hakan Borg and others, Viragen (Europe) Limited and Viragen, Inc. dated September 28, 2001 (incorporated by reference to Viragen (Europe) Limited’s Annual Report on Form 10-K filed September 28, 2001).

10.15	Supply and Distribution agreement between Viragen (Europe) Ltd., Viragen (Scotland) Ltd. and Tradeway, Inc. dated October 25, 2001 (incorporated by reference to the Company’s quarterly report on Form 10-Q filed November 19, 2001).

10.16	Termination Agreement between Viragen Technology, Inc. and Viragen (Scotland) Ltd. dated September 28, 2001 (incorporated by reference to Viragen (Europe) Limited’s quarterly report on Form 10-Q filed November 19, 2001).

10.17	Securities Purchase Agreement, Convertible Debentures, Common Stock Purchase Warrants and Registration Rights Agreement dated January 11, 2002 (incorporated by reference to Viragen’s Current Report on Form 8-K dated January 15, 2002).

10.18	Supply and distribution agreement between Viragen International, Inc. and CJ Pharma dated October 18, 2002 (incorporated by reference to Viragen International’s Form 10-Q filed February 14, 2003)

10.19	Supply and Distribution agreement between Viranative AB and Laboratorios Pisa, S.A. dated January 9, 2003 (incorporated by reference to Viragen International’s Form 10-Q filed February 14, 2003)

10.20	Securities Purchase Agreement dated November 8, 2002, between Viragen, Inc., Palisades Equity Fund L.P., Bristol Investment Ltd. and Alpha Capital AG (incorporated by reference to Viragen, Inc.’s Form S-3 filed on December 5, 2002)

10.21	Form of Convertible Debenture (incorporated by reference to Viragen, Inc.’s Form S-3 filed on December 5, 2002)

10.22	Form of Common Stock Purchase Warrant (incorporated by reference to Viragen, Inc.’s Form S-3 filed on December 5, 2002)

10.23	Registration Rights Agreement dated November 8, 2002, between Viragen, Inc., Palisades Equity Fund, L.P., Bristol Investment Ltd. and Alpha Capital AG (incorporated by reference to Viragen, Inc.’s Form S-3 filed on December 5, 2002)

10.24	Securities Purchase Agreement dated January 31, 2003, between Viragen, Inc., Palisades Equity Fund L.P., Crescent International Ltd., Alpha Capital AG, Brivis Investment, Ltd. and Castlerigg Master Investments Ltd. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on February 14, 2003)

10.25	Form of Secured Convertible Debenture for Securities Purchase Agreement dated January 31, 2003 (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on February 14, 2003)

10.26	Form of Stock Purchase Warrant for Securities Purchase Agreement dated January 31, 2003 (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on February 14, 2003)

10.27	Registration Rights Agreement dated January 31, 2003, between Viragen, Inc., Palisades Equity Fund, L.P., Crescent International Ltd., Alpha Capital AG, Brivis Investment, Ltd. and Castlerigg Master Investments Ltd. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on February 14, 2003)

Exhibit Number	Description

10.28	First Amendment dated February 27, 2003 to the Securities Purchase Agreement dated January 31, 2003, between Viragen, Inc., Palisades Equity Fund L.P., Crescent International Ltd., Alpha Capital AG, Brivis Investment, Ltd. and Castlerigg Master Investments Ltd. (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on March 4, 2003, File No. 333-103593)

10.29	Secured Convertible Debenture between Viragen, Inc. and Palisades Equity Fund L.P. dated February 28, 2003 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on March 4, 2003, File No. 333-103593)

10.30	Secured Convertible Debenture between Viragen, Inc. and Alpha Capital AG dated February 28, 2003 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on March 4, 2003, File No. 333-103593)

10.31	Stock Purchase Warrant between Viragen, Inc. and Palisades Equity Fund L.P. dated February 28, 2003 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on March 4, 2003, File No. 333-103593)

10.32	Stock Purchase Warrant between Viragen, Inc. and Alpha Capital AG dated February 28, 2003 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on March 4, 2003, File No. 333-103593)

10.33	Consulting Agreement between Viragen, Inc. and Gerald Smith dated January 31, 2003 (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.34	Common Stock Purchase Agreement dated March 31, 2003, between Viragen, Inc., and Talisman Management Limited. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.35	Registration Rights Agreement dated March 31, 2003, between Viragen, Inc., and Talisman Management Limited. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.36	Form of Common Stock Purchase Warrant dated March 31, 2003, between Viragen, Inc., and Talisman Management Limited. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.37	Securities Purchase Agreement dated April 16, 2003, between Viragen, Inc., Palisades Equity Fund L.P., Crescent International Ltd. and Alpha Capital AG (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.38	Form of Secured Convertible Debenture for Securities Purchase Agreement dated April 1, 2003. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.39	Form of Stock Purchase Warrant for Securities Purchase Agreement dated April 16, 2003. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.40	Registration Rights Agreement dated April 16, 2003, between Viragen, Inc., Palisades Equity Fund, L.P., Crescent International Ltd. and Alpha Capital AG. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.41	Additional Funding Agreement dated May 8, 2003, between Viragen, Inc., Palisades Equity Fund L.P., Crescent International Ltd. and Alpha Capital AG. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

Exhibit Number	Description

10.42	Additional Funding Agreement dated May 13, 2003 between Viragen, Inc. and Bristol Investment Fund, Ltd. (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on May 30, 2003, File No. 333-105668)

10.43	Secured Promissory Note dated August 6, 2002 between Viragen, Inc. and Isosceles Fund Limited (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on June 26, 2003, File No. 333-106536)

10.44	Amendment to 8% Secured Promissory Note dated November 22, 2002 between Viragen, Inc. and Isosceles Fund Limited (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on June 26, 2003, File No. 333-106536)

10.45	Form of Stock Purchase Warrant for Amendment to 8% Secured Promissory Note dated November 22, 2002 between Viragen, Inc. and Isosceles Fund Limited (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on June 26, 2003, File No. 333-106536)

10.46	Securities Purchase Agreement dated June 27, 2003 between Viragen, Inc., Palisades Equity Fund LP, Alpha Capital AG, Crescent International Ltd., Bristol Investment Fund, Ltd. and Gryphon Master Fund, LP (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on July 18, 2003, File No. 333-107176)

10.47	Form of Secured Convertible Debenture for Securities Purchase Agreement dated June 27, 2003 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on July 18, 2003, File No. 333-107176)

10.48	Form of Stock Purchase Warrant for Securities Purchase Agreement dated June 27, 2003 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on July 18, 2003, File No. 333-107176)

10.49	Registration Rights Agreement dated June 27, 2003 between Viragen, Inc., Palisades Equity Fund LP, Alpha Capital AG, Crescent International Ltd., Bristol Investment Fund, Ltd. and Gryphon Master Fund, LP (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on July 18, 2003, File No. 333-107176)

10.50	Letter dated June 1, 2003 between Viragen, Inc., Palisades Equity Fund LP, Alpha Capital AG, Crescent International Ltd., Bristol Investment Fund, Ltd. and Gryphon Master Fund, LP (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on July 18, 2003, File No. 333-107176)

10.51	Addendum to employment agreement with Dennis W. Healey dated February 14, 2003 (incorporated by reference to Viragen, Inc.’s Form S-8 filed with the Securities and Exchange Commission on August 11, 2003, File No. 333-107852)

10.52	Addendum #2 to employment agreement with Dennis W. Healey dated March 1, 2003 (incorporated by reference to Viragen, Inc.’s Form S-8 filed with the Securities and Exchange Commission on August 11, 2003, File No. 333-107852)

10.53	Addendum to employment agreement with Douglas D. Lind, M.D. dated February 14, 2003(incorporated by reference to Viragen, Inc.’s Form S-8 filed with the Securities and Exchange Commission on August 11, 2003, File No. 333-107852)

10.54	Addendum to employment agreement with Melvin Rothberg dated February 14, 2003 (incorporated by reference to Viragen, Inc.’s Form S-8 filed with the Securities and Exchange Commission on August 11, 2003, File No. 333-107852)

Exhibit Number	Description

10.55	Officers and Directors Alternative Stock Compensation Plan (incorporated by reference to Viragen, Inc.’s Form S-8 filed with the Securities and Exchange Commission on August 11, 2003, File No. 333-107852)

10.56	Douglas D. Lind, M.D. Common Stock Purchase Warrant agreement dated June 16, 2003 (incorporated by reference to Viragen, Inc.’s Form S-8 filed with the Securities and Exchange Commission on August 11, 2003, File No. 333-107852)

10.57	Toni Vallen Common Stock Purchase Warrant agreement dated August 1, 2003 (incorporated by reference to Viragen, Inc.’s Form S-8 filed with the Securities and Exchange Commission on August 11, 2003, File No. 333-107852)

10.58	Securities Purchase Agreement dated as of September 29, 2003, between Viragen, Inc., and Palisades Equity Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP, Crestview Capital Fund II, LP, PEF Advisors LLC and PEF Advisors LLP (incorporated by reference to Exhibit 99.1 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on October 2, 2003)

10.59	Registration Rights Agreement entered into as of September 29, 2003, between Viragen, Inc., and Palisades Equity Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP, Crestview Capital Fund II, LP, PEF Advisors LLC and PEF Advisors LLP (incorporated by reference to Exhibit 99.2 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on October 2, 2003)

10.60	Form of Common Stock Purchase Warrant for Securities Purchase Agreement dated September 29, 2003 (incorporated by reference to Exhibit 99.3 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on October 2, 2003)

10.61	Securities Purchase Agreement dated as of December 23, 2003, between Viragen, Inc., and Palisades Master Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP and Gamma Opportunity Capital Partners, LP (incorporated by reference to Exhibit 99.2 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on December 31, 2003)

10.62	Registration Rights Agreement entered into as of December 23, 2003, between Viragen, Inc., and Palisades Master Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP and Gamma Opportunity Capital Partners, LP (incorporated by reference to Exhibit 99.3 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on December 31, 2003)

10.63	Form of Common Stock Purchase Warrant for Securities Purchase Agreement dated December 23, 2003 (incorporated by reference to Exhibit 99.4 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on December 31, 2003)

10.64	Development, License and Collaboration Agreement between Roslin Institute (Edinburgh), ViraGenics, Inc. and Viragen, Inc. executed March 4, 2004, effective December 1, 2003. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004)

10.65	Employment Agreement, Stock Option Agreements between Viragen, Inc. and Charles A. Rice dated March 29, 2004. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004)

Exhibit Number	Description

10.66	Form of Securities Purchase Agreement dated as of April 1, 2004 between Viragen, Inc. and each of eight institutional investors (incorporated by reference to Exhibit 99.2 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on April 5, 2004)

10.67	Form of convertible promissory note issuable at closing of Securities Purchase Agreement dated as of April 1, 2004 (incorporated by reference to Exhibit 99.4 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on April 5, 2004)

10.68	Form of common stock purchase warrant accompanying notes issuable at closing of Securities Purchase Agreement dated as of April 1, 2004 (incorporated by reference to Exhibit 99.5 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on April 5, 2004)

10.69	Form of common stock purchase warrant issuable upon prepayment of notes issuable at closing of Securities Purchase Agreement dated as of April 1, 2004 (incorporated by reference to Exhibit 99.6 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on April 5, 2004)

10.70	Form of convertible promissory note issued on June 18, 2004 at closing of a Securities Purchase Agreement dated as of April 1, 2004 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on July 13, 2004, File No. 333-117338)

10.71	Form of common stock purchase warrant issued on June 18, 2004 at closing of a Securities Purchase Agreement dated as of April 1, 2004 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on July 13, 2004, File No. 333-117338)

10.72	Form of registration rights agreement executed on June 18, 2004 at closing of a Securities Purchase Agreement dated as of April 1, 2004 (incorporated by reference to Viragen, Inc.’s Form S-3 filed with the Securities and Exchange Commission on July 13, 2004, File No. 333-117338)

10.73	Agreement between Viragen, Inc. and Melvin Rothberg dated April 22, 2005 (incorporated by reference to the Company’s current report on Form 8-K filed April 22, 2005)

10.74	General Release by Viragen, Inc. in favor of Melvin Rothberg dated April 22, 2005 (incorporated by reference to the Company’s current report on Form 8-K filed April 22, 2005)

10.75	General Release by Melvin Rothberg in favor of Viragen, Inc. dated April 22, 2005 (incorporated by reference to the Company’s current report on Form 8-K filed April 22, 2005)

10.76	Form of Securities Purchase Agreement dated September 15, 2005 relating to the sale of Amortizing, Convertible Debentures in the aggregate principal amount of $2,000,000 (incorporated by reference to Exhibit 10.1 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 15, 2005)

10.77	Form of Amortizing, Convertible Debentures in the aggregate principal amount of $2,000,000 (incorporated by reference to Exhibit 10.2 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 15, 2005)

Exhibit Number	Description

10.78	Form of Common Stock Purchase Warrant issuable to purchasers of Amortizing, Convertible Debentures in the aggregate principal amount of $2,000,000 (incorporated by reference to Exhibit 10.3 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 15, 2005)

10.79	Form of Registration Rights Agreement to be entered into with purchasers of Amortizing, Convertible Debentures in the aggregate principal amount of $2,000,000 (incorporated by reference to Exhibit 10.4 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 15, 2005)

10.80	Form of Amendment Agreement with holders of the Company’s Convertible Promissory Notes due 2006 in the aggregate principal amount of $20,000,000 (incorporated by reference to Exhibit 10.5 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 15, 2005)

10.81	Form of Subscription Agreement relating to the sale of Series J 24% Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on March 13, 2006)

10.82	Form of Class A Common Stock Purchase Warrant issuable to purchasers of Series J 24% Cumulative Convertible Preferred Stock, $1.00 par value per share (incorporated by reference to Exhibit 10.2 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on March 13, 2006)

10.83	2006 Incentive Bonus Calculation for Charles A. Rice (Exhibit A to Employment Agreement dated March 29, 2004) (incorporated by reference to Exhibit 10.1 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on April 11, 2006)

10.84	Form of Unit Option Purchase Agreement between Viragen, Inc. and Dawson James Securities, Inc.*

21.1	Subsidiaries of the registrant*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Schneider Weinberger & Beilly LLP (included as part of Exhibit 5.1)*

99.1	Collaborative Research Agreement between Viragen, Inc. and Sloan-Kettering Institute for Cancer Research, dated February 1, 2002*

99.2	Supply and Distribution Agreement between Viragen International, Inc., Viragen (Scotland) Ltd. and Arriani Pharmaceuticals S.A., dated May 27, 2003*, **

99.3	Supply and Distribution Agreement between Viragen International, Inc., Viragen (Scotland) Ltd. and Pentafarma, S.A., dated November 17, 2003*, **

99.4	License between Oxford BioMedica (UK) Limited and Viragen, Inc. effective June 30, 2004*, **

99.5	Agreement between Viragen, Inc. and Cancer Research Technology Limited, dated April 27, 2005*, **

99.6	Extension of Development, License and Collaboration Agreement between Roslin Institute (Edinburgh), ViraGenics, Inc. and Viragen, Inc., effective December 1, 2005)*, **

99.7	License, Development and Supply Agreement between Viragen, Inc. and Kuhnil Pharm. Co., Ltd., dated November 16, 2005*, **

99.8	Extension of Development, License and Collaboration Agreement between Roslin Institute (Edinburgh), ViraGenics, Inc. and Viragen, Inc., effective December 1, 2006)*, **

*	Filed herewith
**	Confidential treatment requested for certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended, which portions are omitted and filed separately with the Securities and Exchange Commission.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(6) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plantation, State of Florida, on July 25, 2006.

VIRAGEN, INC.

By:	/s/ Charles A. Rice
Charles A. Rice
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl N. Singer Carl N. Singer	Chairman of the Board of Directors	July 13, 2006

/s/ Charles A. Rice Charles A. Rice	President, Principal Executive Officer and Director	July 25, 2006

/s/ Dennis W. Healey Dennis W. Healey	Executive Vice President, Treasurer, Principal Financial Officer and Secretary	July 25, 2006

/s/ Nicholas M. Burke Nicholas M. Burke	Vice President, Controller and Principal Accounting Officer	July 25, 2006

/s/ Randolph A. Pohlman Randolph A. Pohlman	Director	July 12, 2006

/s/ Robert C. Salisbury Robert C. Salisbury	Director	July 21, 2006

/s/ Charles J. Simons Charles J. Simons	Director	July 14, 2006

Nancy A. Speck	Director

/s/ C. Richard Stafford C. Richard Stafford	Director	July 19, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement

4.8	Specimen Unit Certificate

4.9	Specimen Warrant Certificate

4.10	Form of Warrant Agreement between Mellon Investor Services, LLC and Viragen, Inc.

5.1	Opinion and Consent of Schneider Weinberger & Beilly LLP

10.84	Form of Unit Option Purchase Agreement between Viragen, Inc. and Dawson James Securities, Inc.

21.1	Subsidiaries of the registrant

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Schneider Weinberger & Beilly LLP (included as part of Exhibit 5.1)

99.1	Collaborative Research Agreement between Viragen, Inc. and Sloan-Kettering Institute for Cancer Research, dated February 1, 2002

99.2	Supply and Distribution Agreement between Viragen International, Inc., Viragen (Scotland) Ltd. and Arriani Pharmaceuticals S.A., dated May 27, 2003**

99.3	Supply and Distribution Agreement between Viragen International, Inc., Viragen (Scotland) Ltd. and Pentafarma, S.A., dated November 17, 2003**

99.4	License between Oxford BioMedica (UK) Limited and Viragen, Inc. effective June 30, 2004**

99.5	Agreement between Viragen, Inc. and Cancer Research Technology Limited, dated April 27, 2005**

99.6	Extension of Development, License and Collaboration Agreement between Roslin Institute (Edinburgh), ViraGenics, Inc. and Viragen, Inc. executed September 8, 2005, effective December 1, 2005)**

99.7	License, Development and Supply Agreement between Viragen, Inc. and Kuhnil Pharm. Co., Ltd., dated November 16, 2005**

99.8	Extension of Development, License and Collaboration Agreement between Roslin Institute (Edinburgh), ViraGenics, Inc. and Viragen, Inc. executed June 12, 2006, effective December 1, 2006)**

**	Confidential treatment requested for certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended, which portions are omitted and filed separately with the Securities and Exchange Commission.